UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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West Marine, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Dear Fellow Stockholders:
You are cordially invited to attend the 2016 Annual Meeting of Stockholders of West Marine, Inc. (the "Annual Meeting"):

Date and Time	May 26, 2016, 10:30 A.M. Pacific

Place	West Marine Support Center
500 Westridge Drive
Watsonville, California 95076

Proposals to be Voted On
(1) To elect eight directors named in our proxy statement for the Annual Meeting (this "Proxy Statement");

(2) To ratify the selection of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for our 2016 fiscal year ending December 31, 2016 ("2016 Fiscal Year");

(3) To approve, on an advisory basis, the compensation of our named executive officers;

(4) To approve the West Marine, Inc. Amended and Restated Omnibus Equity Incentive Plan; and

(5) To conduct any other business properly brought before the Meeting.

Eligibility to Vote	Stockholders of record at the close of business on March 28, 2016 may vote at the Annual Meeting.
We are providing our 2016 Proxy Statement and our 2015 Annual Report on Form 10-K for our year ended January 2, 2016 ("Annual Report" which, together with the Proxy Statement collectively are referred to as our “Proxy Materials”) to you over the Internet. This allows us to deliver the Proxy Materials to you in a fast and efficient manner, while reducing our impact on the environment. Accordingly, you will receive only a one-page, double-sided notice (the “Notice”), which is first being mailed to stockholders on April 15, 2016, regarding the Internet availability of our Proxy Materials. Please read the Notice and Proxy Materials, which give you relevant information about the formal items of business indicated above to be voted on at our Annual Meeting and provide you with instructions for accessing the Proxy Materials and for voting in person, via the Internet or by phone. The Notice also provides information on how you may obtain paper copies of our Proxy Materials free of charge, if you so choose.
Your vote is very important to us. Regardless of the number of shares you own, please vote.
Our Board of Directors recommends that you vote “FOR” each of the proposals (1) through (4).

Sincerely,
/s/ Barbara L. Rambo
Barbara L. Rambo Board Chair

Watsonville, California

April 15, 2016

500 Westridge Drive
Watsonville, California 95076-4100
(831) 728-2700

PROXY STATEMENT
2016 Annual Meeting of Stockholders

I.	GENERAL INFORMATION

Q: Why am I receiving these materials?
A: We have made the Proxy Materials available to you on the Internet or, upon your request, have delivered printed versions of the Proxy Materials to you by mail, in connection with soliciting your proxy to vote at our Annual Meeting.
Q: What is included in these materials?
A: The Proxy Materials consist of:

•	This Proxy Statement;

•	Our Annual Report; and

•	For those receiving printed versions, a proxy card.
Q: What does fiscal year mean?
A: Our fiscal year is the 52 or 53-week period that ends on the Saturday closest to December 31st. Our 2015 fiscal year was a 52 week period ending January 2, 2016 ("2015 Fiscal Year"). Unless otherwise stated, all information presented in this Proxy Statement is based on our 2015 Fiscal Year.
Q: What am I being asked to vote on at the Annual Meeting?
A: Our stockholders will vote on four proposals at the Annual Meeting (collectively, “Proposals”):

		Board's Recommendation	Votes Required for Approval
PROPOSAL 1:	Election of our Board of Directors ("Board" or, each member individually, a "Director"), each of whose terms will expire in 2016	FOR each nominee	Affirmative vote of the majority of the votes cast
PROPOSAL 2:	Ratification of our Audit and Finance Committee's selection of PwC as our independent registered public accounting firm ("Independent Auditors”) for our 2016 Fiscal Year	FOR	Affirmative vote of the majority of the votes cast
PROPOSAL 3:	Approval, on an advisory basis, of the compensation of our Named Executive Officers (or "NEOs")	FOR	Affirmative vote of the majority of the votes cast
PROPOSAL 4:	Approval of the West Marine, Inc. Amended and Restated Omnibus Equity Incentive Plan (the "Equity Incentive Plan")	FOR	Affirmative vote of the majority of the votes cast
Our Board strongly encourages you to exercise your right to vote on these matters. Your vote is important.
Q: Why did I receive a one-page Notice in the mail regarding the Internet availability of Proxy Materials instead of a full set of Proxy Materials?
A: Under rules adopted by the Securities and Exchange Commission (the “SEC”), we use the Internet as the primary means of furnishing our Proxy Materials to our stockholders, rather than mailing printed copies to each stockholder. We encourage our stockholders to take advantage of the availability of Proxy Materials on the Internet to help reduce costs associated with, and the environmental impact of, our Annual Meeting. Our Proxy Materials were first available for our stockholders to access online at www.envisionreports.com/wmar on April 15, 2016.
Q: What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
A: This means that your shares are registered differently and are held in more than one account. To ensure that all your shares are voted, please either vote each account over the Internet, by telephone, or sign and return by mail all proxy cards or voting instruction forms.
Q: How can I get electronic access to the Proxy Materials or a paper copy if I prefer?
A: The Notice provides you with instructions regarding how to view our Proxy Materials on the Internet and if you so choose, how to instruct us to send these and future Proxy Materials to you by email. Alternatively, you can request a paper copy of the

Proxy Materials. Requests for email or paper copies must be made by May 9, 2016 to facilitate timely delivery. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. If you choose to receive a paper copy of the Proxy Materials, you also can submit a preference to receive paper copies for future meetings. Your election to receive an email or a paper copy of proxy materials for future meetings will remain in effect until you change it.
Q: Where and when is the Annual Meeting?
A: Our Annual Meeting will be held at the corporate headquarters, which we call our support center ("Support Center"), located at 500 Westridge Drive, Watsonville, California, 95076, on May 26, 2016 at 10:30 a.m. Pacific Time.
Q: Who may vote at the Annual Meeting?
A: Only stockholders who owned shares of our common stock on March 28, 2016 (the “Record Date”) are entitled to vote at our Annual Meeting. On the Record Date, there were 24,827,616 shares of our common stock outstanding and entitled to vote.
Q: Is there a difference between a stockholder of record and a beneficial owner of shares held in street name?
A: Yes
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares, and the Notice (or Proxy Materials, if you requested a paper copy) was sent directly to you.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If, at the close of business on the Record Date, your shares were not held in your name, but rather in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and a Notice should have been forwarded to you by that organization. That organization is considered to be the stockholder of record for voting purposes and as the beneficial owner, you may instruct that organization on how to vote the shares in your account. Those instructions are contained in a “vote instruction form” that the organization holding your shares should send to you. We urge you to complete that form, particularly since, as noted below, the organization holding your shares cannot vote on non-routine matters, such as the election of our Director nominees, without your express authorization. Your vote is important.
Q: If I am a stockholder of record, how do I vote?
A: If you are a stockholder of record, there are four ways to vote:

BY INTERNET	BY PHONE	BY MAIL	ATTEND THE MEETING
:	(	+	?
Go to www.envisionreports.com/WMAR	Call toll-free 1-800-652-8683	Mark, date and sign your proxy card and return it by mail in the postage-paid envelope provided with the Proxy Materials.	Attend the Annual Meeting in person. We will give you a ballot when you arrive.
If you vote by telephone or over the Internet, you must do so by 11:00 p.m. Pacific Time the day before our Annual Meeting and you may incur costs such as telephone and Internet access charges for which you will be responsible. Delaware law permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of election can determine that such proxy was authorized by the stockholder. We use a control number to authenticate each registered stockholder, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded. If you choose to vote by mail, your vote must be received by 10:00 a.m., Pacific Time, on May 26, 2016.
Q: What constitutes a quorum and why is a quorum required?
A: Return of your proxy is important because a quorum is required, and a majority of the shares entitled to vote must be present in person or by proxy at our Annual Meeting to constitute a quorum. Your shares will be counted for purposes of determining if there is a quorum if you are entitled to vote and you are present in person at the Annual Meeting or, if you have properly voted on the Internet, by telephone or by submitting a proxy card or vote instruction form by mail. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. In addition, because this Proxy Statement includes a “routine” management Proposal related to the ratification of the selection of our Independent Auditors, shares represented by proxies that vote on routine matters, but not on non-routine matters, also will be counted in determining whether there is a quorum present. If a quorum is not present, the Annual Meeting will be adjourned or postponed until a quorum is obtained.
Q: How are proxies voted?
A: All shares represented by valid proxies received prior to our Annual Meeting will be voted and, where a stockholder specifies his or her choice with respect to any Proposal, the shares will be voted in accordance with those instructions.
Q: What happens if I do not have specific voting instructions?
A: Stockholders of Record. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders, Barbara L. Rambo and Matthew L. Hyde, will vote your shares in the manner recommended by our Board on all Proposals and they may determine in their discretion any other matters properly presented for a vote at our Annual Meeting.
Beneficial Owners of shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. As a result, if that organization does not receive voting instructions from you on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This generally is referred to as a “broker non-vote.”
Q: Which Proposals are considered “routine” or “non-routine” under applicable rules?
A: The ratification of the selection of our Independent Auditors for our 2016 Fiscal Year is a matter considered routine, but the election of Directors, the non-binding advisory resolution approving the compensation of our NEOs (commonly referred to as "Say-on-Pay"), and the vote on our Equity Incentive Plan are matters considered “non-routine.”
Q: What is the voting requirement to approve each Proposal?
A: Of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote, the affirmative vote of the majority of the votes cast is required to approve each Proposal.
Q: How are broker non-votes and abstentions treated?
A: Only “FOR” and “AGAINST” votes are counted. Broker non-votes and abstentions will have no effect on the vote.
Q: Can I change my vote after I have delivered my proxy?
A: Yes. You may revoke your proxy and change your vote at any time before the final vote at our Annual Meeting by changing your vote on a later date via the Internet or by telephone, by signing and returning a new proxy card or vote instruction form with a later date, or by attending our Annual Meeting and voting in person. Your attendance alone will not automatically revoke your proxy unless you properly vote at our Annual Meeting or specifically request that your prior proxy be revoked by delivering to our Secretary, at 500 Westridge Drive, Watsonville, CA 95076, a written notice of revocation prior to the Annual Meeting.
Q: Who will serve as the inspector of election?
A: A West Marine representative will serve as the inspector of election.
Q: Is my vote confidential?
A: Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within West Marine, Inc. (the "Company" or "West Marine"), or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation and certification of votes and to facilitate a successful proxy solicitation.
Q: Where can I find the voting results of the Annual Meeting?
A: The preliminary voting results will be announced at our Annual Meeting and the final voting results will be tallied by our inspector of election and published in a Current Report on Form 8-K.
Q: Who is paying for the cost of this proxy solicitation?
A: West Marine will pay all expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders.
Q: What is the deadline to propose actions for consideration or to nominate individuals to serve as Directors at the 2017 annual meeting of stockholders?
A: Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company's Proxy Materials.

Our 2017 annual meeting of stockholders (“2017 Annual Meeting”) is anticipated to be held in May 2017. Any stockholders who intend to present proposals at, and who wish to have them included in the proxy statement for the 2017 Annual Meeting, must ensure that such proposals are addressed to West Marine at the address stated above and received no later than December 16, 2016. All such proposals will need to comply with our Bylaws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which list the requirements for the inclusion of stockholder proposals in Company-sponsored proxy materials.

Requirements for Stockholder Proposals to Be Brought Before the 2017 Annual Meeting and Director Nominations.
Any stockholder proposals that a stockholder intends to present at the 2017 Annual Meeting, other than through the inclusion in the proxy materials, should be received no earlier than 90 days and no later than 120 days prior to the corresponding date on which the annual proxy statement is mailed in connection with our most recent annual meeting. Any stockholder wishing to submit a proposal at the 2017 Annual Meeting must include the information required by our Bylaws.
Q: May I request a printed copy of the Annual Report?
A: We will provide, upon request and without charge to each stockholder receiving the Notice or a paper copy of the Proxy Materials, a copy of our Annual Report. Copies can be obtained by writing to our Secretary at 500 Westridge Drive, Watsonville, California, 95076.

II. DIRECTOR MATTERS

DIRECTOR REFRESH PRACTICES AND SUCCESSION PLANNING
Our Nomination and Governance Committee regularly evaluates Board succession planning, including Board refreshment practices and leadership structure, to ensure that the Board and its standing committees (each, a "Committee") include the right balance of tenured Directors, who provide continuity and historical perspective, and new Directors, who bring a fresh perspective. Over the past several years, we have added new independent Directors to infuse the Board with relevant experience that supports our changing business strategy and operating environment. The Nomination and Governance Committee's succession planning process is on-going and throughout the year, our Committee strives to maintain a continuous pipeline of highly qualified Director candidates with particular attributes, experience and skills designed to enhance the Board’s effectiveness and to achieve the Company’s business objectives. Our commitment to Board refreshment has been demonstrated through our Board's robust assessment and succession planning efforts as follows:

BOARD REFRESH PRACTICES: A Well-balanced, Independent and Evolving Board
New Independent Board Chair	❖
In 2015 Barbara L. Rambo (our former Lead Independent Director) succeeded Randy Repass (our "Founder" and/or "Affiliated Director") as Board Chair ("Board Chair"). This change further supports strong, independent Board leadership and functioning.

Board Independence	❖	75% of our Directors are independent to ensure the integration of good corporate governance practices.
Strong Board Diversity	❖	Three of our eight Directors are female, demonstrating our commitment to building a diverse Board that reflects the whole breadth of our stakeholders: stockholders; customers; and associates.
Committee Rotation	❖	Our Board also rotated Committee Members during 2015 to more closely align business, financial and governance expertise with Committee oversight responsibilities.
Director Succession	❖	Over the last several years, we have added new independent Directors to infuse the Board with relevant experience that supports our evolving business strategy and operating environment.
Balanced Director Mix	❖	We believe our Director nominees bring a balance of experience and fresh perspective to our boardroom, with a varied mix of strategic planning, retail, financial and operational expertise.
Director Dashboard:
We believe our current Board composition strikes the right balance in terms of size, independence, diversity, expertise and average tenure (five years, excluding our Founder, for our 2015 Fiscal Year). Also see the section entitled "Director Nomination Guidelines and Process" below.

ANNUAL BOARD AND COMMITTEE EVALUATIONS
To ensure that we evaluate whether our Board composition needs to change as our business changes, we annually ask all Board and Committee members to reply to anonymous evaluation questionnaires designed to assess the experience, skills, qualifications, contributions, effectiveness, overall performance of the Board and each Committee and identify improvement opportunities. All of the Board and Committee self-evaluations are performed annually. Our Board and Committee members then discuss the results of these evaluations at their next respective meetings, during which comments with respect to both the full Board and any Committee on which the Director serves are solicited regarding Board and Committee dynamics, and how the Board and/or particular Committee can improve its oversight of key functions, including associate development, the Company's strategic direction and financial performance and other major issues with respect to risk, integrity, reputation and governance. In particular, for both the Board and the relevant Committee, the process helps to solicit ideas from Directors about improving issue prioritization, improving quality of management presentations, improving the quality of Board and/or Committee discussions on key matters, developing actions for areas called out as needing improvement, identifying specific issues which should be discussed in the future, and identifying any other matter of importance to Board or Committee functioning. Starting in 2016, the Board Chair will augment the evaluation process by seeking peer feedback on Board members through an interview with each Director, after which the Board Chair will report any concerns raised to the Nomination and Governance Committee, as appropriate, and separately or with the Nomination and Governance Committee Chair, discuss this feedback with each Director, as applicable.
We plan to continue to conduct evaluations each year and to periodically modify our procedures to ensure that we receive candid feedback and are responsive to future developments and suggestions from our Directors. In addition, these evaluations help identify gaps, if any, in skills on the Board or a Committee, to inform the Nomination and Governance Committee's recommendations for re-nomination of incumbent Directors and for Board succession planning needs.

DIRECTOR NOMINATION GUIDELINES AND PROCESS

ANNUAL DIRECTOR TERMS
Our Directors are elected for a one-year term. Our Bylaws permit our Board to change its size and to appoint Directors between annual stockholder meetings. Our Committee uses the same process to evaluate whether to recommend for re-election incumbent directors who, along with any new nominees, must stand for re-election by our stockholders at each annual meeting.

DIRECTOR CANDIDATE CONSIDERATIONS
In recommending Director nominees, our Nomination and Governance Committee has developed certain general and specific guidelines to assist in developing a Board and its Committees that are comprised of experienced and seasoned advisors.
General Considerations:
Our Nomination and Governance Committee generally evaluates candidates: who have demonstrated high character and integrity in their personal and professional life; have experience that is relevant to the Company; who demonstrate a commitment to overseeing and fostering sound, long-term growth; who have exercised good business judgment; and who have the ability and willingness to devote the necessary amount of time to the affairs of the Company. Also considered are: the independence, skills, expertise and corporate experience of the candidate; the current composition of our Board; the balance of management and independent Directors; and the needs for any Committee expertise.
Specific Considerations:
Our Nomination and Governance Committee also considers specific attributes of Director candidates, including: a Director's experience with other businesses and organizations of comparable size and industry sector; the interplay of the candidate's experience with the experience of other Board members; and the candidate's financial literacy, boating experience and other special talents or personal attributes which would make the candidate a desirable addition to the Board and any Committee.
Diversity:
Our Board is comprised of women and men of differing backgrounds, educations, ages, skills, business and other experiences, contributing to a highly engaged, diverse Board. In considering nominees, our Nomination and Governance Committee believes that diversity (including factors such as race, ethnicity, gender, age and geographic orientation, as well as diversity of opinions, perspectives, and professional and personal experience) is an important factor in determining the composition of the Board. Although our Nomination and Governance Committee does not have a formal diversity policy, the Committee and our Board have demonstrated the importance of diversity, with the appointments of Messes. Rambo, Richter and Shi, who bring not only gender diversity, but also their business experience and expertise to the Board.

Incumbent Directors:
When evaluating an incumbent Director for re-election, our Board will also consider, among other factors, the length of service, attendance, preparedness, participation and candor of the individual, as well as the individual's recent service as a Director in light of the above-mentioned criteria.
Source of Director Candidates:
Various potential candidates for Director may come to the attention of our Nomination and Governance through current Board members, professional search firms, our associates, stockholders or other industry sources. Candidates are evaluated at regular or special Committee meetings and may be considered at any time during the year. The current slate of Director nominees consist only of incumbent Directors. As a result, no third party search firms were used in connection with any Director nominations for the Annual Meeting and, therefore, no fees were paid.
Stockholder Nominations:
Our Nomination and Governance Committee also will consider qualified nominees recommended by stockholders who may submit recommendations to our Secretary at West Marine, Inc., 500 Westridge Drive, Watsonville, CA 95076. Director nominees recommended by our stockholders will be evaluated in the same manner as any other Director nominee.
Any stockholder of the Company may nominate one or more persons for election as a Director of the Company at an annual meeting if the stockholder complies with the required notice, information and consent provisions contained in the Company's Bylaws. Our Nomination and Governance Committee may require that the proposed nominee furnish the Committee with other information as it may reasonably request to assist it in determining the eligibility of the proposed Director nominee. For more information, see the "General Information - Q&A: What is the deadline to propose actions for consideration or to nominate individuals to serve as Directors at the 2017 annual meeting of stockholders?" above. Our Secretary will send a copy of the Bylaws to any interested stockholder who requests them.
To date, no stockholder who is not also a Director, or any group of stockholders owning more than 5% of West Marine's common stock for at least one year, have put forth any Director nominees or other stockholder proposals.

DIRECTOR NOMINATION PROCESS AND PROCEDURES
As to each candidate that our Nomination and Governance Committee believes merits consideration, the Committee will gather information concerning the background, qualifications and appropriate references of the candidate, including information concerning the candidate required to be disclosed in the proxy statement under SEC rules; and any relationship between the candidate and the person or persons recommending the candidate. The Committee then will engage in the screening and nomination process and upon completion, our Board determines the nominees taking into account the Committee's recommendation.
Director Nomination Process Flow

Assess Needs/ Initiate Search

Nomination & Governance Committee ("N&GC") Assessment

Consider:

- Size of the Board
- Current Skills & New Expertise Required
  - Develop Profile/Competency Matrix: skills, experience & attributes ("Assessment Matrix")
- Board Diversity
- Independence
- Succession Planning

Initiate Search

- N&GC may form a Search Committee
- Lead generation may be from:
  - Fellow Directors
  - West Marine Associates
  - Trade Organizations
  - Professional Search Firms

Director Candidate Lead Follow-Up

- Initial Responses are sent to Search Committee (or N&GC if no Search Committee is formed)
- Initial screening of prospective candidate(s) is by Search Committee (or N&GC, as applicable)

Screening Process

Search Committee/N&GC Chair Pre-Screening

- Work with General Counsel:
  - Check Conflicts of Interest
  - Check Independence
  - Check Number Public Co Boards
- May request more information and/or pre-screen potential candidates by a phone or in-person interview

Search Committee Interviews

- Search Committee (or N&GC, as applicable) interviews qualified potential candidates
- Evaluate each candidate using the criteria in the Assessment Matrix

Search Criteria Qualification & Reference Check

- Evaluate each candidate
- Review background info. to be included in the proxy statement
- Conduct a reference check

Background Check & Independence Determination Search Committee:

- Review Independence Questionnaire to ensure candidate meets requirements
- Conduct Background Check
- Present findings to Chairs of Board and N&GC
- Proceed to nomination phase

Nomination

N&GC Consideration

- N&GC reviews candidate information
- If candidate(s) is considered for Audit & Finance Committee, confirm financial literacy and/or expertise

N&GC Recommendation

- N&GC recommends candidate appointment to Board via one of following:

N&GC Recommendation documented via Unanimous Written Consent

or

N&GC Recommendation documented via meeting (phone or in-person)

N&GC Recommends Nomination to Board

- N&GC recommendation is documented in signed UWC or Meeting Minutes
- N&GC Chair coordinates with Board Chair to recommend director appointment by full Board

Appointment

Board Review & Approval

- Board considers director qualifications and recommendation from N&GC

Board Appointment

- Board appoints director to Board and any standing Committee pursuant to Company's Bylaws via:

Board Approval documented via Unanimous Written Consent

or

Board Approval documented via meeting (phone or in-person)

Process Completion

- Appointment of director is documented in signed UWC or minutes
- **Director Appointment Completed**
- GC files 8-K with SEC

Board Succession

- N&GC/Board maintains list of potential candidates for Board succession planning needs

☑	PROPOSAL #1: ELECTION OF DIRECTORS
West Marine's Bylaws authorize our Board to determine the size of the Board and to fill vacancies. Currently, our Board is comprised of eight Directors who serve one-year terms and are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws.
The eight Directors named below are all incumbent Directors standing for re-election at this year's Annual Meeting and were elected by stockholders at our 2015 Annual Meeting of Stockholders (the "2015 Annual Meeting").
Our Board has no reason to believe that any nominee for Director would be unable or unwilling to serve as a Director, if elected. If at the time of the Annual Meeting, or any adjournment or postponement thereof, any nominee is unable or unwilling to serve as a Director, the persons named as proxies intend to vote for such substitute nominee as may be nominated by our Nomination and Governance Committee and approved by our Board or as otherwise directed by our Board, unless directed by the stockholder to do otherwise.

DIRECTOR QUALIFICATIONS AND EXPERIENCE; DIRECTOR NOMINEES
West Marine requires its Directors to possess the experience and skills necessary to oversee the management of the Company in the interest of West Marine and its stockholders. Our Nomination and Governance Committee and our Board will consider, among other factors, the experiences, qualifications, attributes and skills of each new candidate or incumbent Director in nominating them for election at each annual meeting. For more information see "Director Refresh Practices and Succession Planning and Director Nomination Guidelines and Process" above.
The following chart sets forth the description of each Director nominee for election at our Annual Meeting, including his or her biographical information, qualifications and skills considered and each nominee's current occupation, employment history, business experience, public company director positions held and information regarding involvement in certain legal or administrative proceedings, if applicable, that caused our Nomination and Governance Committee to recommend, and our Board to conclude, that each Director should serve on the Board.
BOARD NOMINEES

Barbara L. Rambo	West Marine Director since: 2009 Age: 63 Independent Board Chair	West Marine Committee Service: None	Other Public Company Boards: 1 PG&E Corporation Board Member Chair - Finance Committee Member - Compensation Committee Member - Nominating and Governance Committee Member - Executive Committee
Employment Experience
Since October 2009, Ms. Rambo has served as the Chief Executive Officer of Taconic Management Services, a management consulting and services company. Prior to joining Taconic Management Services, she was Chief Executive Officer, Vice Chair and a director of Nietech Corporation (payments technology company) during the period 2001 to 2009, and Chief Executive Officer of OpenClose Technologies (financial services technology company) during the period 2000 to 2002. Ms. Rambo previously held various executive and management positions at Bank of America, including head of national commercial banking. She has developed skills in corporate finance, capital markets, sales, strategic planning, marketing, operations and executive management.

Qualifications for Board Service
Ms. Rambo is being re-nominated as a Director because of the depth of her executive management and leadership experience with companies in the financial services and technology sectors. Prior to being appointed as the Board's Chair in May of 2015, Ms. Rambo previously served as West Marine's Lead Independent Director. Her experience in serving on other public company boards, as well as her wealth of knowledge in the areas of corporate finance, strategic planning, capital markets, governance and risk management, help guide the Board and management in the execution of West Marine's strategic objectives.

Boating Experience Ms. Rambo is a sculler and sails in San Francisco and the Caribbean.

BOARD NOMINEES (CONT'D)

Matthew L. Hyde	West Marine Director since: 2012 Age: 53 CEO	West Marine Committee Service: None	Other Public Company Boards: 1 Zumiez Inc. Board Member Member - Governance/Nominating Committee Member - Compensation Committee
Employment Experience
Mr. Hyde has served as our Chief Executive Officer ("CEO") and President since June 2012. Previously, he was the Executive Vice President of Recreational Equipment Inc. (“REI”), a retailer and online merchant of outdoor gear and equipment. Beginning his career with REI in 1986, Mr. Hyde held various positions, and just prior to joining West Marine, as REI's Executive Vice President, he oversaw the marketing, e-commerce and direct sales, real estate, store development, retail and customer experience functions. Mr. Hyde previously led REI's online division, championing its award-winning omni-channel strategy.

Qualifications for Board Service
Mr. Hyde's specialty retail background, along with his online retail, brand-building, marketing, merchandising and operational expertise, provide valuable insight to our Company and our Board. In addition, Mr. Hyde's service on the board of a leading omni-channel specialty retailer of action sports related apparel, footwear, equipment and accessories not only aligns well with West Marine's merchandise expansion strategy, but also provides comparative expertise for our operational plans as well as for our compensation and leadership development programs.

Boating Experience
Mr. Hyde has been boating all of his life from fishing with his family on a wooden skiff, to kayaking, to an annual trek to Alaska to go salmon fishing. Mr. Hyde owns a sailboat and enjoys sailing on the Monterey Bay.

Randolph K. Repass	West Marine Director since: 1968 Age: 72 Founder and Affiliated Director	West Marine Committee Service: None	Other Public Company Boards: 0
Employment Experience
Mr. Repass served as Chairman from 1968 until May 2015. He served as West Marine's Chief Executive Officer from 1968 to April 1995 and from July 1998 to November 1998, and as President from 1968 to 1990 and from August 1993 to March 1994.

Qualifications for Board Service
Mr. Repass, as the Founder of West Marine and one of its major stockholders, defines the Company and its mission statement and values. He is being re-nominated as a Director because his vision, knowledge of the industry, understanding of the business and our customers' needs, combined with his strategic insight, are invaluable in helping our Board and management in realizing our mission, in balancing short and long term goals, and in enhancing value for all of our stockholders.

Boating Experience Mr. Repass has an extensive boating background, including sailboat racing and cruising on sail and power boats.

BOARD NOMINEES (CONT'D)

Alice M. Richter	West Marine Director since: 2005 Age: 62 Independent Director	West Marine Committee Service: Chair - Nomination and Governance Committee Member - Audit and Finance Committee Financial Expert	Other Public Company Boards: 1 G&K Services, Inc. Board Member Chair - Audit Committee
Employment Experience
Ms. Richter was a certified public accountant with KPMG LLP for 26 years, until her retirement in June 2001. She joined KPMG's Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at KPMG, Ms. Richter served as the National Industry Director of KPMG's U.S. Food and Beverage practice, had three years of international experience, and also served as a member of the Board of Trustees of the KPMG Foundation from 1991 to 2001.

Qualifications for Board and Committee Service
Ms. Richter is being re-nominated as a Director because of her long career in public accounting and expertise in the accounting and finance areas, including a client-base in the retail industry, her experience in international operations, her service on another public company board, and her experience in reviewing internal controls, tax saving strategies, potential fraud, acquisitions and reorganizations. She possesses a keen understanding of complex financial accounting issues, which provides the Board with an overall business and financial leadership perspective. In addition, Ms. Richter has vast experience in financial planning and investment and capital structure strategies, along with risk management and compliance matters. In 2015, in connection with periodic rotation of our Committee structure, Ms. Richter was appointed Chair of our Nomination and Governance Committee, continues as a member of our Audit and Finance Committee, where she serves as a second financial expert along with Mr. Olsen. Ms. Richter also received her Board Leadership Fellow certification from the National Association of Corporate Directors.

Boating Experience Ms. Richter is an avid water skier and an enthusiastic angler - particularly for freshwater walleye. She is never far from a boat.

Dennis F. Madsen	West Marine Director since: 2010 Age: 67 Independent Director	West Marine Committee Service: Chair - Compensation and Leadership Development Committee Member - Nomination and Governance Committee
Other Public Company Boards:  1

Alaska Air Group (including subsidiaries Alaska Airlines and Horizon Airlines)

Board Member

Member - Compensation and Leadership Development Committee

Member - Audit Committee

Employment Experience
Mr. Madsen served as President and Chief Executive Officer of REI from April 2000 to March 2005. Mr. Madsen also served as REI's Executive Vice President and Chief Operating Officer from 1987 to March 2000, and prior to that, he held numerous positions throughout REI.

Qualifications for Board and Committee Service
Mr. Madsen is being re-nominated as a Director because, among his other qualifications, he has demonstrated proven leadership capability and knowledge of the complex operational and financial issues facing an organization such as West Marine. His experience on other public company boards, and in leading a customer-service driven organization, and his knowledge of compensation and governance trends and best practices, also makes him a valuable contributor in all operational risks and strategies facing West Marine, and in executive compensation and leadership development.

Boating Experience
Mr. Madsen has spent the last 25 years sailing throughout the Pacific Northwest and Canadian waters. Previously spending five years as a live-aboard, Mr. Madsen has a keen understanding of boater needs and lifestyle.

BOARD NOMINEES (CONT'D)

Christiana Shi	West Marine Director since: 2011 Age: 56 Independent Director	West Marine Committee Service: Member- Compensation and Leadership Development Committee Member - Audit and Finance Committee	Other Public Company Boards: 1 (as of January 2016) Mondelez International Board Member
Employment Experience
Ms. Shi has been the President of NIKE Global Direct-to-Consumer since 2013. In this role, Ms. Shi leads all of NIKE's retail business around the world, including digital commerce, NIKE Stores, NIKE Factory Stores and partner retail. Prior to this, from April 2012 through June 2013, Ms. Shi served as Vice President and General Manager of NIKE, Inc. Global E-Commerce. In that role, she was responsible for the performance and growth of Nike.com around the world, including merchandising, experience design, consumer services, and digital commerce technology. From November 2010 through March 2012, Ms. Shi was the Vice President and Chief Operating Officer of NIKE's global direct-to consumer division. In this role, she was responsible for the division's global store, real estate, finance, information technology and supply chain operations. From 2000 to 2010, Ms. Shi was a director and senior partner of McKinsey & Company, Inc., a global management consulting firm, and she was a principal (partner) at McKinsey from 1994 to 2000. Prior to 1994, she held numerous positions throughout McKinsey. From 1981 to 1984, Ms. Shi held numerous positions at Merrill Lynch & Company, Inc.

Qualifications for Board and Committee Service
Ms Shi is being renominated to the Board because of her eCommerce knowledge and extensive retail experience, including retail operations, finance, information technology and supply chain operations. As President of NIKE Global Direct-to-Consumer business, her past roles as Chief Operating Officer of NIKE's Direct-to-Consumer division, and as a former partner at McKinsey & Company, Ms. Shi has a unique global perspective acquired through 20 years of work on four continents across an extensive array of consumer brands and retail operations. Further, her expertise in category strategy, new concept development, store operations, inventory management, performance transformation and the direct/e-Commerce business makes her well-qualified to serve on our Board and as a member of our Audit and Finance and Compensation and Leadership Development Committees.

Boating Experience Ms. Shi is an enthusiastic sailor and boater.

James F. Nordstrom, Jr.	West Marine Director since: 2012 Age: 43 Independent Director	West Marine Committee Service: Member- Compensation and Leadership Development Committee Member - Nomination and Governance Committee	Other Public Company Boards: 0
Employment Experience
Mr. Nordstrom has been an Executive Vice President of Nordstrom, Inc. since February, 2005 and in May 2014, he was also appointed President of Stores. Mr. Nordstrom served as President of Nordstrom Direct from February 2005 to May 2014. He previously served as Corporate Merchandise Manager of Children's Shoes from May 2002 to February 2005, as a Project Manager for the design and implementation of Nordstrom's inventory management system from August 1999 to May 2002, and as a Store Manager in Los Angeles, California, from December 1997 to August 1999. He has been employed by Nordstrom, Inc. since 1986.

Qualifications for Board and Committee Service
Mr. Nordstrom is being re-nominated to the Board because his eCommerce insights and expertise, coupled with his extensive executive and operational experience, provides us with information and advice on our store optimization and eCommerce strategies and other matters relevant to the retail industry. In addition, as one of the industry's leading spokesmen, Mr. Nordstrom's expert guidance is sought by our management and Board on omni-channel retailing, as we continue to evolve and grow our business. Additionally, his senior executive status provides our Compensation and Leadership Development Committee with key insights into relevant compensation practices in the retail industry and in executive development.

Boating Experience
Mr. Nordstrom grew up boating in the San Juan Islands and British Columbia with his family, and has continued that tradition with his wife and children aboard their 36 foot sports fisher.

BOARD NOMINEES (CONT'D)

Robert D. Olsen	West Marine Director since: 2013 Age: 63 Independent Director	West Marine Committee Service: Chair - Audit and Finance Committee Financial Expert	Other Public Company Boards: 0
Employment Experience
Between 2000 and his retirement in January 2013, Mr. Olsen worked in numerous roles at AutoZone, Inc. Most recently, Mr. Olsen served as Corporate Development Officer, Customer Satisfaction. In this role, he was responsible for the Mexico and ALLDATA businesses and strategic growth initiatives that included AutoZone's store expansion into Brazil and ALLDATA's entry into Europe. He previously served as Executive Vice President, Store Operations, Commercial, Mexico and ALLDATA from 2007 to 2009, as Executive Vice President, Supply Chain, IT, Mexico and Store Development from 2005 to 2007, as Senior Vice President, Mexico and Store Development from 2001 to 2005, and as Senior Vice President, Planning and Store Development from 2000 to 2001. Prior to that, Mr. Olsen was Executive Vice President and Chief Financial Officer for Leslie's Poolmart, a specialty retailer of swimming pool supplies and accessories from 1993 to 2000. From 1990 to 1993, he served as Executive Vice President and Chief Financial Officer of Tuneup Masters, a California-based chain of quick tuneup and lube outlets. Prior to that, he held various positions at AutoZone, including the role of Senior Vice President, Finance Administration and Chief Financial Officer, and at Pepsico.

Qualifications for Board and Committee Service
Mr. Olsen is being re-nominated to our Board because, in addition to his broad-based retail operational experience, he brings a hard goods retailing perspective to the Board. Additionally, in 2015, in connection with periodic rotation of our Committee structure, Ms. Olsen was appointed Chair of our Audit and Finance Committee, where he serves as a second financial expert along with Ms. Richter. Mr. Olsen's prior experience in key strategic and operational roles, as well as his experience as a Chief Financial Officer, make him well qualified to serve on the Board and as the Chair of our Audit and Finance Committee.

Boating Experience Mr. Olsen enjoys pleasure boating and fishing with his family and friends on Pickwick Lake in Tennessee.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES NAMED ABOVE.

BOARD AND COMMITTEE STRUCTURE AND PRINCIPLE FUNCTIONS

ROLE OF THE BOARD; CORPORATE GOVERANCE PRINCIPLES
Our Board and our management team have long believed that good governance is important to ensure that West Marine is managed for the long-term benefit of our stockholders and have put into place good business practices designed to support this commitment and to maintain the highest level of governance. See "Corporate Governance" below, which further describes the framework for governance of West Marine.

BOARD AND COMMITTEE INDEPENDENCE
Our Board believes that a majority of its members should be independent. Annually (or sooner if circumstances warrant) our Board considers all relevant facts and circumstances related to transactions and relationships between each Director (and his or her immediate family and affiliates) and West Marine and its management to determine whether any such relationships or transactions would prohibit an incumbent Director from being able to exercise independent judgment in carrying out the responsibilities of a Director.
Our Board affirmatively determined that that: (i) six (Messrs. Madsen, Nordstrom and Olsen and Mmes. Rambo, Richter and Shi) of our eight Director nominees (or 75%) qualify as independent Directors, as defined by the applicable NASDAQ listing standards, SEC rules and other applicable law; (ii) each member of our Compensation and Leadership Development Committee meets the heightened independence requirements of Rule 10C-1 of the Exchange Act; (iii) each member of our Audit and Finance Committee meets the heightened independence requirements of Section 10A(m)(3) of the Exchange Act; and (iv) Mr. Olsen and Ms. Richter both qualify as financial experts under SEC rules. In this regard, our Board considered the following:

◦
Ms. Richter's son was hired in 2014 as an audit manager in PwC's Minneapolis, Minnesota offices. PwC serves as the Company’s Independent Auditors. In reviewing this relationship, the Board considered that Ms. Richter’s son is not a current partner, nor did he at any time work on West Marine's audit. As a result, the Board concluded that this relationship would not interfere with Ms. Richter's ability to exercise independent judgment in carrying out her responsibilities as a Director, Chair of the Nomination and Governance Committee and/or member of the Audit and Finance Committee.

◦
In 2015, our Company entered into an agreement with Hurley International, a division of Nike, Inc. The Company's merchandising department has been pursuing this brand for some time due to its surf apparel and accessories that appeal to a younger demographic. The negotiations were conducted at arms' length and Hurley signed West Marine's Standard Vendor Terms and Conditions offered to all merchandise vendors. As the contract was entered into in late December, there were $0 purchases of Hurley products by West Marine and therefore $0 payments were made to Hurley in our 2015 Fiscal Year. Moreover, although Ms. Shi is an executive officer of Hurley's parent company, she does not receive any payments from, nor does she have any other direct or indirect interest in, the merchandising transactions between Hurley and the Company. Accordingly, our Board concluded that this relationship would not interfere with Ms. Shi's ability to exercise independent judgment in carrying out her responsibilities as a Director, member of the Nomination and Governance Committee and/or member of the Audit and Finance Committee.

BOARD, COMMITTEE AND STOCKHOLDER MEETING ATTENDANCE
Each Director is expected to attend and participate in, either in person or by means of telephonic conference, all scheduled Board meetings, Committee meetings and our annual meeting of stockholders, absent extraordinary circumstances. All of our Directors attended our 2015 Annual Meeting. Additionally, the number of Board and Committee meetings held during our 2015 Fiscal Year is set forth below, and each Director attended at least the percentage of the meetings of the Board and each Committee indicated as follows:

Meeting Type	# of Meetings held in 2015	% Attended in 2015
Board of Directors	5	80%
Audit and Finance Committee	9	89%
Compensation and Leadership Development	5	80%
Nomination and Governance	4	100%

COMMITTEE STRUCTURE, PRINCIPLE FUNCTIONS AND CHARTERS

•	Pursuant to our Bylaws, our Board has established three standing Committees:

◦
Nomination and Governance Committee (comprised of our independent Directors who are seasoned West Marine Directors with experience in corporate governance matters, including refresh and succession planning practices);

◦	Audit and Finance Committee (comprised of our independent Directors who are financially literate with public audit committee and/or other relevant business experience); and

◦	Compensation and Leadership Development Committee (comprised of our independent Directors who are active executives and/or have other public company compensation committee experience).

•	Each Committee meets at least quarterly.

•	Each Committee may retain and oversee the work of advisors it may deem appropriate:

◦	Our Audit and Finance Committee has determined the independence of, and selected PwC to serve as, our Independent Auditors for our 2016 Fiscal Year; and

◦
Our Compensation and Leadership Development Committee retained a compensation consultant ("Compensation Adviser") employed by Frederic W. Cook & Co., Inc. ("FW Cook"), who is independent of West Marine and management. The Compensation Adviser provides no services to West Marine other than consulting services provided to the Committee.

•
The Board has adopted a written Charter for each Committee and each updated Charter was approved by our Board in March of 2016. The following table reflects the membership of each Committee for our 2015 Fiscal Year and a summary of each Committee's functions as set forth in its respective Charter. The full Charters can be accessed, free of charge, at http://www.westmarine.com under “Investor Relations - Corporate Governance” and are available in print to any stockholder who submits a written request to our Secretary at 500 Westridge Drive, Watsonville, California, 95076.

NOMINATION AND GOVERNANCE COMMITTEE
Alice M. Richter	Chair
Dennis F. Madsen	Member
James F. Nordstrom, Jr.	Member
COMMITTEE FUNCTIONS
The Nomination and Governance Committee serves as the Board's representative as follows:
- Oversees Board structure, leadership appointments and succession planning, including periodically evaluating the composition, organization, size and governance of the Board and its Committees;
- Reviews guidelines and procedures for evaluating new and incumbent Director nominees and, in accordance with such guidelines, identifies, screens and recommends Director nominees and Committee and Chair appointments to the Board;
- Reviews and evaluates all stockholder proposals submitted to the Company and recommend to the Board appropriate action;
- Reviews annually and recommends to the Board revisions to the Company's Governance Principles, Code of Ethics, and
  other corporate governance policies/practices;
- Oversees the performance evaluation process for the Board and each of its Committees, including an assessment of the
  Nomination and Governance Committee's own performance annually;
- Oversees the process for Director development, including the Director orientation program and on-going training;
- Assesses the adequacy of the Committee's Charter annually; and
- Monitors risks associated with corporate governance matters and coordinates risk oversight activities for each of the
   Committees. (See also “Corporate Governance - Risk Management Oversight” below).

AUDIT AND FINANCE COMMITTEE
Robert D. Olsen	Chair and Financial Expert
Alice M. Richter	Member and Financial Expert
Christiana Shi	Member
COMMITTEE FUNCTIONS
The Audit and Finance Committee serves as the Board's representative as follows:
- Reviews the Company's accounting and financial reporting processes;
- Reviews the design, operation and effectiveness of the Company's disclosure controls and procedures and internal control over financial reporting, including changes, if any, in internal control over financial reporting;
- Reviews the qualifications, performance and independence of the Independent Auditors;
- Reviews the internal audit function ("Internal Auditor"), including performance, reports and internal audit results;
- Reviews the Company's oversight and compliance of legal and regulatory requirements;
- Reviews the Company's financial plans, capital structure and key investment objectives and strategies;
- Reviews reports from the Company's senior financial management, disclosure committee, legal counsel, Internal Auditor and/
  or Independent Auditors on significant accounting developments, emerging trends and other relevant matters;
- Reviews and pre-approved all audit and non-audit fees and services to be provided by the Independent Auditors;
- Reviews and approve all related party transactions;
- Oversees compliance with the Company's Whistleblower Policy and Procedures;
- Assesses the adequacy of the Committee's performance, and its Charter annually;
- Prepares the Committee report required for the annual proxy statement;
- Reviews and make recommendations to the Board concerning the Company's financial plans, capital structure, policies and budgets; and
- Reviews the Company's policies and practices with respect to major risk exposures, including strategic, financial, regulatory and operational risks. (See also “Corporate Governance - Risk Management Oversight” below).

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
Dennis F. Madsen	Chair
Christiana Shi	Member
James F. Nordstrom, Jr.	Member
COMMITTEE FUNCTIONS
The Compensation and Leadership Development Committee serves as the Board's representative as follows:
- Annually reviews and approves the Company's compensation plans, programs, philosophy, strategy, goals and objectives, including setting performance goals and objectives for our compensation programs (see "Compensation Discussion and Analysis-
  Executive Summary" and "Executive Compensation Philosophy and Principles");
- Annually reviews and approves the compensation of our NEOs and other members of our senior management (collectively, with the NEOs, “Executives”), including salaries, incentive compensation, special perquisites, severance plans and other benefit arrangements;
- Assesses our CEO's performance in light of established goals;
- Annually reviews and approves a peer group for the Company's compensation comparatives;
- Reviews, approves and oversees our Equity Incentive Plan, the West Marine, Inc. Associates Stock Buying Plan ("Stock Buying
  Plan") and the Equity Award Grant Policy, and grants equity awards permitted under such Plans and the Policy;
- Reviews and approves the Stock Ownership and Retention Policy for our Directors and our Executives at the Sr. Vice-Presidential
  level and above;
- Recommends Director compensation and benefits policies;
- Reviews and discusses with management the Compensation Discussion and Analysis ("CD&A") section, and prepare the
  Committee report required for the annual proxy statement;
- Develops and/or approves Executive leadership development and succession plans, initiatives and programs;
- Assesses the adequacy of the Committee's performance and its Charter annually; and
- Provides oversight of risks, if any, arising from compensation policies and programs, including annual reviews with its
  Compensation Adviser. (See also “Corporate Governance - Risk Management Oversight” below).

III.	CORPORATE GOVERNANCE

KEY GOVERNANCE PRACTICES

BOARD PRACTICES
Independence	✓	* Independent Board Chair * 75% of our Directors are independent * 100% of our Committees are independent
Board Diversity	✓	* 38% of our Board member are female
No Director Over-Boarding	✓	* West Marine Policy limits service on other public company boards: * CEO limited to 1 other * Board limited to 4 others * Audit Committee limited to 3 others
Board and Committee Evaluations	✓	* Our Board and each Committee conducts annual self-evaluations
Board and Committee Refreshment	✓	* Appointed five new independent Directors over last seven years * Appointed independent Board Chair and rotated Committee members in 2015
Job Change Resignation Policy	✓	* Director is required to submit an offer of resignation on change in principal employment
Director Stock Ownership	✓	* Robust stock ownership requirements at 6x annual Director retainer - All Directors with more than one year of service own stock - Holding Requirement until threshold is met
Annual Terms No Age Limits No Term Limits	✓
* Our Board is elected annually
* No classified or staggered Board
* No mandatory age or term limits
* Six-year average tenure of our Board (excluding Founder and Affiliated Director)
   - Annual Board evaluations and one-year Director terms balance experience and corporate knowledge with fresh perspectives

Risk Oversight	✓	* Board and Committees actively oversee enterprise risk matters (See "Risk Management Oversight")
No Director Retirement Plans	✓	* No retirement or deferred compensation plans are offered to our Directors
Separate CEO and Board Chair Roles	✓	* Our Bylaws require separation of CEO and Board Chair roles
Continuing Education	✓	* Directors attend continuing education programs at their own expense
Director Succession	✓	* Infusion of new Directors in the last several years

STOCKHOLDER RIGHTS
Majority Standard for Director Elections	✓
 * Majority of votes cast standard required for the election of our Director per our
    Bylaws
    - Director who fails to each majority vote must submit resignation for Board consideration
    - None of our Director nominees have failed to receive a majority vote to date

Other Stockholder Majority Voting	✓	* Bylaws have a simple majority of votes cast standard for all other matters, including: - Bylaw and Charter amendments; actions by special meeting; mergers and acquisitions
Stockholder Right to Call Special Meeting	✓	* No material restriction on stockholders' right to call special meeting
Unanimous Written Consent	✓	* Stockholders may take action by written consent
No Poison Pill	✓	* We do not have a poison pill in place
Single Voting Stock	✓	* West Marine common stock is the only class of voting shares outstanding
No Exclusive Venue or Fee Splitting	✓	* No exclusive venue provision in Bylaws * No mandated fee-shifting or arbitration provisions in Bylaws in the event of stockholder litigation

AUDIT MATTERS AND DISCLOSURE CONTROLS
Audit and Non-Audit Fees Ratio	✓	* Non-audit-related services/fees are reasonable relative to audit and audit-related fees
Financial Experts	✓	* Audit and Finance Committee has two financial experts
Unqualified Auditor Opinion	✓	* Independent Auditors' report contained an unqualified opinion * No Material Weakness in last two fiscal years
Annual Review of Auditor	✓	* Independent Auditor performance is reviewed annually by our Audit and Finance Committee
Disclosure Controls	✓	* Our Disclosure Committee oversees internal control over financial reporting and disclosure controls and procedures
Regulation FD and Insider Trading Policy	✓
* Our West Marine Information Disclosure Policy is in compliance with Regulation FD
   - Posted on our website for the investment community and our associates' reference
* Our Insider Trading Policy:
   - Pre-clearance required for trades in West Marine securities for our Directors, Executives and other key associates

COMPENSATION PRACTICES
Leading Compensation Practices	✓
* Our Executive compensation programs ("Executive Compensation Programs") support our pay-for-performance philosophy and create strong alignment with our stockholders

(See "Compensation Discussion and Analysis - Key Features of Our Executive Compensation Programs")

RISK MANAGEMENT OVERSIGHT
We are subject to a variety of risks, which generally include any undesired event or outcome that could affect our ability to achieve our strategic objectives or adversely impact our business, operations or financial condition. Some risks can be readily perceived and even quantified, while others are unexpected or unforeseeable.
Recognizing that it is neither possible nor prudent to eliminate all risk, we have a comprehensive, structured approach to evaluating risks, which are identified, assessed, prioritized and managed at all levels within the Company through an enterprise risk management process. Under this framework, the primary responsibility for the identification, assessment and management of the various risks that we face rests with management. Our Board and its Committees' oversight of these risks occurs as an integral and continuous part of the Board’s and its Committees' oversight of our business. The Board’s ongoing oversight of risk also occurs at the Board Committee level on a more focused basis. We believe the division of risk management responsibilities described below is an effective approach for addressing the risks facing West Marine.

Management
• Periodically performs an enterprise risk assessment designed to assist in the identification, assessment and monitoring of high risk areas that may impact our strategic plans and our financial and operating results, including external mega-trends impacting our business, shifts in consumer behavior and expectations, the competitive landscape, as well as growing regulatory compliance and security risks;
• Uses steering committees/advisory boards, and task forces focused on improving our profitability through organizational restructuring, IT strategy, real estate optimization, supply chain efficiencies and inventory productivity, among other areas; and
• Uses the Risk Appetite Framework, which includes guidelines to assist our Executives in assessing risks which are acceptable and those which are unacceptable in pursuit of our business objectives, and a Delegation of Authority Policy and a Contract Review and Signing Authority Policy, which provide proper levels of review and control of expenditures designed to safeguard assets, to minimize risks and to ensure the appropriate segregation of duties.

Full Board
• Provides risk oversight by reviewing our strategic business plans, which includes evaluating the objectives of and risks associated with, these plans and their potential impact (e.g., competitive, industry, economic, financial and other operating risks); and
• Reviews other significant risks, such as pending or threatened litigation, business development risks, brand reputation, competition, pricing, budgeting and overall policies and practices for enterprise risk management.

Audit and Finance Committee
• Discusses with management compliance, strategic, regulatory, financial (including credit, tax and liquidity risks and risk of fraud) and operational risk exposures, financial statement, internal control and reporting risks, regulatory compliance risks, technology infrastructure and security risks, and risks related to supply chain operations, product quality and offshore sourcing) and the steps management has taken to monitor and control such risks;
• Monitors risk related to our internal accounting staff, our Internal Auditor and our Independent Auditors;
• Meets periodically with management to review reports on the status of and any changes to risk exposures, policies, procedures and practices and the steps management has taken to monitor and control such exposures;
• Reviews and approves related party transactions;
• Monitors our administration of our Whistleblower Policy and Procedures; and
• Coordinates with the Nomination and Governance Committee on the oversight of other specific risks.

Nomination and Governance Committee
• Coordinates the risk oversight activities of the Committees, including determination of which Committee has oversight responsibilities for specific enterprise risks;
• Manages risks associated with corporate governance practices;
• Monitors risks associated with Board leadership, structure, independence, performance and succession planning;
• Monitors stockholder outreach efforts; and
• Monitors compliance with our Code of Ethics, Governance Principles, Policy on Executives Serving on Outside Boards and Policy on Board Members Serving on Outside Boards, including risks associated with potential conflicts of interest affecting our Directors and Executives.

Compensation and Leadership Development Committee
• Monitors risks arising from our compensation policies and programs, including incentive compensation to determine and monitor whether they encourage excessive risk-taking;
• Oversees risks related to Executive recruitment, assessment, development, retention, performance management and succession planning to ensure that we attract and retain a pool of qualified associates to accommodate future growth; and
• Monitors risks related to specific regulatory compliance matters relating to matters over which the Committee has oversight responsibility, including compliance with ERISA, HIPAA and labor laws, rules and regulations.

STOCKHOLDER ENGAGEMENT AND COMMUNICATIONS
We continually seek to expand our outreach efforts to better understand our stockholders' views and concerns about our strategic direction, financial performance and key compensation and other governance-related matters. We provide multiple avenues for our stockholders to communicate with certain Executives and our Board and generally we follow an engagement process as follows:

Engagement Highlights
* In 2015, our stockholder outreach efforts included active dialog with investors and proxy advisory firms on Company performance, corporate governance and Executive compensation issues.

* We continued our annual “Say-on-Pay" vote and received overwhelming stockholder support of our Executive Compensation Programs.
* We issue annual guidance and host quarterly earnings calls to discuss our results of operations and progress made on our strategic growth initiatives.

* We maintain a Corporate Governance section on our website that provides current information regarding: our governance policies and practices; a link to real time filings with the SEC; and the ability for investors and other interested parties to receive automatic email notification of all such filings. See "Key Governance Practices" above.

.

STOCKHOLDER COMMUNICATION POLICY AND PROCESS
Our Internal Process for Handling Communications to Directors (Non-Audit and Finance Committee) and Internal Process for Handling Communications to the Audit and Finance Committee are policy statements that describe West Marine's process for collecting, organizing and relaying communications from associates, stockholders and other interested parties to our Board and/or Committee members, as applicable. A copy of each policy statement is available on our website at http://www.westmarine.com/ under “Investor Relations - Corporate Governance” or a printed copy can be obtained by writing to our Secretary.
Our Secretary will summarize all correspondence, if any, directed to our Board and forward summaries to the Board if and when such correspondence is received (Directors may, at any time, request copies of any such correspondence). Communications may be addressed to the attention of the Board, a Committee, or any individual member of the Board or a Committee. Communication that is primarily commercial in nature or relates to an improper or irrelevant topic may be filtered out and disregarded (without providing a copy to the Directors or advising them of the communication) or may otherwise be handled in the Secretary's discretion. Our Secretary may handle routine business communications and will provide a copy of the original communication to our Board Chair or to the Chair of the appropriate Committee and advise such Director of any action taken. Communications can be sent by e-mail to the Board or any Committee at bod@westmarine.com or by writing to our Secretary at West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.

GOVERNANCE PRINCIPLES AND CODE OF ETHICS
Our Governance Principles provide the framework for corporate governance matters and cover areas such as Director responsibilities and qualifications, management leadership and succession, and Board access to management. Our Governance Principles are reviewed at least annually by our Board to assess the adequacy of its provisions and compliance with regulations. Management and the Board periodically review our other governance policies and practices, monitoring changes in the law and developments in this area by various authorities active in governance.
Our Code of Ethics (also known as Living Our Values) applies to all of our Directors and associates, including our Senior Financial Officers (which covers our CEO, CFO (or if a separate position, our PFO), Controller, Assistant Controller and other associates performing similar functions, and includes provisions regarding proper business conduct and ethics ranging from restrictions on gifts, compliance with applicable law and avoidance of conflicts of interest. We intend to disclose any amendments (other than technical, administrative or non-substantive amendments) to, and any waivers from, a provision of the Code of Ethics for Directors or NEOs either on our website or through a Form 8-K filing. To date no such disclosures have been made.
Our Governance Principles and Code of Ethics are available, free of charge, on our website at http://www.westmarine.com under “Investor Relations - Corporate Governance” and are available in print to any stockholder who submits a written request to our Secretary.

NO COMPENSATION COMMITTEE INTERLOCKS
During our 2015 Fiscal Year and currently, no member of our Compensation and Leadership Development Committee is an employee, officer or former employee of West Marine or any of its subsidiaries, and no Executive served on the board of directors or compensation committee of any entity that includes one or more Directors, or on a compensation committee of any entity that has one or more executive officers that serve as a member of West Marine's Board.

ANTI-HEDGING AND ANTI-PLEDGING POLICIES
Our Insider Trading Policy prohibits Directors, Executives and other associates from pledging Company stock as collateral and from engaging in puts, calls, equity swaps or other derivative securities to hedge or offset any decreases in market value of shares of Company stock they own directly or indirectly.

IV.	AUDIT AND FINANCE COMMITTEE MATTERS

TRANSACTIONS WITH RELATED PARTIES
Related Party Transaction Policy
Our Board has adopted a Related Party Transaction Policy which is administered by its Audit and Finance Committee. Under this policy, management will determine whether a transaction meets the requirements of a "related party transaction" as defined below, and if so, the Audit and Finance Committee will review the material facts of the transaction and either approve or ratify it, taking into account, among other factors, the following:

•	The nature and business purpose of the transaction, including its potential benefits to the Company;

•
Whether the transaction is proposed to be (or was) entered into on terms which are either more advantageous, or no less favorable, than terms that could have been reached with an unrelated third party;

•	The material terms of the transaction, such as the financial interest in, and the impact on, the related party involved, including impact on independence, if the related party is a Director;

•	The results of market comparables and/or independent appraisals of the value of the property or services, if available, which are subject of the related party transaction; and

•	The availability of other sources for comparable products or services.
A “related party” under the policy is any Director, Director nominee, NEO, beneficial owner of more than five percent of our common stock or any of their respective immediate family members or affiliates; and a "related party transaction" is any transaction, arrangement or relationship, or any series of transactions, arrangements or relationships, in which the Company (or any of its subsidiaries) is a participant and a related party has or will have a direct or indirect financial interest. The policy clarifies that related party transactions do not include: (i) transactions in securities of the Company in which the Company is not aware of the identity of the counterparty at the time of the transaction; (ii) employment compensation arrangements with our NEOs and compensation arrangements with our Directors which have been approved by our Board or our Compensation and Leadership Development Committee; and (iii) transactions available to Company associates and/or customers in general, provided that, any such transactions may nonetheless be reported to the Audit and Finance Committee annually or, if circumstances warrant, more often.
Although our Audit and Finance Committee recognizes that related party transactions may create the appearance that decisions are based on considerations other than the best interests of West Marine and its stockholders, our Committee also recognizes that there are situations where a transaction with a related party is appropriate or even necessary, particularly if we are able to obtain products or services of a nature, quality or quantity on terms that are not readily available from other sources or on terms more favorable than those generally available from an unaffiliated third party. In order to ensure that the best interests of West Marine and its stockholders are considered prior to entering into a transaction between West Marine and a related party, our Audit and Finance Committee is required to review and pre-approve each such related party transaction, including every new or modified transaction, without regard to a dollar threshold. The policy also requires our Audit and Finance Committee to annually review and assess ongoing transactions to ensure that they remain in compliance with policy guidelines. In this review process, no Director who is a related party with respect to a related party transaction may participate in any discussion or approval of such transaction, except that the Director must provide all material information concerning the transaction to the Committee.
In addition, our Audit and Finance Committee Chair has been delegated authority to pre-approve, on an interim basis, a related party transaction if it is not practicable to wait until the next scheduled meeting. Any interim approval taken by the Audit and Finance Committee Chair must be reported and ratified by the full Audit and Finance Committee (or the Board) at the next scheduled meeting.
All of the transactions, including the lease renewals described below were reviewed and approved by our Audit and Finance Committee in accordance with the policy described above.
Related Party Transactions
Over the last few years, the Company has unwound several related party transactions which have primarily consisted of real estate leases between West Marine and entities in which our Founder and Affiliated Director, Randolph K. Repass, together with certain members of his family, own substantially all of the interests (the "Repass Entity"). In 2014, the Company ceased operations at one such location (Braintree, MA) and instead entered into a lease with an unrelated party for a larger store located nearby. As a result, at the end of our 2015 Fiscal Year, only two related party lease transactions remained in effect between West Marine and the Repass Entity. One of these leases is for our Support Center and adjacent warehouse space located in Watsonville, California (collectively, the "Support Center/warehouse"), and the remaining one is for one retail store (one out of our 261 store fleet as of year-end 2015) located near our Support Center/warehouse in Santa Cruz, California.

The Santa Cruz store and the Support Center/warehouse leases have been in effect since 1982 and 1988, respectively (i.e., soon after West Marine was founded and before it went public). The Repass Entity's partnership interest in the Santa Cruz store and the Support Center/warehouse are 80.0% and 87.5%, respectively.
The lease for the Company Support Center/warehouse is West Marine's most significant related party transaction. The lease is set to expire in October 31, 2016. The company is currently working with its independent property management firm to evaluate potential alternate sites and comparable properties. The historic comparative lease data for the Support Center/warehouse at the time the lease amendment was entered into is as follows:

Lease Location	Lease Amendment Date	Expiration	Comparable Property - Avg. Rental Rate %	Approximate Net Savings to West Marine
Watsonville Support Center	2009	2016	30% higher	$1.3 million
Adjacent Warehouse	2011	2016
Our Santa Cruz store lease was set to expire in November of 2015. The store is profitable, earning a contribution rate above our internal contribution margin hurdle rate. However, we have outgrown the space. The Company renewed the lease during 2015 to allow for its independent property brokers to search for an alternative, larger location. The Company assessed the market data for comparable Santa Cruz properties and explored eight potential alternative locations for the store. For each potential new site, the location, building quality, size and price per square foot (“psf”) were evaluated. Two of the potential locations, like our existing space, were too small. Other locations were either more expensive, were in a less-than-ideal location or were of an inferior building quality/configuration.
One potential site of ideal size and location was identified. That property is in the same shopping center as our current Santa Cruz store and is also owned by the Repass Entity. That location was deemed the best possible new store location because of its larger size, building quality, cost psf and close proximity to the store that is closing. This location - within site of the current store - reduces the potential of losing customers due to the re-location of the business. Also, the site is still close to the Support Center/warehouse, which allows management the ‘hands on’ opportunity to test and learn in an actual operating environment. The initial base rent for the first five year period of the lease is below all other comparable properties that were considered. The comparative market data of the considered properties also reflected a more favorable rental rate for the location we identified, as shown in the table below.

Lease Location	Average Rent	% Savings over Comparable Properties	Average Annual $ Savings to West Marine
New Santa Cruz, CA Store	$23.38(1)	20% savings	$.922 million annually
Comparable Properties	$29.20(2)
(1) This lease has a ten year term with staggered rent increases over time. The initial rate is $19.08 psf in the first two years, $21.96 psf in the following three years, and $25.96 in the final five years, for a total average base rent of $23.38 psf.
(2) Includes only considered properties over 10,000 square feet.
For all of these reasons the Company sought and received pre-approval from the Audit and Finance Committee to enter into the related party transaction lease with the Repass Entity for the new Santa Cruz, California store location. The new lease takes effect upon the closing of the existing Santa Cruz store. The lease was negotiated at arms’ length by independent representatives of both parties.
West Marine made payments for the two related party transactions described above during fiscal years 2015, 2014 and 2013 in the aggregate amount of approximately $1.6 million, $1.7 million and $1.9 million, respectively.
There are no related party transactions with any other Director, any NEO or any other beneficial owner of more than 5% of our stock in which such person has a direct or indirect financial interest.

WHISTLEBLOWER POLICY AND PROCEDURES
Our Audit and Finance Committee also has approved a Whistleblower Policy and Procedures relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance and other matters pertaining to fraud against stockholders. This policy was last reviewed in December 2015. It provides details for reporting such concerns or violations directly to one or more of the following: members of the Committee; a number of internal resources, including our General Counsel/Secretary or our Internal Auditor; any regulatory agency having jurisdiction over the reported concern; and/or anonymously through our “Network Hotline” operated by a third party (by calling 1-800-241-5689). If reported to a party other than the Audit and Finance Committee, the policy also outlines the procedures through which any such reporting is forwarded to the Committee. The policy prohibits any retaliation for any complaints reported in good faith. At each Audit and Finance Committee meeting, our General Counsel/Secretary or our Internal Auditor is required to present a summary of communications, if any, alleging an accounting irregularity, securities fraud or other wrongdoing covered by this policy, received directly or anonymously since the last Committee meeting, including how the matter was handled. The General Counsel/Secretary will make those communications available to any Director on request.
A copy of our Audit and Finance Committee Charter, our Whistleblower Policy and Procedures, our Internal Process for Handling Communications to the Audit and Finance Committee and our Internal Process for Handling Communications to Directors (Non-Audit and Finance Committee) are available, free of charge, on West Marine's website at http://www.westmarine.com/ under “Investor Relations - Corporate Governance” or a printed copy of each of these policies can be obtained by writing to our Secretary.

EVALUATION OF AUDITOR INDEPENDENCE
Our Audit and Finance Committee annually reviews the Independent Auditors' independence and performance in connection with the Committee’s determination of whether to retain the current audit firm or to engage another firm. PwC has served as our Independent Auditors for the last three years fiscal years and reports directly to the Audit and Finance Committee. In selecting PwC as the Company's Independent Auditors' for the 2016 Fiscal Year, the Audit and Finance Committee considered the following:

•	The Independent Auditors' historical and recent performance on the Company’s audit, including the results of an internal evaluation of the Independent Auditors' service and quality;

•	External data relating to audit quality and performance, including recent Public Company Accounting Oversight Board ("PCAOB") reports on the Independent Auditors and its peer firms;

•	The appropriateness of the Independent Auditors' fees, on both an absolute basis and as compared to its peer firms;

•	The Independent Auditors' tenure and the impact on the Company of changing auditors.

•	The Independent Auditors' technical expertise, industry knowledge and communications with the Audit and Finance Committee;

•	The Independent Auditors' familiarity with retail operations and the capability and expertise in handling the breadth and complexity of our operations;

•	The professional qualifications and performance of the lead audit partner and those of his or her audit staff;

•	The Independent Auditors' independence from the Company and management and its independence program and processes for maintaining independence;

•	The level of fees approved for audit and non-audit services to ensure their compatibility with the Independent Auditors independence;

•
The quality of the Committee's and management's ongoing discussions with the Independent Auditors, including the professional resolution of accounting and financial reporting matters with the national office;

•	The Independent Auditors' understanding of the Company's business, accounting policies and practices and internal control over financial reporting; and

•	The scope of, and overall plans for, the annual audit.
Additionally, in accordance with SEC rules and our Independent Auditors' policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. Our lead and concurring audit partners have only been on the Company's audit engagement since 2013. As a result, our Audit and Finance Committee will select a new lead audit partner pursuant to this rotation policy when applicable, following meetings between the Committee and candidates for that role as well as discussion among Committee members and management.
In determining the appointment of our Independent Auditors for the 2016 Fiscal Year, our Audit and Finance Committee evaluated PwC using the above criteria and determined that PwC's retail experience and expertise provides relevant perspective when evaluating the Company's accounting policies and practices relative to its other clients in the retail industry. The Committee also considered the proposed audit fees for professional services to be provided in connection with the audit of our consolidated annual financial statements and our internal control over financial reporting and reviews of our quarterly financial statements, as well as audits of subsidiary financial statements (including statutory audits), regulatory filings, consents and other SEC matters. The Committee determined that the proposed fees to be charged by PwC were reasonable in amount and consistent with the delivery of a quality audit, audit related and tax compliance services and were consistent with the maintenance of their independence.
Following its evaluation process noted above, on March 15, 2016, our Audit and Finance Committee approved the appointment of PwC as our independent registered public accounting firm to audit our 2016 Fiscal Year financial statements. The Committee requests that our stockholders ratify such selection and appointment (see "Proposal #2: Selection of Our Independent Auditors") below.

PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES
Pursuant to our Policy for Pre-Approval of Independent Auditor Audit and Non-Audit Services adopted by our Audit and Finance Committee:

•
We may engage our Independent Auditors to provide audit and permissible non-audit services that have been pre-approved by our Committee with monetary limits on each service, before the services are rendered, except that no services may be provided to West Marine or any of its subsidiaries which would cause the SEC or the NASDAQ Stock Market to no longer consider our Independent Auditors to be independent or if such engagement would otherwise cause West Marine or any of its subsidiaries to violate any other applicable laws, regulations or policies.

•
Our Audit and Finance Committee has designated our CFO or PFO, as applicable, to monitor the performance of all services provided by our Independent Auditors and to determine whether such services are in compliance with the policy. Our CFO or PFO will report promptly to our Audit and Finance Committee Chair any non-compliance (or attempted non-compliance) with this policy of which our CFO or PFO becomes aware.

•
Before approving any services, our Committee considers the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit fees paid to the Independent Auditors to ensure that they are not excessive.

•
Mr. Olsen, as Chair, has been delegated the authority, as necessary and appropriate between regularly scheduled Audit and Finance Committee meetings, to pre-approve additional services or increases in previously approved monetary limits for such services, provided that fees for such services do not exceed $50,000 per project.

•	Mr. Olsen is required to report any such interim approvals at the next regularly scheduled meeting for Audit and Finance Committee (or the Board) for ratification of such action.

FEES PAID TO OUR INDEPENDENT AUDITORS
Audit fee negotiations associated with the retention of the Independent Auditors as the Company’s independent accounting firm are handled by the Audit and Finance Committee. The following table summarizes the fees that PwC billed to us for our last two fiscal years:

($ in thousands)	2015 Fiscal Year		2014 Fiscal Year
Audit Fees	$797	(1)	$825	(2)
Audit-Related Fees (3)	5		5
Tax Fees (4)	134		179
All Other Fees	—		—

(1)	Consists of fees billed to us by PwC for services rendered for the 2015 Fiscal Year audit.

(2)	Consists of fees billed to us by PwC for services rendered for the 2014 fiscal year audit. An additional $75,000 was paid in May 2015 for additional audit work performed related to our 2014 audit.
(3) Includes fees primarily related to statutory audits.
(4) Includes fees for tax advice and tax return assistance.
As noted in the chart above, PwC provided tax services to the Company and its subsidiaries, including preparation of federal and state tax returns. Our Audit and Finance Committee considered whether the provision of the services covered under the captions “Audit-Related Fees” and “Tax Fees” above is compatible with maintaining PwC's independence, and no services were rendered pursuant to the pre-approval exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

☑	PROPOSAL #2: SELECTION OF OUR INDEPENDENT AUDITORS
Our Audit and Finance Committee selected PwC as the Independent Auditors for our 2016 Fiscal Year. PwC also served as our Independent Auditors for our prior three fiscal years (2013-2015) (see "Other Audit and Finance Committee Matters" below).
Although stockholder ratification of the Audit and Finance Committee's action in this respect is not required, our Board considers the selection of the Independent Auditors to be an important matter of stockholder concern and as a matter of good governance practice and, therefore, is submitting the selection of PwC for stockholder ratification, subject to the review, oversight and discretion of our Audit and Finance Committee. Such ratification shall be effective upon receiving the affirmative vote of the holders of a majority of the votes cast at our Annual Meeting. If our stockholders do not ratify the selection of PwC, the engagement of Independent Auditors will be reevaluated by our Audit and Finance Committee.
A representative of PwC will be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF PRICEWATERHOUSE COOPERS LLP AS INDEPENDENT AUDITORS.

AUDIT AND FINANCE COMMITTEE REPORT
The three members of the Audit and Finance Committee are named below. Each member meets the heightened independence requirements of Section 10A(m)(3) of the Exchange Act. The Board has determined that two of the Audit and Finance Committee members, Mr. Olsen and Ms. Richter, qualify as “audit committee financial experts” as defined by SEC rules.
Management is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Our Independent Auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. Our Audit and Finance Committee's responsibility is to monitor and review these processes, acting in an oversight capacity, and our Committee does not certify the financial statements or guarantee the Independent Auditors' report. Our Committee relies, without independent verification, on the information provided to it, including representations made by management and the Independent Auditors, including its audit report.
In connection with the 2015 Fiscal Year financial statements, the Audit and Finance Committee: (i) reviewed and discussed with management, our Internal Auditor and PwC, the audited consolidated financial statements; (ii) discussed with PwC the matters required by the Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, "Communications with Audit Committees", as amended; and (iii) received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the Independent Auditors' communications with the Audit and Finance Committee concerning independence. The Committee discussed such matters with PwC, including their independence and the compatibility of non-audit services with such independence.
In connection with the foregoing, our Committee met with PwC and with the Company's Internal Auditor, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of West Marine's internal controls and the overall quality and integrity of its financial reporting, including its disclosure control processes and procedures. Based on these reviews and discussions, the Audit and Finance Committee recommended to the Board that the audited consolidated financial statements for the 2015 Fiscal Year be included in the Annual Report, as filed with the SEC on March 9, 2016.

March 15, 2016	Audit and Finance Committee
Robert D. Olsen, Chair Alice M. Richter Christiana Shi
The Audit and Finance Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that West Marine specifically incorporates such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

V.	EXECUTIVE COMPENSATION

OUR NAMED EXECUTIVE OFFICERS
As of the end of our 2015 Fiscal Year, our NEOs were:

•	Matthew L. Hyde, our CEO and President;

•	Jeffrey L. Lasher, our Chief Financial Officer, Executive Vice President - Finance and Assistant Secretary ("CFO");

•	Barry Kelley, our Executive Vice President - Stores and Wholesale; and

•	Paul Rutenis, our Executive Vice President - Merchandising, Replenishment and Logistics.
The chart below includes additional information about our non-director NEOs and the section entitled “Director Matters - Director Qualifications and Experience; Director Nominees” contains information related to Mr. Hyde, who also is an incumbent Director and Director nominee at the Annual Meeting.
No family relationships exist among any of our Directors or NEOs.
In certain instances in this Proxy Statement where the context requires, NEOs include Thomas R. Moran, our former Chief Financial Officer, Executive Vice President-Finance and Assistant Secretary and Deborah Ajeska, our Divisional Vice President and Controller. Mr. Moran resigned effective January 30, 2015, and Ms. Ajeska, served as our Principal Financial Officer ("PFO") for the interim period between Mr. Moran's resignation and Mr. Lasher's appointment effective November 7, 2015.

Name, Age, Hire Date and Position	Responsibilities, Work and Boating Experience

JEFFREY L. LASHER Age: 52 Hired: November 2015 Position Chief Financial Officer, Executive Vice President-Finance and Assistant Secretary
Responsibilities
In his role as CFO, Mr. Lasher oversees all of West Marine's financial activities, including all accounting functions, preparation of financial statements, monitoring of expenditures and liquidity, managing investment and taxation issues and recommending the capital structure of the business.
Work Experience
Prior to joining West Marine, Mr. Lasher served as Senior Vice President and CFO for Crocs, Inc., a multi-national designer, marketer, retailer, and manufacturer of casual footwear, from April 2011 to November 2015. Mr. Lasher was named CFO in April 2011, after serving as Crocs’ Principal Accounting Officer and Interim Principal Financial Officer. Mr. Lasher additionally served as Crocs’ Corporate Controller and Chief Accounting Officer from June 2009 to April 2011. Prior to joining Crocs, Mr. Lasher held various finance and business leadership positions at Ford Motor Company, AutoNation, Inc. and Corporate Express, Inc., a publicly-held business supplies and equipment company which was acquired by Staples, Inc.
Boating Experience
Mr. Lasher and his family have an active water life along the California coast and at his family's Colorado lake house where they enjoy their pleasure boat and a variety of standup paddleboards and kayaks.

BARRY KELLEY Age: 53 Hired: 1989 Position Executive Vice President-Stores and Wholesale
Responsibilities
Mr. Kelley is responsible for the sales and operations of all of our retail stores in the U.S., Canada and Puerto Rico, our Port Supply division, which services our professional customers, and our real estate and visual merchandising departments.
Work Experience
Since December 2013, Mr. Kelley has held the position of Executive Vice President of Stores and Wholesale and in February 2015, Mr. Kelley assumed oversight responsibilities of the real estate and visual merchandising departments. Between July 2014 and December 2015, Mr. Kelley managed the logistics function, which transitioned to Mr. Rutenis in January 2016. Mr. Kelley joined West Marine in May 1989, and prior to his promotion to Executive Vice President of Stores and Wholesale in December 2013, he held the positions of Senior Vice President from May 2012 and Vice President of Port Supply from December 2007. Prior to December 2007, he was Southeast Regional Vice President, Southeast District Manager, Store Manager and various other store positions for West Marine.
Boating Experience
Mr. Kelley has been actively involved in the marine industry for more than 33 years, and has been a lifelong boater, equally enjoying a good day sailing or one spent offshore fishing.

PAUL RUTENIS Age: 50 Hired: August 2015 Position Executive Vice President - Merchandising, Replenishment and Logistics
Responsibilities
Mr. Rutenis oversees all of West Marine's merchandising and replenishment functions, including product procurement, development, and replenishment. In January 2016, oversight of the logistics department, which directs all supply chain and transportation activities, transitioned to Mr. Rutenis from Mr. Kelley.
Work Experience
Prior to joining West Marine, Mr. Rutenis served as the Senior Vice President and Chief Merchandising Officer for Radioshack Corporation from October 2013 until July 2015, where he was responsible for leading all retail categories, including the selection of private brand assortments. Mr. Rutenis served as Senior Vice President and General Merchandise Manager, Home and Vice President and Divisional Merchandise Manager for J.C. Penney Company, Inc. from 2011 through 2013 and from 2006 to 2011, Mr. Rutenis served as a Divisional Merchandise Manager for Dick’s Sporting Goods, Inc.
Boating Experience
Mr. Rutenis has a passion for the water and loves salt-water fishing. He has made many pilgrimages with his family to Grand Isle, LA to fish in some of the best waters the US can offer.

COMPENSATION DISCUSSION AND ANALYSIS
In this CD&A section of our Proxy Statement, we focus on our Executives and describe our Executive Compensation philosophy and program, as well as the compensation decisions we and the Compensation Leadership and Development Committee have made under our Executive Compensation Programs.
This CD&A begins with an “Executive Summary” of our Executive Compensation Programs, highlights of our business performance for 2015, and the relationship between the two. You should read this CD&A in conjunction with the narrative descriptions and detailed tables beginning on page 49 of this Proxy Statement.

A. EXECUTIVE SUMMARY
BUSINESS HIGHLIGHTS: Repositioning the Company - Realizing Steady Growth in Sales and Profit
Upon joining the Company in June of 2012, our CEO, Matt Hyde, set a vision to reposition the Company to be a broader waterlife outfitter while maintaining our position as a leading boat parts specialty retailer. This vision was one of inclusion - because each person has a unique connection to the water, he wanted to invite in all waterlife adventurers through our knowledge, enthusiasm, exceptional service and breadth of products to help foster that connection and explore their passions. With our 261 stores located in 38 states, Puerto Rico and Canada, and eCommerce websites reaching domestic and international retail and professional customers, we recognized that West Marine was well positioned to execute this vision to become the specialty retailer of choice for cruisers, sailors, power boaters, anglers and paddlesports enthusiasts alike.
This repositioning of our business was necessary to reverse the effects of a declining boating industry, aging demographics, and a highly seasonal business dependent on boat usage. Amid these headwinds, we took deliberate and substantial steps to focus our efforts, make significant investments in key growth strategies, attract top talent and improve our financial performance. Fiscal years 2012 through 2015 marked years of investing in the short-term with the goal of achieving meaningful sales and profit growth in the long-term.
Board Involvement in Strategic Planning
Our key growth strategies -- eCommerce, Store Optimization and Merchandise Expansion -- are expanding our brand presence and providing an inviting customer experience with compelling product offerings. We also increased our investments in core product merchandise in many markets to support our initiatives to increase sales and profitability. These strategies and initiatives have been developed and refined over the last few years with oversight, advice and perspective provided by our Board through our strategic planning process. The Board's depth of professional experience, business leadership and expertise in consumer products, retailing in general and specific to the marine industry, global digital commerce experience and financial stewardship, have been vital in understanding and shaping each strategy during our planning process. At least quarterly, our Board actively engages with our Executives, measuring our performance against our goals, challenging the pace of our progress, and lending support and assistance in setting our strategic direction to ensure that our initiatives perform at a level which is reflective of the Company's long-term vision for success.
Under the Board's stewardship, we increased our investments in each of our strategies with the goals of growing top line sales and increasing profitability from core boating products (which typically carry higher margins) and our merchandise expansion lines (which appeal to a broader customer set), increasing our customer base, and rebuilding our infrastructure to position West Marine for steady, long-term profitability. We knew these efforts would take time, but we have built a strong foundation on which to build, we have a great brand, loyal customers and an outstanding team, and we are committed to maintaining our focus on our key priorities and making the tough decisions to re-engineer our business to position West Marine for long-term success. We believe our investments, strategies and execution are starting to produce good returns.

2015 Business Highlights include:

New Top Leadership	❖
In 2015, we filled two key positions: Jeffrey Lasher (CFO) and Paul Rutenis (EVP of Merchandising, Replenishment and Logistics), bringing over two decades of retail experience and a commitment to driving sales and profit growth.

Executing on Key Growth Strategies	❖
Our eCommerce, store optimization and merchandise expansion strategies are delivering improved financial performance and have repositioned our Company to appeal to a broader mix of customers who enjoy recreating in, on or around the water.

Financial Growth through Strategies	❖
2015 recorded year-over-year financial growth(1):
- Net revenues(2) increase by 4.3%
- Comparable store sales(3) grew by 6% for the year
- Comparable store sales in the fourth quarter holiday season grew by 9.4%
- Pre-tax profitability(4) increased by 110%
- eCommerce grew to 9.5% of total sales vs. 7.7% in 2014
- Merchandise expansion products increased by 16.4% of total sales for 2015
- Core product sales increased by 2.8% in 2015, reversing a decline in sales of such products in prior years

Customer Growth	❖	Our strategies have attracted new customers, with the number of new customers increasing by 12% over the last two years.
Digital Growth	❖	Enhanced digital capabilities have resulted in significant growth in our eCommerce business, up 32.5% in 2015.
Increased Service Levels	❖	We launched ship-from-store to deliver products to our customers when and where they need them and to improve our inventory productivity and turns.
Strong Liquidity Position	❖	We remained debt-free at year end, with $105.3 million available on our revolving credit line.
Focused Operations	❖
Our decisions to focus on our key growth strategies, close under-performing stores, right-size operations and exit Canada have allowed us to concentrate our efforts and invest our capital and human resources in growth opportunities.

Regional Relevance	❖
We are defining category roles and re-establishing leadership in signature categories of core and lifestyle products, with more localized assortments online and in stores to provide our customers with the convenience of a differentiated, inspirational, one-stop-shopping experience.

Reduced Costs	❖	We are reducing the complexity of our business operations and controlling costs to create the capacity we need to invest in key priorities that will fuel our growth and return on capital ("ROC")(5).
Test and Learn Strategies	❖
We are developing and testing new marketing, online offerings and in-store experiences to better serve our customers. We have experienced strong financial results through our modernized revitalized stores and our expanded online offerings.

Store Optimization	❖
We have reduced our store fleet to 261 stores through closure of underperforming stores, consolidation of smaller stores into larger, better stores and revitalization of traditional stores to waterlife stores.

(1) Our 2015 Fiscal Year compared to our 2014 fiscal year financial results were adjusted to exclude the impact of the 53rd week in fiscal 2014.
(2) Net revenues is defined as total revenues net of discounts and returns.
(3) Comparable store sales are calculated by including net sales of stores that have been open at least 13 months and sales from our direct-to-consumer and professional channels. A store is included in the comparable store sales in the fiscal period in which they commence their 14 th month of operations. Stores that were closed or substantially remodeled (i.e., resulting in an increase or decrease of 40% or more of selling square footage) are excluded from the comparable store sales base.
(4) Pre-tax profitability excluded a one-time charge of $1.2 million for employee overhead reductions. Including the one-time charge, pre-tax profitability was 82%.
(5) ROC is generally calculated by dividing earnings before interest and taxes by net working capital deployed in the operation of the business over the course of the applicable fiscal year, subject to any adjustments approved by our Compensation and Leadership Development Committee or our Board.

Our transformational journey over the last three years has resulted in significant progress as follows:

2013-2015
Net Revenues / Pre-Tax Profit / Cap Ex

Net Revenues
PTP, & Cap Ex
$710.0
$700.0
$690.0
$680.0
$670.0
$660.0
$650.0
$640.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$-

	2013	2014	2015
Net Revenues	$663.2	$675.8	$704.8
Pre-Tax Profit	$15.3	$4.0	$8.5
Capital Expenditures	$28.6	$24.6	$22.6

2013-2015
Comp Store Sales Growth/Declining Store Count

Store Count
Total Sales & Comp Store Sales
290
285
280
275
270
265
260
255
250
7.0%
6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
-1.0%
-2.0%
-3.0%

	2013	2014	2015
Store Count	287	279	263
Total Sales	-1.8%	0.9%	5.4%
Comp Store Sales	-1.8%	0.1%	6.0%

History (2013-2015)

* **Repositioned West Marine** from core boat part retailer to a broader **Waterlife Outfitter**

* **Required significant capital investment in:**
  - Infrastructure
  - eCommerce (platforms, technology and people)
  - Optimized stores

* **Reduced store count while increasing sales:**
  - Closed undperforming stores
  - Exiting Canada
  - Consolidating smaller to larger/better stores
  - Focused on store revitalization
  - Achieved 6% comparable store sales growth in 2015 with fewer stores

***We said 2014 would be the low point of profitability pending initiatives taking hold**

***2015 demonstrated improved sales and profitability driven by success of strategies:**
- E-Commerce
- Merchandise Expansion
- Grow Core
- Store Optimization

Proven Record of Accountability in Pay Programs
Consistent with our pay-for-performance philosophy, because we did not achieve our financial goals in 2013 or 2014, none of our Executives, including our NEOs, earned an annual cash bonus award for either fiscal year and no performance-based restricted stock units ("PVUs") were earned by our Executives for 2014. However, with the improved results for 2015 discussed above, our Executives and all other eligible associates participating in the Short-Term Incentive Plan ("STIP") and Long-Term Incentive Plan ("LTIP") programs earned a portion of their incentive compensation against target goals as follows:

We are pleased with our 2015 financial results. However, we know that we need to do more. Our total shareholder return, which measures the performance of our stock over time ("TSR"), both on a one and three-year basis, significantly lags that of our peer group. In 2016, we will continue to invest in our business and intensify our focus on achieving operational excellence to increase both revenue and profitability.
For more information regarding our short and long-term incentive plans, see "Elements of Executive Compensation" below.
Effective Corporate Governance Reinforces Our Executive Compensation Programs
We believe our Executive Compensation Programs incorporate best governance practices and strongly link pay for performance. The following table includes our Executive Compensation Program highlights, including the compensation practices we have implemented to drive performance, achieve sustainable results, mitigate risk, encourage the attraction and retention of key talent and align our Executives' interests with our stockholders' long-term interests:

COMPENSATION HIGHLIGHTS: Leading Compensation Practices			See Page
Pay for Performance	✓	* Our core Executive Compensation principles are designed to deliver growth. * Financial performance metrics in place for incentive compensation, with appropriate mix of payouts and awards as follows: STIP (30% total sales and 70% pre-tax profit) and LTIP (67% time-vested restricted stock units ["RSUs"] and 33% PVUs)	31
Balanced Pay Mix	✓	* Higher mix of performance-based (60%) to fixed (40%) compensation for Executives * CEO base salary has not increased since hired in 2012	30 and 35-38
Double Trigger Change-in Control	✓	* Equity Incentive Plan prohibits automatic acceleration of equity vesting on change- in-control * The West Marine, Inc. Top-Hat Severance Plan ("Top-Hat Severance Plan") requires involuntary termination or voluntary termination with good reason before severance is triggered	41
No Employment Contracts	✓	* None of our Executives have employment contracts and are employed "at will"
Reasonable Severance	✓	* We provide reasonable severance to Executives under our Top-Hat Severance Plan (well under three times base salary plus bonus) * New individual severance agreements are not permitted
No Guaranteed Bonuses	✓	* We do not provide guaranteed bonuses to our Executives and they must earn bonuses based on meeting STIP performance metric	30 and 36-37
Robust Stock Ownership Guidelines	✓	* Directors: 6x annual retainer; CEO: 4x base salary; Other NEOs: 2x base salary * Vested and unvested stock options and unearned PVUs not counted toward threshold	39-40
Stock Holding/ Retention Requirements	•
* We require equity award holding and retention ratios:
•50% of the after-tax shares for stock option exercises and sale of stock purchased through our Stock Buying Plan
   •75% of the after-tax shares for sale of RSUs or PVUs
* One-year holding period for equity purchased through Stock Buying Plan
* Directors and Executives required to maintain threshold throughout service term

Annual Say-on-Pay Vote	✓	* We provide for an annual advisory stockholder vote on our Executive Compensation Programs * In both 2015 and 2014, our Executive Compensation Programs received 99.3% "FOR" votes cast	31
No Tax Gross Ups	✓	* We do not allow tax gross-ups to our Executives	30, 40 and 44
Clawback Policy	✓	* Clawback Policy in effect for NEOs in the event of a material restatement of our financial statements	39
No Hedging or Pledging of Company Stock	✓	* Under our Insider Trading Policy, hedging or pledging is prohibited for all Directors, Executives and other associates	19
Material Change to Equity Incentive Plan Requires Stockholder Approval	✓	* Our Equity Incentive Plan prohibits without stockholder approval: - Re-pricing of underwater options/stock appreciation rights; - Cash buyouts and voluntary surrender of underwater options * No liberal share counting permitted (i.e., share pool is not replenished by shares withheld on option exercise or shares withheld to cover taxes/fees) * Evergreen provisions not permitted * No less than three year vesting period * 100% of fair market value fixed grants - no discounts * Fungible pool design - RSUs/PVUs valued at 2x options/stock appreciation rights	44
Annual Peer Group Evaluation	✓	* Our Compensation and Leadership Development Committee annually reviews our peer group, which is generally in-line with stockholder advisory firm peer groups	34
Reduced Burn Rate and Dilution	✓
* Reduced broad equity distribution to reduce dilution and burn rate
   - both are now within retail industry norms and well below proxy advisory firm average
* Stock repurchase program adopted in 2013 and continued through 2014 reduced dilution
			37 and 44
Limited Perks	✓	* Perquisites limited to executive life insurance only (our CEO declined participation)	30 and 40-41
No SERPS	✓	* We do not offer supplemental retirement plans to our Executives * Offer only participation in 401(k) plan on a non-discriminatory basis to all associates
Reasonable CEO/NEO Pay Ratio	✓	* Our CEO's total target direct compensation (consisting of base salary, target bonus and equity awards [collectively, "TTDC"]) is reasonable at 1.8x the TTDC of our next highest paid Executive.	32
Independent Compensation Consultant	✓	* Our Compensation and Leadership Development Committee retains an independent compensation consultant to advise on our Director and Executive Compensation Programs	33
Compensation Risk Assessment	✓	* Our Compensation and Leadership Development Committee performs a compensation risk assessment annually to ensure that our Executive Compensation Programs do not create incentives for inappropriate risk-taking by any of our associates, including Executives * No unlimited upside (bonus and PVUs are capped)	18

Overview of Our Executive Compensation Program Elements.
Our Compensation and Leadership Development Committee believes stockholders should consider the following key components of our Executive Compensation Programs and our governance practices when voting on the Proposal to approve, on an advisory basis, the compensation of our NEOs. Also see "Effective Corporate Governance Reinforces our Executive Compensation Programs" below. Each pay component is discussed in detail in the "Elements of Executive Compensation"below.

EXECUTIVE COMPENSATION PROGRAM PRINCIPAL COMPONENTS

Pay Element	Performance Element	Link to Philosophy
Base Salary	• Evaluated annually • CEO base salary remains unchanged since 2012
• Reflects job responsibilities
• Provides reasonable and competitive fixed pay to balance performance-
 based risks
• Attracts and retains talented Executives to drive our success
• Targeted within the median of our peer group

Annual Cash Incentive Awards	• Financial performance payout metrics ° Total sales (30%) ° Pre-tax profit (70%) • Minimum threshold for bonus eligibility • Payout capped at 200%
• No payout unless pre-tax profit goal is achieved • Incentivizes performance at high end of ranges for financial performance measures to drive meaningful profitable growth year-over-year
• Focuses on delivering strategic business objectives
• Target total cash (base salary + target bonus) designed to deliver cash compensation within the median range of peers
• Upside rewards extraordinary performance

Long-Term Equity-Based Incentive Awards	• LTIP award breakdown ° 33% PVUs ° 67% RSUs • RSU value driven by appreciation in stock price • PVU value driven by Return on Invested Capital ("ROIC")(1) in 2015 • Payout capped at 150%
• PVUs with ROIC metric added in 2014 based on stockholder/firms feedback
• Aligns interests of Executives with stockholders and rewards achievement of performance goals
• RSUs create direct, substantial exposure to West Marine's stock price
• PVUs link pay for performance creating alignment with stockholder interests
• Motivates Executives to deliver performance on strategic investments to drive sustained long-term growth
• Target total direct compensation (base salary + target bonus + target long-
   term incentives) falls within a reasonable range of the market median
• Upside rewards extraordinary performance

Health Benefits	• Same health benefits for Executives and all other associates	• Provide competitive levels of benefits that promote health and wellness

401(k) Plan	• Standard 401(k) offered to all associates, including Executives • No other defined benefit plan	• Provide competitive levels of benefits that promote financial security • Attract and retain talented Executives

Perquisites	• Limited to Executive life insurance premiums • No tax gross-ups • Same health benefits for Executives and all other associates	• Perquisites • Provide a business-related benefit to West Marine • Assist in attracting and retaining Executives • No tax gross-ups • Aligns with governance best practices

Post-Employment Compensation	• No severance agreements; Executives are covered under the Top-Hat Severance Plan • Contains mitigation provision on new employment • Double-trigger change-in-control provisions
• Severance • Provides temporary levels of income following termination of employment
• Attracts and retains talented Executives
• Provides competitive benefits • Double-trigger change-in-control • Aligns with governance best practices

(1) ROIC is defined as adjusted net income divided by average total capital. Net income is adjusted to exclude interest and fixed rent expense, as well as any one-time or unusual items, such as impairment charges and gains or losses on the sale of assets. The exclusions from net income are calculated on an after-tax basis. Total capital is calculated by adding total debt, operating leases capitalized at eight times annual rent expense and total stockholders' equity, minus cash and cash equivalents.

Pay-For-Performance Philosophy and Principles.
Our compensation philosophy is integrated with West Marine's mission statement which includes the principle that: “We will provide an open, supportive, challenging, team-oriented environment where our Associates can achieve job satisfaction, professional and personal growth, and be compensated based on Company and individual performance.” This principle endures today in our Executive Compensation Programs that link pay for performance and align the pay of our Executives with the interests of our stockholders. Our Executive Compensation Programs also are designed to attract and retain a talented team of Executives who can complete the transformation of West Marine into a broader waterlife outfitter, while driving results and delivering on our commitment to build long-term stockholder value. Our Compensation and Leadership Development Committee believes that our Executive Compensation Programs:

•
Are competitive in the marketplace and provide total compensation necessary to attract and retain talented and experienced Executives with relevant retail experience, who enjoy recreating on and around the water, who are enthusiastic about our mission and culture, and who are serious about delivering financial returns;

•	Incorporate best governance practices and closely link pay for performance by tying a significant portion of our NEOs' compensation to the Company's financial performance; and

•
Appropriately motivate and reward our Executives to deliver high performance to our stockholders, customers and the communities in which we serve, and align our Executives’ interests with the long-term interests of our stockholders by providing a mix of performance and service-based equity awards.

2015 Say-on-Pay Voting Results
At our 2015 Annual Meeting, 99.3% of votes cast by our stockholders were in favor of our Executive Compensation Programs. We are pleased that our stockholders approved and supported our efforts to offer competitive Executive Compensation Programs, which are designed to deliver stockholder value over the long-term. We also recognize that stockholder views can change as circumstances change, including those in our industry, our business, and changes resulting from economic and market influences. To ensure continued communication with our stockholders, in 2015, our CEO and PFO (before our CFO joined in November) reached out to a diverse mix of our institutional investors (who, with our Founder and Affiliated Director's holdings, represent close to 70% of our outstanding stock) to discuss a variety of topics, including our business initiatives, our financial performance, our short and long-term strategic goals, our governance practices and our Executive Compensation Programs. Additionally, our General Counsel communicated with leading proxy advisory firms to better understand any feedback, concerns or recommendations they had on these matters.
As a result of this outreach, we learned that our stockholders and other key stakeholders generally recognize and appreciate the changes we have made over the last few years to strengthen our governance and compensation practices. In particular, they acknowledged our continued efforts to unwind related party transactions, our positive stockholder rights' positions, our performance-based STIP and LTIP, our stock ownership requirements for our NEOs, no single trigger change-in-control benefits, and our Clawback Policy for our NEOs. Our investors also acknowledged the steps we have taken to reduce stockholder dilution and burn rate by replacing stock options with RSUs and PVUs, by eliminating the broad distribution of equity awards to our associates and by adopting a stock buyback program. With these changes in our equity practices, our share usage rates are now at peer median levels and our burn rate has stabilized at competitive levels. For more information on our stockholder communication efforts, see "Stockholder Engagement and Communications" under "Corporate Governance" above.
We also acknowledge that our investors desire a higher level of return on their investment in our Company. In particular, the Compensation and Leadership Development Committee's Compensation Adviser presents one and three-year TSR data relative to our peer group as part of his overall presentation and in developing recommendations for our Executive Compensation Programs. We are committed to delivering improved TSR by continuing our focus on, and investment in, our strategic initiatives which are designed to deliver these results over the long-term. For more information see "Business Highlights: Repositioning the Company-Realizing Steady Profitable Growth" above.
Pay-For-Performance Objectives
Our Compensation and Leadership Development Committee considered the 2014 Say-on-Pay voting results and other feedback from our stockholders and other interested stakeholders in developing the 2015 Executive Compensation Programs, keeping in mind the following objectives:
Targeted Pay. To target Executive base salary, total cash compensation and total direct compensation within a reasonable range of our "Peer Group Companies" (defined in "Decision Making Process" below) for performance that meets expectations, with the opportunity for above-market median compensation only if performance exceeds expectations.
Pay Mix. To ensure that our Executive Compensation Programs include a mix of fixed and variable compensation, including annual and long-term incentives that create a balance between short-term and long-term focus.
Annual and Long-Term Incentives. To ensure that our incentive awards directly align with our financial performance. Specifically, we heard the feedback from our stockholders and advisory firms and, starting in 2014, we changed our LTIP include a mix of PVUs and RSUs for our Executives at the Divisional Vice President-level and above. Both PVUs and RSUs have holding requirements, three-year vesting periods and PVUs were tied to the Company’s achievement of its ROIC goal, which is a key input to the calculation of economic profit.
Core Executive Compensation principles are designed to deliver growth.
To promote a performance-based culture that aligns the interests of management and stockholders, a significant portion of our NEOs' total direct compensation features performance-based metrics to drive growth. We believe that variable direct compensation based on performance should increase as the scope of an associate's ability to influence our results increases. Since our NEOs have the greatest influence over our results, a significant portion of their TTDC consists of performance-based cash and long-term equity incentives that are "at risk."
The following graph reflects the TTDC for our NEOs. For further information on our 2015 STIP and LTIP payouts, see "Elements of Executive Compensation" starting on page 35 below.
Compensation Mix:

2015 Target Total Direct Compensation

This chart reflects the TTDC mix for our 2015 Fiscal Year based on the aggregate target compensation for our NEOs.(1)

Target compensation mix is not the same as actual compensation for elements that are subject to performance contingencies.

(1) This chart and the next chart below exclude Thomas Moran, our former CFO, whose employment terminated in January of 2015, but include Messrs. Hyde, Lasher, Kelley, Rutenis and our former PFO, Ms. Ajeska for the periods they served as NEOs.
Impact of Company Performance on Compensation.
We believe that the comparison between target incentive pay and “reported” incentive pay (i.e., annual bonus and equity compensation as reported in the Summary Compensation Table "SCT") is a useful measure of assessing performance, but is only part of an overall view of how pay is aligned with Company performance. We believe it is also helpful to look at performance-based compensation from the perspective of “realizable pay” (which is the intrinsic value of pay that could potentially be received as of our 2015 Fiscal Year end). For example, while the amounts shown in the SCT for equity awards granted to an NEO reflects the grant date fair value of such equity awards in the year of the grant, a portion of those awards have not vested and the amounts shown in the SCT do not reflect the impact of performance-based metrics or stock price performance on realizable pay, which may be considerably more or less based on (i) the actual number of equity awards that vest, (ii) the actual number of PVUs which are earned based on actual performance achieved, and (iii) the impact of actual stock price performance on the value of stock options, RSUs and PVUs that vested or were earned during the period.

The following graph illustrates both the aggregate target value (i.e., as reflected in the SCT) and "realizable" value of the annual bonus and equity awards made to our NEOs from 2013 through 2015. This table should be viewed as a supplement to, not a replacement or substitute for, the SCT or other compensation tables provided on pages 49-54:

ASSUMPTIONS:

Bonus: Each NEO's target bonus reflected in the SCT is equal to100% of his/her bonus potential, and the realizable value reflects the actual bonus earned for the performance period for which such individual served as an NEO, calculated as of December 31, 2015. Messrs Lasher and Rutenis and Ms. Ajeska did not serve as NEOs until 2015 and no annual bonuses were earned in fiscal year 2013 or 2014. For more information see "Elements of Executive Compensation-Short-Term Incentive Plan (Annual Bonus)" and the SCT.

Equity: As Messrs. Lasher and Rutenis and Ms. Ajeska did not serve as NEOs prior to 2015, their respective target and realizable amounts are for equity granted in 2015 only. Mr. Kelley's target and realizable amounts are for equity granted in 2014 and 2015 only, as he was not an NEO at the time his 2013 grants were made.The realizable value of the equity awarded to our NEOs between January 1, 2013 and December 31, 2015 is equal to the intrinsic value of stock options (i.e., in-the-money), RSUs and PVUs calculated based on the closing price per share of the Company's common stock of $8.49 as of December 31, 2015. This calculation is pre-tax and assumes that the NEOs held all RSUs and PVUs after vesting. The 2013 stock options and all PVUs granted in 2014 are estimated with no value, as the price at which the Company's common stock was trading on December 31, 2015 was below the option grant price and the performance metrics for the 2014 PVUs were not met. PVUs granted in our 2015 Fiscal Year were valued at 69.6% of target value based on the level of the Company's financial performance achieved. For more information, see "Elements of Executive Compensation-Long-Term Incentive Plan (Equity)" and the SCT.

B. ROLES AND RESPONSIBILITIES
Role of Our Compensation and Leadership Development Committee
Annually, our Committee reviews our Executive Compensation Programs in accordance with the principles summarized in the above Executive Summary section, and more fully described in the Compensation and Leadership Development Charter found on our website at http://www.westmarine.com under "Investor Relations - Corporate Governance." Generally, our Committee reviews peer group and internal performance data, management recommendations based on evaluations of individual and overall performance, and recommendations from the independent Compensation Adviser retained by our Committee. As our Committee members make their compensation decisions, they are careful to ensure that compensation paid to our Executives is not excessive as compared with peers and does not encourage unreasonable risk-taking, and that their decisions are transparent and easily understood (see also "Compensation Risk Analysis" below).
Our Compensation and Leadership Development Committee reviewed each component of Executive Compensation for 2015, including salaries, annual incentive awards, the value of outstanding equity awards (vested and unvested), perquisites and other benefits, and believes that the total mix of Executive Compensation was reasonable. Our Committee will continue to review total Executive Compensation at least annually.
Independence and Role of the Committee's Compensation Consultant
Our Compensation and Leadership Development Committee is authorized to retain any consultants as necessary or appropriate in making compensation decisions. Since 2010, our Compensation and Leadership Development Committee has engaged the services of the Compensation Adviser, who is an independent compensation consultant employed with FW Cook, to advise on Executive Compensation matters, including an analysis of competitive compensation targets within the marketplace compared to the Company's performance targets. In September of 2014, our Committee again retained its Compensation Adviser to provide advice regarding our 2015 Director compensation and our Executive Compensation Programs, including peer group practices for base salary, performance-based bonus, long-term incentives and other compensation elements. At that meeting, our Committee, prior to re-engaging its Compensation Adviser, considered the six independence factors set forth in the NASDAQ listing rules adopted pursuant to Exchange Act Rule 10C-1 and determined that the Compensation Adviser remained independent. The Compensation Adviser also advises our Committee on compensation program design, including stock ownership guidelines, regulatory requirements related to our Executive Compensation Programs, plans submitted to stockholders for approval, governance responsibilities and such other matters as assigned by the Committee.
The Compensation Adviser participates in Compensation and Leadership Development Committee meetings, reports directly to the Committee and supports the Committee's role by providing independent expertise on market practices, compensation program design and related subjects as described in "Principal Functions of Each Board Committee - Compensation and Leadership Development Committee” found on page 15 of this Proxy Statement. FW Cook and the Compensation Adviser provide services only as directed by the Committee and have no other relationship with West Marine. There were no fees paid to FW Cook or the Compensation Adviser for services that were not related exclusively to our Director compensation and our Executive Compensation Programs during the 2015 Fiscal Year.

Role of Management
Our CEO and Vice President of Human Resources provide input to the Committee on the level and design of Executive Compensation elements, including analyses and recommendations developed internally. Our CEO meets with the Committee (and sometimes the full Board) to review the performance of Executives at the vice-president level and above for the prior year. The Committee (and other invited Board members), without the CEO being present, also meet to review the CEO's performance and to discuss and approve his compensation package.

C. DECISION MAKING PROCESS
Peer Group Companies
Our Committee engages its Compensation Adviser to review annually the appropriateness of the peer group used to evaluate Executive Compensation. As Executive Compensation is sensitive to an organization's size, the Compensation Adviser's analysis generally includes companies in the specialty retail sector (apparel, specialty, automotive and home furnishing) within a reasonable sales range (between $200 million and $2 billion) and market cap (between $50 million and $1.3 billion) relative to West Marine's. Preference is given to companies who focus on lifestyle products.
In reviewing the results of the Compensation Adviser's study, the Committee slightly revised our peer group as reflected in the following table ("Peer Group Companies"), with West Marine being positioned about 20% below the median in terms of revenue and in the bottom quartile in terms of market cap relative to its Peer Group Companies.

2015 Peer Group Companies
($ in millions)
Company	Revenues ($)	Operating Income ($)	Operating Margin (%)	Market Cap ($)
Cabela's Incorporated	3,562	346	10	3,414
REI	2,017	130	6	n/a
Fred's, Inc.	1,945	0	(1)	579
The Finish Line, Inc.	1,757	130	7	1,266
Vitamin Shoppe	1,179	111	9	1,450
Big 5 Sporting Goods Corp.	976	29	3	273
Hibbett Sports, Inc.	882	114	13	1,151
Monro Muffler Brake, Inc.	859	107	12	1,686
Zumiez, Inc.	758	70	9	975
Haverty Furniture Companies, Inc.	752	46	6	499
West Marine, Inc.	665	4	1	239
Sportsman's Warehouse, Inc.*	643	49	8	292
Citi Trends	636	6	1	353
MarineMax, Inc.	625	15	2	476
Kirkland's, Inc.	474	24	5	308
Destination XL Group	397	(18)	(4)	265
Trans World Entertainment Corporation	378	6	2	105

75th Percentile	1,324	112	9	1,208
Median	808	54	6	499
25th Percentile	633	13	2	300
* New Peer Company for 2015, replacing Sports Chalet, which was taken private.
Market Data Provides a Reference Point for Compensation
Our Compensation and Leadership Development Committee believes that knowledge of market practices, particularly those of the Peer Group Companies listed above, provides a framework for designing targeted levels for our Executive Compensation program. When our Committee reviews market data, they consider the Median (50th percentile) of our Peer Group Companies as a reference point, as opposed to a policy, for positioning targeted total direct compensation. Our Committee generally considers a range within plus or minus 15% and 20% of the median for total cash compensation (base salary plus target bonus) and for long-term incentive awards, respectively, to be an appropriate competitive range.

Our Committee does not have a formal policy or formula for allocating our Executives' total compensation between cash and non-cash compensation or between short-term and long-term compensation. Instead, our Committee follows a flexible approach, evaluating each element of Executive Compensation separately and then assessing the total against the comparative compensation data provided by its Compensation Adviser. This data is compiled from the Peer Group Companies noted above and supplemented with companies with revenues ranging between $300 million and $700 million contained in the 2014 annual Mercer LLC US Retail Compensation and Benefits Survey, as well as companies with less than $3 billion in sales contained in the Towers Watson's 2014 CDB Retail/Wholesale Executive Compensation Survey Report - U.S. and Kenexa Technologies' Compensation Database (with data and job matching provided by Company management) to ensure that total compensation is within the norms of the retail industry and for companies of the same relative size.
In addition to the market data discussed above, our Committee also evaluates other factors particular to a given NEO's situation, including an evaluation of the NEO's abilities and historic and anticipated future contributions, management's experience with recruiting and retaining such NEO in a given role relative to both the industry and the Company's geographic location, internal equity considerations and other factors our Committee deems relevant at the time.

D. ELEMENTS OF EXECUTIVE COMPENSATION
On an annual basis, our Compensation and Leadership Development Committee reviews base salary, performance-based bonus target opportunity and long-term incentive grant value for each NEO to consider changes for the upcoming fiscal year. Benefits also are reviewed annually and changes are made less often.
Base Salary
We use annual base salary to provide meaningful, but appropriate, stable compensation to all of our associates, including our Executives. Our Committee carefully reviews the salaries of executives at peer companies as summarized by the Compensation Adviser's report on Peer Group data to ensure that our Executives' salaries are consistent and competitive, considering factors such as the Executive's job scope and responsibilities, the competitive rates for similar positions as indicated by the Peer Group data, and the recommendations by our CEO and Vice President of Human Resources for each Executive's salary range. The Committee approves the salaries of our NEOs, but delegates authority to our CEO to set other Executive salaries within the approved range. In approving the range, our Committee also considers whether the particular Executive is expected to make a significant contribution in the Executive's position such that we would suffer a critical loss if the Executive left West Marine.
Merit increases are considered annually for all associates based on achievement of individual objectives (including personal, operational and financial performance targets specific to the responsibilities of each associate), as well as achievement of overall Company performance, using metrics such as sales growth, operating margins, cost containment and, for manager-level associates, leadership skills. After the close of each fiscal year, individual performance is measured against these goals in evaluating increases to salary levels.
In February of 2015, our Compensation and Leadership Development Committee assessed the base salaries of our Peer Group Companies provided by its Compensation Adviser and noted that the base salary for our CEO was positioned about 17.2% below the peer median and near the 25th percentile, while the other NEO, Mr. Kelley, Executive Vice President - Stores and Wholesale, was positioned about 1.9% below the peer median at the time the survey was conducted. Messrs. Lasher and Rutenis were not yet hired, and Ms. Ajeska was not an NEO. As a result, our Committee approved an increase of 6.25% to Mr. Kelley to better align his compensation with that of the competitive data and in recognition of the additional responsibilities assumed while the Company conducted a search for the replacement CFO and EVP-Merchandising, Replenishment and Logistics positions. Mr. Hyde's salary has remained static since his hire in 2012. The following shows a comparison of our NEOs' base salaries for fiscal years 2014 and 2015:

Name	Base Salary		% Increase (2014 to 2015)
	FY2015	FY2014
Matthew L. Hyde	$600,000	$600,000	No Increase
Barry Kelley	$340,000(1)	$320,000	6.25%
Jeffrey Lasher	$420,000(2)	N/A	2015 New Hire
Paul Rutenis	$400,000(2)	N/A	2015 New Hire
Deborah Ajeska	$250,000 (3)	$195,707	27.74%
Thomas R. Moran	$360,256	$360,256	Resigned January 30, 2015

(1) Reflects Mr. Kelley's salary increase effective March 13, 2015.
(2) Mr. Rutenis was hired in August of 2015 and Mr. Lasher was hired in November of 2015, and their respective salaries fall within +/- 15% of the median of Peer Group Companies.
(3) Ms. Ajeska's base salary increased in 2015 for the period of time she served as interim PFO. Her base salary returned to the prior rate when Mr. Lasher was hired.

Short-Term Incentive Plan (Annual Bonus)
We use annual incentive cash compensation at reasonable levels to reward short-term performance of our Executives, while focusing their attention on initiatives and actions believed to be important for achievement of our longer-term strategic goals. Our Compensation and Leadership Development Committee establishes incentive compensation to reward Company-wide versus individual performance objectives by linking cash bonus awards to specific financial performance targets. Prior to the beginning of each year, our Executives propose key financial thresholds for the year that are believed to be challenging, but attainable, targets, and these targets are then evaluated and approved by our Compensation and Leadership Development Committee.
Target Bonus Percentage for NEOs
Under our annual STIP program, each Executive is given a target bonus payout equal to a fixed percentage of base salary. The target percentage ranges from 25% to 100% of base salary, with the percentage increasing based on job responsibility. The targets generally are reviewed annually by the Committee, and like base salaries, are based on job scope, responsibility, and position within the Company.
For 2015, our CEO's target bonus percentage was 100%, and the other NEOs' target bonus percentages were 60%, respectively, of their base salaries, except for Ms. Ajeska, whose target cash bonus percentage increased from 30% to 40% in recognition of her service as interim PFO in 2015.
2015 Short-Term Incentive Performance Metric
The structure of our STIP ties a greater portion of our NEOs total cash compensation to performance-based metrics. In order to be eligible for a bonus payout, our 2015 STIP required the achievement of a minimum threshold of pre-bonus, pre-tax profit as indicated in the chart below. If the pre-bonus, pre-tax profit goal was achieved, the aggregate annual bonus payout target would be weighted at 70% pre-tax profit and 30% total Company sales. The 2015 STIP was designed to pay 50% of the target bonus amount for achieving budget performance and 100% only for significantly outperforming the annual budget.
The following chart shows the bonus thresholds, the potential payout percentages and the actual performance achieved for our 2015 total bonus pool (in millions) for all bonus-eligible associates:

Payout Metrics		Minimum $ Threshold	Minimum % Payout	Budget $ Threshold	Budget % Payout	Target $ Threshold	Target % Payout	Maximum $ Threshold	Maximum % Threshold	Actual $ Met	Actual % Met
Pre-bonus, Pre-tax Profit (1)	ð	$4.5	14%	$15.7	35%	$24.2	70%	$41.0	140%	$15.2	34.0%
Total Company Sales	ð	$669.0	6%	$683.0	15%	$697.0	30%	$711.0	60%	$704.8	47.6%
Total (2)			20%		50%		100%		200%		81.6%

(1)
Pre-bonus, pre-tax profit is defined as net income before taxes adjusted to exclude expenses related to gain from foreign currency conversion, bonus accruals for all bonus-eligible stores, support center and distribution center associates and any unusual, non-operating items as approved by the Compensation and Leadership Development Committee (no such unusual or non-operating items were present in 2015).

(2)The bonus payout potential increased on a sliding scale to 100% for meeting stretch, or target, goals with a maximum bonus payout potential of 200%.

The following chart shows the bonus percentage and payout percentage at 100% target compared to the actual amounts earned and paid to each of our NEOs as a result of reaching the pre-bonus, pre-tax profit and sales financial performance metrics noted above:

(1)
Mr. Lasher's bonus was calculated based on the full 2015 Fiscal Year, not pro-rated from his date of hire, as part his recruitment package. This was not a guaranteed bonus as the Company was required to meet its pre-bonus, pre-tax profit threshold as a pre-condition to any bonus payout to bonus-eligible associates, including Mr. Lasher.

(2)	Mr. Rutenis received a pro-rated bonus for 2015, calculated from his date of hire.

(3)	Ms. Ajeska's bonus reflected an increase to her base salary during the time she served as PFO in 2015. As a result, a portion of her bonus was calculated at a lower base.

(4)
A portion of the sales for Mr. Kelley's bonus calculation was reduced as a result of his failure to properly identify and address an issue in one of his divisions. As a result, he received 55.4% of the 81.6% payout.

Long-Term Incentive Plan (Equity)
Our Compensation and Leadership Development Committee views long-term equity-based compensation as a critical component of the overall Executive Compensation program. The principal objectives for long-term equity-based compensation are to:

•	Strengthen the link among our financial performance, stockholder value and long-term incentive compensation;

•	Promote increased equity ownership by our Executives;

•	Encourage Executive retention through use of multiple-year vesting periods; and

•	Provide competitive levels of total compensation to our Executives.
We structure overall compensation so that a significant portion of Executive Compensation is realized only when our stock price increases and when other the financial performance metrics are achieved. In furtherance of these goals, our stockholder-approved Equity Incentive Plan permits a variety of equity awards. Historically, we have provided our Executives long-term equity incentive compensation either through awards of stock options or a combination of stock options and RSUs. However, starting in 2014, following the recommendations from our stockholders and the analyses from proxy advisory firms, we re-designed our long-term incentive plan for 2014 equity awards for Executives with a 67/33% ratio of RSUs to PVUs (the latter of which was tied to ROIC). For 2015, the Committee decided to maintain the same ratio as it believed that the split continued to create a structure and pay mix that was consistent with best practices, provides grant values at competitive levels, assists in efforts to maintain our burn rate within retail industry norms, and helps to minimize stockholder dilution. We continue to believe this LTIP provides the right balance of long-term focus on stockholder value creation with our compensation objective of retaining top leadership talent, particularly as we complete our transition from a core boating supply company to a broader waterlife outfitter.
RSUs awarded to our Executives in 2015 vest annually over a three-year period, commencing on the one-year anniversary of the grant date, at a rate of 33%, 33% and 34%, respectively. Vesting of PVUs awarded in 2015 was tied to first achieving target ROIC, which goal was set at the beginning of our 2015 Fiscal Year. The percentage of the PVU target awards earned was determined pursuant to a payout matrix established by the Committee, with any actual PVUs earned subject to additional time vesting requirements. Similar to RSUs, any PVUs earned would vest annually over a three-year period, commencing on the one-year anniversary of the grant date of the PVU, at a rate of 33%, 33% and 34%, respectively. The Executive has to remain continuously employed with the Company during the year in which the RSUs and any PVUs vest before he/she vests in any of such awards for that year. For PVUs, following the confirmation that the ROIC performance criteria has been met, the PVUs will vest and be paid out in shares of West Marine common stock. No PVUs were to be earned if the 2015 ROIC performance goal at year end was below 5.05%. Additionally, PVUs in excess of 150% were not to be earned under any circumstances and the number of PVUs earned at performance levels between threshold and target and between target and maximum were to be interpolated on a straight-line basis.
Our Executives and other management-level associates generally receive equity awards once each year (historically the first business day in June for 2013 and, for 2014 and 2015, the first business day in March). Starting in 2016, our Compensation and Leadership Development Committee moved forward the annual equity award grant date to March 14th (or the earlier business day, if March 14th falls on a holiday or weekend) and revised the performance criteria from ROIC to ROC, as the Committee felt that ROC better represented areas over which our Executives would have direct control.
All equity awards to our NEOs are approved by our Committee. For other associates (including certain management-level associates), the Committee approves equity awards available to be granted based on the associate's job level, and a committee comprised of our CEO, CFO and Vice President of Human Resources is then authorized to determine the number of equity awards granted to these associates within certain parameters per job level up to the overall number or value of awards pre-approved by the Compensation and Leadership Development Committee. Awards to newly-hired associates are granted effective as of the 10th business day of the calendar month following the associate's date of hire, and off-cycle grants (i.e., due to promotion) are granted effective as of the third business day following the release of quarterly earnings which occurs immediately after the date of the promotion. The policy for granting equity awards has been designed, in part, to avoid questions of whether the timing of the grants is affected by material non-public information.
The charts below reflect the ROIC performance targets and PVUs which would have been awarded based on such targets. At its February 2016 meeting, our Compensation and Leadership Development Committee confirmed that the ROIC performance metric for the 2015 Fiscal Year was met and, therefore, approved the PVU payout level set forth below for our Executives:

Performance Level	FY 2015 Ending ROIC Performance Goal Target	PVU % Awarded If ROIC % was Achieved	2015 Actual ROIC Achieved	2015 - 2017 Actual PVUs Awarded
Threshold	5.05%	50%	5.32%	69.6%
Target	5.73%	100%
Maximum	6.5%	150%
Additionally, the first chart that follows shows the number of the PVUs that would have been earned at target compared to the number of PVUs earned when they vested on March 2, 2016; and the second chart compares the number of RSUs that were granted to each NEO on their respective grant dates and as noted above, such PVUs and RSUs vest over three years:
Of the PVUs awarded in 2015, 33% vested on March 2, 2016 for Messrs. Hyde and Kelley and for Ms. Ajeska as follows: 8,800, 3,630 and 2,200 respectively, and 33% will vest for Messrs. Rutenis and Lasher on September 15, 2016 and December 14, 2016, respectively, as follows: 7,260 and 7,260.

(1)
PVUs and RSUs were granted to Messrs. Lasher and Rutenis on the 10th business day of the calendar month following their respective hire dates. The number of RSUs awarded was increased to attract and retain Messrs. Lasher and Rutenis in these key positions. With the intent of driving longer-term growth, these equity awards comprise a greater portion of their TTDC. For more information on the value of such awards see the SCT.

(2)
The number of PVUs and RSUs granted to Ms. Ajeska were the same as those awarded at the vice-presidential level versus the number she otherwise would have received at the divisional vice-presidential level, in recognition of her increased responsibilities as interim PFO during our 2015 Fiscal Year.

E. COMPENSATION RISK ANALYSIS
Our Committee reviewed and assessed with management and FW Cook our compensation policies and plans, including the design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk mitigation features, performance measures and goals, oversight and controls, and plan features and values, in each case compared to market practices. In addition, our Committee considered the following compensation programs attributes as mitigating risk-taking incentives: our Executive Compensation Program is overseen by our Committee comprised solely of independent Directors; base salaries are fixed and do not create any inappropriate incentive for risk-taking; our incentive-based cash compensation program contains a blend of performance measures designed to motivate sustained performance in key strategic areas and has a capped payout; for 2015, we once again provided for a performance component in the form of PVUs measured by ROIC, with vesting requirements over a three-year period; our Stock Ownership and Retention Policy serves to ensure that our Directors and Executives subject to the policy are committed to long-term performance and sustained stock price growth; and we have an established a Clawback Policy for our NEOs, as described below.
In its assessment, our CEO and our Compensation and Leadership Development Committee reviewed the potential effects of the various components of our compensation and benefits programs upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management. Based on this review, our Committee believes that the Company’s Executive Compensation Programs are aligned with the interests of stockholders, appropriately reward pay for performance, and do not create incentives for inappropriate risk-taking by any of our associates, including Executives.
For more information about our Compensation and Leadership Development Committee's management of risks arising from our compensation policies and programs, see "Risk Management Oversight" under "Corporate Governance" on pages 17-18 of this Proxy Statement.

F. CLAWBACK POLICY
One of the objectives of our Executive Compensation Program is to make a substantial portion of Executive Compensation dependent on the Company’s overall financial performance. In order to ensure that our NEOs take full account of risks to the Company and its stockholders in their decision-making, and to reduce such risks wherever practicable, our Board adopted a Clawback Policy and delegated authority to its Compensation and Leadership Development Committee to administer it.
In the event of a material financial restatement (whether or not fraud or other intentional misconduct was involved), other than a restatement due to a change in financial accounting rules, our Compensation and Leadership Development Committee, in its discretion, refers the matter and its recommendation as to an appropriate remedy to the full Board for consideration. Our Board may determine to recover the incentive compensation (e.g., cash bonus and PVUs, if any) paid to any of our NEOs and may terminate his or her employment, depending on the particular facts and circumstances giving rise to the restatement. In its discretion, our Compensation and Leadership Development Committee or the Board also may decline to seek recovery under the Clawback Policy, considering factors such as: the likelihood of success in achieving the recovery, given the anticipated cost and management effort required; whether the affected NEOs have already paid taxes on the compensation subject to recovery; whether the assertion of a claim for recovery may prejudice the interests of the Company; the passage of time since the issue giving rise to the recovery occurred; and whether there is any pending legal proceeding relating to such event.

G. STOCK OWNWERSHIP AND RETENTION POLICY
To better link the interests of management and stockholders, our Compensation and Leadership Development Committee has determined that our Executives at the senior vice president level and above should acquire and maintain during the term of their employment a meaningful amount of our equity to ensure that their interests are aligned with those of our stockholders. Our Committee also has acknowledged that the acquisition of our equity should not represent a significant financial burden on these associates.
The multiple of base salary to be directly or indirectly owned in common stock by our NEOs depends on the Executive's role with West Marine, as shown below. The Committee has assigned these particular multiples to match or exceed market practice, to represent a significant portion of the overall compensation package and to reinforce the alignment of management's decision-making with stockholder interests.

Stock Ownership Multiples of Base Salary
Position	Multiple of Base Salary
CEO and President	4x
Executive Vice Presidents	1.5x
Senior Vice Presidents	1x

Position	Multiple of Annual Retainer
Non-employee Directors	6x
For purposes of determining stock ownership, owned shares include:

•	Common stock

•	Shares purchased through our Stock Buying Plan (applicable only to Executives)

•	Time-vested RSUs (vested and unvested)

•	Shares retained upon exercise of stock options

•	Earned PVUs (i.e., after determination of achievement), whether or not vested
Ownership shares do not include:

•	Unvested or vested stock options

•	Unearned PVUs

Share Thresholds, Holding Periods and Retention Ratios
To ensure that progress is made toward ownership goals and that ownership thresholds are maintained once met, our Committee required the following provisions in our Stock Ownership and Retention Policy:

•	A one-year holding period for any stock purchased through our Stock Buying Plan;

•	Executives are required to hold shares until stock ownership requirements are met as follows:

◦	50% of the after-tax shares from exercised options and stock purchased under our Stock Buying Plan; and

◦	75% of the after-tax shares from RSUs and PVUs;

•	Executives must maintain the stock ownership threshold requirement for the term of his or her employment; and

•	Directors must maintain the stock ownership threshold for so long as they serve on our Board.
Compliance Review
Our Compensation and Leadership Development Committee reviews ownership levels on a quarterly basis and compliance with the terms of this policy by our covered Directors and Executives. Throughout 2015, all Directors and Executives subject to this policy were in full compliance with the stock holding requirements.

H. LIMITED PERQUISITES AND PERSONAL BENEFITS
We provide our Executives with certain perquisites and other personal benefits that our Compensation and Leadership Development Committee believes are reasonable and consistent with our overall Executive Compensation Program and philosophy. These benefits are provided in order to enable us to be competitive and attract and retain key talent. The perquisites and benefits provided to our Executives are reviewed by the Committee at least annually to determine if they are still reasonable and appropriate in light of all facts and circumstances, including the competitive environment.
We do not provide perquisites for former and/or retired Executives, such as lifetime health or pension benefits or car allowances. However, our Founder and Affiliated Director, Mr. Repass, participates on a non-discriminatory basis in our group health plan and pays at the same contribution level as that charged to our associates electing similar coverage, and all of our associates employed for at least 20 years, including Executives, receive a lifetime associate discount for purchases of products we offer. In addition, some of our long-tenured Board members also have been provided with this same lifetime discount.
In order to help protect an Executive's family in the event of death, we provide our Executives with additional term life insurance (over the amount generally provided to other management-level associates) ranging from $500,000 for Divisional Vice Presidents to $1,500,000 for our CEO. However, Mr. Hyde has never elected to receive additional life insurance. We do not provide any excise tax gross-ups.
The company maintains a relocation program available to certain associates, ranging from store and other manager-level associates to Executives, under which it provides competitive relocation benefits to support recruitment efforts to meet critical business needs and provide career development opportunities for high potential associates. Relocation benefits include, but are not limited to, transfer and storage fees, car rental, hotel and meal expenses, temporary housing and travel reimbursements.
On a case-by-case basis, we have paid sign-on bonuses, which generally are individually negotiated, to recruit associates, ranging from store and other manager-level associates to Executives. In 2015, we paid the following to recruit our new NEOs:

Name	One-Time Sign-On Bonus (1)	Relocation Expenses (2)
Jeffrey Lasher	$136,154	$21,719
Paul Rutenis	$75,000	$33,724
_________________
(1) Reflects a one-time gross payment paid within two weeks of their respective start dates. If the NEO voluntarily terminates employment with the Company (other than in connection with a change-in-control) within one year of his employment start date, he will be responsible for reimbursing the Company 100% of the sign-on bonus.
(2) This represents the total net relocation reimbursements paid to the NEO in 2015. Additional amounts may be paid out in 2016.
Our NEOs and other Executives also participate in other employee benefit plans available on a nondiscriminatory basis to other associates, including:

•	Merchandise discounts

•	Use of Company-owned equipment (such as use of the Company-leased sailboat, kayaks and other equipment)

•	Ability to exchange for cash up to 80 hours of accrued paid time off per year

•	Participation in our Stock Buying Plan

•	Group health, life and disability coverage
In addition to their paid time off, after five years of service, all store managers and general managers, as well as Port Supply market team managers, and support center and distribution center associates at a senior manager-level and above, which includes our Executives, become eligible for a three-week sabbatical, while associates at the Divisional Vice President-level and above become eligible for a four-week sabbatical. This sabbatical plan was created by our Founder and Affiliated Director, Randolph K.

Repass, to reward associates for their performance, subject to their manager's approval, and to provide these associates with the opportunity to pursue business-related educational programs or other activities affording them fresh insights and/or perspectives about improving operations, and/or allowing them to pursue community service or non-academic goals. We believe that this sabbatical program provides significant value to our stockholders by allowing our associates to avoid job burnout, and return to work with a refreshed and renewed outlook on improving their individual and overall Company performance. Unused sabbaticals may not be exchanged for cash.
All qualifying associates, including our Executives, are eligible to participate in our 401(k) savings plan and may make salary deferrals up to the maximum annual deferral permitted by the Internal Revenue Code (the "Code"). In 2015, this limit was $18,000 in regular deferral, and $6,000 in catch up deferral for participants over age 50. West Marine matches 33% of each dollar deferred up to 5% of the participant's annual compensation. We do not provide any other type of retirement benefits to our Executives.

I. POST EMPLOYMENT AND SEVERANCE ARRANGEMENTS/NO CHANGE-IN-CONTROL AGREEMENTS
In addition to the compensation elements described above, we also provide our Executives at the Vice President level and above with severance benefits, which are a common characteristic of compensation for key employees in the retail industry. Due to our size relative to other public companies, we believe that severance benefits are necessary to help us attract and retain skilled and qualified Executives to continue to execute on our strategic initiatives and grow our business.
Our severance arrangements do not contain any single-trigger change-in-control provisions.
Executive Top-Hat Severance Plan
Our Board, upon the recommendation of its Compensation and Leadership Development Committee, approved our Top-Hat Severance Plan effective for any Executive at the Vice President level who was hired or promoted after March 16, 2011. This Top-Hat Severance Plan is in effect for all current NEO's except for Ms. Ajeska. See "Other NEO Severance Arrangements" below for severance benefits paid to our former CFO, Thomas R. Moran and payable to Ms. Ajeska if termination occurred as of our 2015 Fiscal Year end.
The Top-Hat Severance Plan provides that if the eligible Executive's employment is involuntarily terminated without cause or if his or her employment is terminated for good reason, such Executive will be entitled to receive certain severance benefits as follows:

•	Cash severance payments equal to the weekly rate of base salary for the applicable severance period based on years of service as set forth in the chart below (“Cash Severance”).

POSITION	LESS THAN 1 YEAR	1 YEAR OR MORE BUT LESS THAN 5 YEARS	5 YEARS OR MORE
Chief Executive Officer/President	52 weeks	60 weeks	78 weeks
Executive Vice President	35 weeks	40 weeks	52 weeks
Senior Vice President	27 weeks	31 weeks	40 weeks
Vice President / Regional Vice President	17 weeks	20 weeks	26 weeks

◦
Cash Severance, is payable in substantially equal installments over the severance period on regularly-scheduled payroll dates, subject to applicable deductions and withholdings, and commencing as of the first payroll date that is at least forty-five days following termination, with the first payment including all amounts due from the beginning of the severance period to the date of such first payment.

◦
Cash Severance is reduced by the amount of compensation earned or paid either as a result of new employment or serving as an independent consultant during the severance period. The Company is obligated to pay any shortfall.

•
If termination occurs during the first six months of a fiscal year, the Executive will not receive any cash bonus for that year. If termination occurs during the second half of a fiscal year, the Executive will receive a pro-rata bonus, if any.

•
An Executive may exercise his or her vested stock options in accordance with the terms of the applicable option award agreement (generally 90 days). Unexercised vested stock options and unvested stock options, RSUs and PVUs are automatically forfeited on termination.

•	All severance benefits immediately cease upon death.

•	Severance benefits terminate if the Executive is re-employed by West Marine.

•	We may withhold for payroll taxes and the Executive is responsible for all taxes.

•	Payments are subject to Section 409A of the Code for any Executive defined as a "specified employee" under the Code.
For a summary of the compensation and benefits that would have been paid to Messrs. Hyde, Lasher, Kelley and Rutenis if their employment with West Marine had terminated as of January 2, 2016, see “NEO Post-Employment Summary Payment Tables” on pages 54-55 of this Proxy Statement.

Other NEO Severance Arrangements
Ms. Ajeska does not have any severance agreement and is not covered under our Top-Hat Severance Plan. As a result, see "NEO Post-Employment Summary Payment Tables" for severance amounts payable to Ms. Ajeska.
Mr. Moran, our former Chief Financial Officer, who resigned his position effective January 30, 2015, was the only remaining NEO with an employment agreement entered into prior to the effective date of the Top-Hat Severance Plan. In view of Mr. Moran’s eight-year tenure with the Company, on January 16, 2015, our Board approved severance benefits payable to Mr. Moran which are consistent with those provided for under his employment agreement with the Company as follows:

•
A cash severance payment of $360,256, an amount equal to fifty-two (52) weeks (“Severance Period”) of his annual base salary, payable in substantially equal installments over the Severance Period on the Company’s regularly-scheduled payroll dates, subject to applicable deductions and withholdings. The Company paid $173,200 of this severance amount as Mr. Moran obtained alternate employment on July 27, 2015, at which time severance payments by the Company ceased per the terms of the agreement;

•
All unvested stock options, RSUs and PVUs as of the termination date were forfeited and Mr. Moran was able to exercise any vested stock options only for a 90-day period following his employment termination date (see "Options Exercised and Stock Vested" below for the number of equity awards forfeited upon termination and options exercised within such 90-day window);

•
Mr. Moran did not receive any annual cash bonus for 2014 or 2015 or other benefits under the separation agreement, except that he was offered continued health care benefits required to be offered under Federal or state law (e.g., COBRA) which terminated on his re-employment date on September 30, 2015; and

•
Mr. Moran is bound by, among other provisions included in the separation agreement, a full release of all claims related to Mr. Moran’s employment with the Company, and non-solicitation, confidentiality, cooperation and non-disparagement covenants.

J. TAX DEDUCTIBILITY
Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million, in the aggregate, paid to our NEOs, unless certain requirements are met. Our Compensation and Leadership Development Committee monitors the applicability of Section 162(m) in connection with compensation payable to our Executives. Our Equity Incentive Plan included as Proposal 4 for stockholder approval is currently structured with the intention that performance-based cash and equity awards paid or granted pursuant to the terms of the Equity Incentive Plan qualify as “performance based” compensation that is not subject to the $1 million deduction limit.
Although the Committee may consider tax deductibility in connection with future compensation decisions, it believes that it is generally not in our stockholders' interest to restrict the Committee's discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Committee may approve compensation that is not fully deductible.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation and Leadership Development Committee has reviewed and discussed the foregoing CD&A with West Marine's management, and based on the review and discussions, the Compensation and Leadership Development Committee has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Annual Report.

March 15, 2016	Compensation and Leadership Development Committee
Dennis F. Madsen, Chair Christiana Shi James F. Nordstrom, Jr.
The Compensation and Leadership Development Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

☑	PROPOSAL #3: ADVISORY VOTE ON THE COMPENSATION OF OUR NEOs
We are asking our stockholders to approve, on an advisory basis, the compensation of our NEOs as reported in this Proxy Statement. We urge you to read the entire CD&A section above, which describes in more detail how our policies and procedures related to Executive Compensation Programs operate and are designed to achieve our compensation objectives, as well as the SCT, set forth on page 49 and other related compensation tables and narrative appearing elsewhere in this Proxy Statement, which provide detailed information on the compensation of our NEOs.
We believe our Executive Compensation Programs strike the appropriate balance between utilizing responsible, measured pay practices and effectively aligning the interests of our Executives to dedicate them fully to value creation for our stockholders.
THE BOARD STRONGLY ENDORSES THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:
“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to West Marine Inc.'s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement.”
Because your vote is advisory, it will not be binding on our Board. However, our Board and its Compensation and Leadership Development Committee value the opinions of our stockholders and will continue to consider voting results when making future decisions regarding our Executive Compensation Programs. See the "Compensation Discussion andAnalysis–Executive Summary–2015 Say-on-Pay Voting Results and Stockholder Outreach" section above.
Consistent with our Board's recommendations, our stockholders voted to hold an advisory vote on the approval of Executive Compensation on an annual basis. After consideration of this vote from our stockholders, our Board has determined to continue to hold an advisory vote on the approval of Executive Compensation on an annual basis until the next advisory vote on frequency occurs. An advisory vote on frequency of stockholder advisory votes on Executive Compensation will be held at our 2017 Annual Meeting, and we expect to continue to recommend an advisory vote on an annual basis.

☑	PROPOSAL #4: APPROVE THE WEST MARINE, INC. AMENDED AND RESTATED OMNIBUS EQUITY INCENTIVE PLAN
The Equity Incentive Plan, upon the recommendation of our Compensation and Leadership Development Committee ("Compensation Committee"), was adopted by our Board on March 16, 2016, subject to stockholder approval. The Equity Incentive Plan replaces our former plan approved by our stockholders in 2011 and also includes cash performance-based awards which, until this year, were under a separate program which we refer to as the STIP. Beginning in 2016, for ease of stockholder approval and to meet the requirements of Section 162(m) of the Code, our STIP has been incorporated into our Equity Incentive Plan as described below. In this Proposal No. 4, our Board is requesting stockholder approval of the Equity Incentive Plan.
A description of the material terms of the Equity Incentive Plan are summarized below and the Equity Incentive Plan in its entirety is attached hereto as Appendix A.
Reasons to Approve the Equity Incentive Plan
Our Board believes that offering equity awards to our associates helps align their interests with those of our stockholders by providing an incentive for associates to focus on stockholder value. Additionally, our Equity Incentive Plan has been, and continues to be, a vital component in maintaining competitive incentive compensation programs designed to attract, motivate and retain key associates. Stockholder approval of our Equity Incentive Plan will allow us to continue to use a broad array of equity incentives and performance cash incentives that support our pay-for-performance philosophy to reward our associates with compensation tied to both short-term and long-term financial results and to align their interests with those of our stockholders.
Approval of the Equity Incentive Plan by our stockholders is also required to ensure that performance-based awards, which include both performance-based stock awards and performance-based cash awards (collectively, “Performance-Based Awards”) granted under the Equity Incentive Plan may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. In general, under Section 162(m) of the Code, in order for the Company to be able to deduct compensation in excess of $1.0 million paid in any one year to a “covered employee,” such compensation must qualify as "performance-based." For the grant of Performance-Based Awards under a plan to qualify as “performance-based compensation” under Section162(m), among other things, the plan must (i) describe the employees eligible to receive such awards, (ii) provide a per-person limit on the number of shares subject to stock options and performance-based stock awards, and the amount of cash that may be subject to performance-based cash awards, granted to any employee under the plan in any year, and (iii) include one or more pre-established business criteria upon which the performance goals for Performance-Based Awards may be granted (or become vested or exercisable). These terms must be approved by the stockholders no less frequently than every five years. Our Equity Incentive Plan submitted for stockholder approval as Proposal No. 4 is designed to satisfy the requirements of Section 162(m) of the Code. Accordingly, our Board is recommending that stockholders approve our Equity Incentive Plan in order to preserve the deductibility of Performance-Based Awards under Section 162(m) of the Code and for the other reasons described herein.
The Equity Incentive Plan Combines Compensation and Governance Best Practices
Our Equity Incentive Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

•
Repricing is not allowed without stockholder approval. Our Equity Incentive Plan prohibits the repricing of outstanding equity awards and the cancellation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of our common stock in exchange for cash or other stock awards under our Equity Incentive Plan without prior stockholder approval.

•
Stockholder approval is required for additional shares. Our Equity Incentive Plan does not contain an annual “evergreen” provision. Our Equity Incentive Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs.

•
No tax gross ups. Our Equity Incentive Plan prohibits the Company from paying or reimbursing any “gross-up” payments for taxes on the income recognized as a result of the grant, vesting, exercise or sale of any award.

•
Fungible share pool design. Our Equity Incentive Plan has a fungible share pool design, which increases the rate at which the share reserve is depleted for stock awards other than stock options and stock appreciation rights, in order to minimize stockholder dilution. The number of shares available for issuance under our Equity Incentive Plan will be reduced by one share for each share of common stock subject to a stock option or stock appreciation right and by two shares for each share of common stock subject to any other type of award issued.

•
Fixed Grant Date. Our Equity Incentive Plan fixes the dates on which awards are granted annually to our associates and non-employee Directors and for newly-hired or promoted associates to ensure independence with respect to equity grants.

•
Reasonable share counting provisions. In general, when awards granted under our Equity Incentive Plan lapse or are canceled, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, shares of common stock tendered to us in payment of the exercise price of stock options or stock appreciation rights, or withheld by us to cover tax withholding obligations upon exercise of stock options or stock appreciation rights will not be returned to our share reserve.

•
Double-Trigger Change in Control provisions. The definition of change in control in our Equity Incentive Plan requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change in control transaction occurring. Our Equity Incentive Plan does not provide for single-trigger acceleration in the event of a change in control transaction.

•
No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights must have an exercise price equal to or greater than 100% of the fair market value of our Common Stock on the date the stock option or stock appreciation right is granted.

•
Submission of amendments to our Equity Incentive Plan to stockholders. Our Equity Incentive Plan requires stockholder approval for material amendments to our Equity Incentive Plan, including, any increase in the number of shares reserved for issuance under our Equity Incentive Plan.

•
Flexibility in designing equity compensation scheme. Our Equity Incentive Plan allows us to provide a broad array of equity incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, other stock awards and performance cash awards. By providing this flexibility, we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.

•	Limit on equity awards. Our Equity Incentive Plan limits the number of shares of our common stock that may be granted to any one participant during any one fiscal year.

•
Burn rate and dilution within industry norms. We reduced broad equity distribution to reduce our stockholder dilution and burn rate, both of which are now within retail industry norms and well below advisory firm average.

•	Clawback. Any Performance-Based Awards granted under our Equity Incentive Plan is subject to recoupment in accordance with the Company’s Clawback Policy.

•	Limited Term for options and SARs. Our Equity Incentive Plan limits the term of options and stock appreciation rights to seven years.
Summary Description of the Equity Incentive Plan
The material features of our Equity Incentive Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the Equity Incentive Plan. Stockholders are urged to read the actual text of the Equity Incentive Plan in its entirety, which is appended to this Proxy Statement as Annex A and which may be accessed from our website at http://www.westmarine.com under "Investor Relations."
Purpose
The purpose of the Equity Incentive Plan is to promote the success, and to enhance the value of the Company by linking the personal interests of participants to those of Company stockholders, and by providing such participants with an incentive for outstanding performance.
Plan Administration
The Equity Incentive Plan is administered by the Compensation Committee which is comprised solely of Directors who are non-employee Directors. The Compensation Committee or our Board have the power, except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, to determine the size and types of stock and cash awards, including, without limitation, performance-based stock and cash awards (“Awards”), when and how Awards will be granted, and the terms and conditions of Awards in a manner consistent with the Equity Incentive Plan.
Shares Available for Awards
The aggregate number of authorized shares of our common stock (“Shares”) for grant under the Equity Incentive Plan, including Shares previously granted, may not exceed 10,300,000 unless there is an adjustment of Shares as authorized under the Equity Incentive Plan. This aggregate number is not an increase from the number of Shares previously approved for grant under the Equity Incentive Plan.
The number of Shares available for issuance under the Equity Incentive Plan will be reduced by (i) one (1) Share for each Share of common stock issued pursuant to an option grant or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying common stock on the date of grant, and (ii) two (2) Shares for each Share of common stock issued pursuant to restricted stock awards, restricted stock unit awards, performance stock awards, or other “full-value” stock awards granted under the Equity Incentive Plan.
Any Shares subject to a stock Award that are not delivered to a participant because the stock award is exercised through a reduction of Shares subject to the stock award (i.e., “net exercised”) will not again become available for issuance under the Equity Incentive Plan. To the extent that a stock Award is settled in cash rather than in Shares, the Shares reserved for such Award is not deducted from the authorized Share pool. To the extent Shares are withheld from any stock Award by the Company to pay taxes applicable to any stock Award, such Shares shall be deducted from the authorized Share pool. Shares tendered by a participant to pay the exercise price of any option or to satisfy tax-withholding obligations of any stock Award is not be added to the authorized Share pool.

Individual Limits
No individual may be granted more than one million five hundred thousand (1,500,000) Shares subject to any combination of performance-based stock awards, restricted stock, or other stock-based Awards in any given fiscal year. In addition, no individual may be granted more than one million five hundred thousand (1,500,000) Shares subject to options or SARs (or any combination of options and SARs) in any given fiscal year. For Performance-Based Cash Awards, no individual may receive more than two million ($2,000,000) dollars. The performance period for Performance-Based Awards under the Equity Incentive Plan is the period of time selected by the Compensation Committee or the Board over which the attainment of one or more Performance Goals (as defined below) will be measured ("Performance Period").
Eligibility
All associates and non-employee Directors of the Company and its subsidiaries, as determined by our Compensation Committee are eligible to participate in the Equity Incentive Plan.
Types of Awards
The Equity Incentive Plan provides for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards, as well as performance-based stock awards and performance-based cash awards on achievement of objective performance goals.
Performance-Based Awards
The Equity Incentive Plan allows us to grant Performance-Based Awards that may qualify as performance-based compensation that is not subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code. Performance-Based Awards may be granted, vest or be exercised based upon the attainment during a specified period of time of specified Performance Criteria and Performance Goals described below. The length of any Performance Period, the Performance criteria and the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be determined by our Compensation Committee, except that our Board also may make any such determinations to the extent that the award is not intended to comply with Section 162(m) of the Code.
In granting a Performance-Based Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, our Compensation Committee will set a period of time, or a Performance Period, over which the attainment of one or more Performance Goals, will be measured. Within the time period prescribed by Section 162(m) of the Code, at a time when the achievement of the Performance Goals remains substantially uncertain (typically no later than the earlier of the 90th day of a Performance Period and the date on which 25% of the Performance Period has elapsed), our Compensation Committee will establish the Performance Goals, based upon one or more Performance Criteria enumerated in the Equity Incentive Plan and described below. As soon as administratively practicable following the end of the Performance Period, our Compensation Committee will confirm whether the Performance Goals have been satisfied.
Performance Criteria
The Performance Criteria that the Compensation Committee may use to establish Performance Goals may be based on any one of, or combination of, the following as determined by the Compensation Committee or the Board: (i) income or earnings (before or after taxes), (ii) operating income or operating income after taxes; (iii) earnings per share or earnings per share growth; (iv) sales, net sales, sales growth, total revenue, or revenue growth; (v) product revenue; (vi) pre-tax profit or pre-tax or pre-bonus, pre-tax operating profit; (viii) operating profit or net operating profit; (ix) return measures (including, but not limited to, return on assets, return on investment, return on capital, return on capital employed, return on invested capital, return on equity, sales, or revenue); (x) shareholder’s equity or average stockholder’s equity; (xi) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, cash flow per share and cash flow return on investment); (xii) earnings before or after taxes, interest or depreciation; (xiii) earnings before or after taxes, interest, depreciation, and amortization; (xiv) margin (including gross or operating margins), (xv) economic value added (or an equivalent metric); (xvi) share price, share price performance, share price return or relative share price (including, but not limited to, growth measures and total shareholder return), (xvii) market share or change in market share, (xviii) expense or cost reduction goals; (xix) customer retention or satisfaction; (xx) working capital targets or improvement in or attainment of working capital goals; (xxi) debt reduction; (xxii) implementation of completion of projects or processes; (xxiii) quantifiable, objective measures of individual performance relevant to the particular Employee’s job responsibilities; (xxiv) debt reduction or debt levels; (xxv) capital expenditures; (xxvi) workforce diversity; (xxviii) reduction in billings; or (xxix) other objective performance goals as may be determined by the Compensation Committee; and to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance determined by the Compensation Committee or the Board.
Performance Goals
The one or more goals established by the Compensation Committee or the Board for the Performance Period based upon the Performance Criteria may be measured with respect to the Company or any one or more of its subsidiaries and either in absolute terms or as compared to another company or companies or the performance of one or more relevant indices. Unless specified otherwise by the Compensation Committee or the Board (i) in the award agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to GAAP; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under GAAP; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under GAAP ; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under GAAP.
Fixed Date of Grant
The grant date for stock Awards under the Equity Incentive Plan are fixed as follows: (a) for annual Awards to participants who are current employees, the 14th day of March of each year, or if the 14th falls on a weekend or a holiday, the immediately preceding business day in March; (b) for one-time Awards made to newly-hired employees, the 10th business day of the calendar month following the new employee’s date of hire; (c) for one-time Awards made to existing employee participants who are promoted and determined entitled to an Award, the 3rd business day following the release of quarterly earnings which occurs immediately following the effective date of the promotion; (d) for annual Awards made to non-employee Directors, the close of each annual meeting of the Company’s stockholders at which the non-employee Director is nominated for reelection and is so elected by the stockholders; (e) for Awards, other than annual Awards, made to non-employee Directors appointed by the Board at any time prior to the next annual meeting of stockholders (e.g. an appointment to fill a vacancy on the Board), the first day of attendance by such newly-appointed non-employee Director at the first to occur of a Board meeting or a meeting of any of the Board’s standing Committees; and (f) any date designated by the Compensation Committee as the date as of which an Award is granted, which shall not be earlier than the date on which the Compensation Committee approves the granting of such Award.
Clawback/Recovery
Stock awards granted under our Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy we may be required to adopt pursuant to applicable law and listing requirements. In addition, our Board may impose such other clawback, recovery or recoupment provisions in any award agreement as it determines necessary or appropriate.
Changes in Capital Structure
In the event of any “equity restructuring,” as defined under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (or any successor thereto), including but not limited to a stock dividend, stock split, spin-off, rights offering, recapitalization through a nonrecurring cash dividend, Share combination, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Incentive Plan, such adjustment shall be made in the number and/or class of Shares which may be delivered under the Plan (including adjustment to the annual limits on awards that may be granted to any one participant under the Equity Incentive Plan), and in the number and/or class of and/or price of Shares subject to outstanding Stock Awards granted under the Equity Incentive Plan, as is necessary to equalize a stock Award’s value before and after an equity restructuring, and provided that the number of Shares subject to any stock Award shall always be a whole number. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, or other change in the corporate structure of the Company that does not constitute such an equity restructuring, the Compensation Committee may make such adjustment, if any, as it deems appropriate in the number and/or class of and/or price of Shares subject to outstanding Awards granted under the Plan.
Change-in-Control
The Compensation Committee may not accelerate the vesting and exercisability of any Award in the event of a change in control unless such vesting and exercisability is conditioned on the consummation of such change in control and either (i) the participant’s employment with the Company is terminated, or (ii) the Compensation Committee or the Board determines that (A) such outstanding Awards will not be assumed, converted and/or substituted, or (B) it is in the best interests of the Company to vest such outstanding Awards.
Amendment and Termination
The Board or the Compensation Committee may alter, amend or terminate the Equity Incentive Plan, at any time and for any reason. However, without further stockholder approval, no alteration or amendment can (a) materially increase the benefits accruing to participants under the Equity Incentive Plan, (b) increase the number of securities which may be issued under the Equity Incentive Plan, or (c) materially modify the requirements as to eligibility for participation in the Equity Incentive Plan. However, stockholder approval is not required if such approval is not required in order to assure the Equity Incentive Plan's continued qualification under Rule 16b-3 promulgated under the Exchange Act.

As described above, we intend Performance-Based Awards paid under the Equity Incentive Plan to qualify as “performance-based compensation” under Section 162(m) of the Code. By doing so, we preserve our federal income tax deductions with respect to annual compensation required to be taken into account under Section 162(m) of the Code that is in excess of $1.0 million and paid to any covered person under Section 162(m) of the Code.
Plan Benefits
Awards to be Granted Under the Equity Incentive Plan

Name of Individual or Group	Dollar Value ($)	RSU (#)		PVUs (#)
Matthew L. Hyde (1)	—	—		—
Jeffrey L. Lasher (1)	—	—		—
Barry Kelley (1)	—	—		—
Paul Rutenis (1)	—	—		—
Named Executive Officers, as a group (1)	—	—		—
All director nominees who are not executive officers, as a group (2)	350,000	38,290	(3)	—

(1) Under the terms of the Equity Incentive Plan, annual equity awards are granted in March. Accordingly, awards to eligible associates, including our executive officers, were granted in March 2016, and annual awards will next be granted in March 2017. The amount of awards granted to eligible associates is at the discretion of our Compensation and Leadership Development Committee. In addition, our Board and our Compensation Committee have not granted any additional awards under the Equity Incentive Plan. As a result, additional equity award amounts that will be received by or allocated to eligible associates under the Equity Incentive Plan are not determinable. For additional information, see “Compensation Discussion and Analysis-Elements of Executive Compensation-Long-Term Incentive Plan (Equity)” above.
(2) Each of the six incumbent non-employee Director nominees who are reelected to the Board will receive an equity grant with a value of $50,000 as of the date of the Annual Meeting. This table assumes that all six incumbent non-employee Directors are reelected to the Board. The equity grant to be made as of the date of the Annual Meeting will be in the form of an RSU, unless the Director elects to receive up to 50% in the form of stock options. The RSUs will be valued at the high/low price of trading of the Company’s common stock on the date of the Director’s re-election to the Board. The stock options will be valued at two times those of the RSUs. The stock options will have an exercise price equal to 100% of the high/low average of Company’s common stock trading on the date of grant. All equity awards will vest on the earlier of one year following the date of grant or the subsequent year’s annual meeting date. For additional information regarding our current compensation arrangements for non-employee Directors, please see “Non-Employee Director Compensation” above.
(3) This assumes all Directors receive RSUs and do not elect to receive any stock options. Dollar value is based on the average high/low price of West Marine common stock on March 28, 2016, which was $9.14 per share.
Awards Granted Under the Equity Incentive Plan

	Number of Shares Underlying RSUs Granted (#) (1)	Number of Shares Underlying PVUs Granted (#) (1)	Number of Shares Underlying Stock Options Granted (#) (1)
Named Executive Officer Group (6 persons)	350,631	104,606	550,423
Current Executive Officer Group(2) (4 persons)	297,342	93,864	279,985
Current Non-Employee Director Group (7 persons)	129,930	—	14,191
Current Non-Executive Officer Associate Group(2) (895 persons)	577,923	135,727	1,709,646

(1)
The amount of awards granted under the Equity Incentive Plan to our executive officers and other eligible associates are discretionary and are not subject to set benefits or amounts under the terms of the Equity Incentive Plan. Accordingly, total awards that may be granted for the 2017 fiscal year are not determinable until the completion of this fiscal year. For more information, see footnote 1 to the table under “Awards to be Granted Under the Equity Incentive Plan” [above].

(2) Based on associates employed by the Company as of March 28, 2016.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual Meeting is required for approval of our Equity Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL #4 TO APPROVE THE COMPANY'S AMENDED AND RESTATED OMNIBUS EQUITY INCENTIVE PLAN.

Summary Compensation Table
The following table sets forth certain information for fiscal years 2015, 2014 and 2013 concerning the compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to, or paid to our current and former NEOs:

Name and Principal Position	Year	Salary ($)(5)	Sign-On Bonus ($)(6)	Stock Awards			Non-Equity Incentive Plan Compensation ($)(10)	All Other Compensation ($)(11)	Total ($)
				RSU Awards ($)(7)	PVU Awards ($)(8)	Option Awards ($)(9)
Matthew L. Hyde Chief Executive Officer	2015	600,000	—	305,070	152,530	—	489,780	5,940	1,553,320
	2014	600,000	—	323,204	161,596	—	—	5,775	1,090,575
	2013	600,000	—	311,737	—	108,850	—	6,042	1,026,629
Jeffrey Lasher(1) Chief Financial Officer	2015	48,462	136,154	181,720	45,430	—	205,708	25,732	643,206
Barry Kelley Executive Vice President-Stores and Wholesale	2015	336,151	—	125,840	62,920	—	112,943	19,723	657,577
	2014	320,000	—	133,320	66,660	—	—	18,258	538,238
	2013	286,500	—	97,413	—	34,014	—	8,864	426,791
Paul Rutenis(2) Executive Vice President-Merchandising, Replenishment and Logistics	2015	146,154	75,000	184,580	46,145	—	71,583	41,796	565,258
Deborah Ajeska(3) Interim Principal Financial Officer	2015	238,186	—	76,270	38,130	—	78,571	4,265	435,422
Thomas R. Moran(4) Former Chief Financial Officer	2015	41,568	—	—	—	—	—	199,426	240,994
	2014	358,240	—	133,320	66,660	—	—	8,589	566,809
	2013	346,571	—	128,590	—	44,900	—	6,817	526,878

(1)
Mr. Lasher became the CFO effective November 7, 2015 and is paid an annual base salary of $420,000. Mr. Lasher received a one-time sign-on bonus of $136,154 and an annual equity award of 22,000 RSUs and 5,500 PVUs.

(2)
Mr. Rutenis became the Executive Vice President-Merchandising, Replenishment and Logistics on August 10, 2015 and is paid an annual base salary of $400,000. Mr. Rutenis received a one-time sign-on bonus of $75,000 and an annual equity award of 22,000 RSUs and 5,500 PVUs.

(3)
Ms. Ajeska, Divisional Vice President and Controller, was appointed PFO, on an interim basis, effective January 16, 2015 following the resignation of our former Chief Financial Officer, Thomas R. Moran, on the same day.

(4)
Mr. Moran remained employed as West Marine's CFO throughout the entire 2014 fiscal year and his annual base salary was $360,256. He resigned his position on January 16, 2015 and his last date of employment was January 30, 2015. All unvested equity awards were forfeited as of Mr. Moran's termination date. Mr. Moran was scheduled to receive $360,256 over a 52-week period, however, Mr. Moran received only $173,200 in severance payments during 2015 prior to obtaining alternative employment. For more information see "Compensation Discussion and Analysis–Post Employment and Severance Arrangements/No Change-in-Control Agreements."

(5)	Includes any employee contributions to our 401(k).

(6)	This represents the one-time sign-on bonus for Messrs. Lasher and Rutenis.

(7)
This column shows the aggregate grant date fair value of RSUs granted in each year presented. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by the NEOs. For a description of the methodology and assumptions used to determine the amounts recognized in 2015, see Note 2 to our consolidated financial statements set forth in our Annual Report (“2015 Financial Statements”).

(8)
This column shows the aggregate grant date fair value of PVUs granted in 2015. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by the NEOs. For a description of the methodology and assumptions used to determine the amounts recognized in 2015, see Note 2 to our 2015 Financial Statements. Assuming the highest level of the PVU awards granted in 2015, the grant date values would have been $228,800 for Mr. Hyde, $68,145 for Mr. Lasher, $94,380 for Mr. Kelley, $69,218 for Mr. Rutenis, and $57,200 for Ms. Ajeska. The performance metric for the PVUs granted in 2015 was met, and as a result PVUs were earned by our NEOs. For more information, see "Compensation Discussion and Analysis–Elements of Executive Compensation-Long-Term Incentive Plan (Equity)."

(9)
This column shows the aggregate grant date fair value of stock options granted in each year presented. No stock options were granted to our NEOs in 2014 or 2015. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by the NEOs. For a description of the methodology and assumptions used to determine the amounts recognized in 2015, see Note 2 to our 2015 Financial Statements.

(10)
Amounts for 2015 represent a performance cash bonus earned for our 2015 Fiscal Year, paid in 2016. No annual performance cash bonus was earned in 2014 or 2013. For more information see "Compensation Discussion and Analysis–Elements of Executive Compensation-Short-Term Incentive Plan (Annual Bonus)."

(11)	The amounts reported as All Other Compensation for 2015 consist of the following:

Name	401(k) Plan Matching ($)	Executive Relocation ($)	Life Insurance Premiums ($)	Payout of Accrued Paid-Time-Off ($)	Post-Employment/ Severance Payments ($)
Matthew L. Hyde	5,940	—	—	—	—
Jeffrey L. Lasher	—	25,732(a)	—	—	—
Barry Kelley	4,960		1,686	13,077	—
Paul Rutenis	—	39,686(b)	2,110	—	—
Deborah Ajeska	3,330	—	935	—	—
Thomas R. Moran	842	—	—	25,384(c)	173,200

(a)
On September 4, 2015, the Board approved Mr. Lasher's employment offer, which included reimbursement of reasonable relocation expenses for his move from Colorado to the greater Watsonville, California area.

(b)
On May 21, 2015, the Board approved Mr. Rutenis' employment offer, which included reimbursement of reasonable relocation expenses for his move from Fort Worth,Texas to the greater Watsonville, California area.

(c)	Reflects the payout of all accrued paid-time-off to Mr. Moran on his last date of employment of January 30, 2015.

Grants of Plan-Based Awards in 2015
The following table sets forth information regarding certain plan-based awards granted to our NEOs during our 2015 Fiscal Year.

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Stock Awards
				Equity Award Grant Date	Equity Award Date Approved(2)	Estimated Future Payouts of PVUs Under Equity Incentive Plan Awards(3)			Awards of RSUs Under Equity Incentive Plan (#Sh)	Grant Date Fair Value of Stock Awards ($)(4)
	Threshold ($)	Target ($)	Maximum ($)			Threshold (#Sh)	Target (#Sh)	Maximum (#Sh)
Matthew L. Hyde	120,000	600,000	1,200,000	March 2, 2015	February 20, 2015	6,667	13,333	20,000	26,667	457,600
Jeffrey L. Lasher	50,400	252,000	504,000	December 14, 2015	September 4, 2015	2,750	5,500	8,250	22,000	227,150
Barry Kelley	40,338	201,691	403,381	March 2, 2015	February 20, 2015	2,750	5,500	8,250	11,000	188,760
Paul Rutenis	48,000	240,000	480,000	September 15, 2015	May 20, 2015	2,750	5,500	8,250	22,000	230,725
Deborah Ajeska	19,055	95,274	190,549	March 2, 2015	February 20, 2015	1,667	3,333	5,000	6,667	114,400
Thomas R. Moran(5)	—	—	—	—	—	—	—	—	—	—

(1)
The Company achieved threshold performance and, therefore, an annual performance bonus was earned in 2015. For more information, see "Compensation Discussion and Analysis–Elements of Executive Compensation-Short-Term Incentive Plan (Annual Bonus)."

(2)
The Compensation Committee met and approved the equity awards on February 20, 2015, but the awards were effective as of March 2, 2015 in accordance with the terms of our Equity Incentive Plan and Equity Award Grant Policy, with grant date fair value determined as of the effective date. Awards to newly-hired associates, Messrs. Lasher and Rutenis were granted equity awards effective as of the 10th business day of the calendar month following their date of hire.

(3)
Represents the number of PVU awards at the threshold, target and maximum levels equaling 50%, 100% and 150%, respectively. If the performance threshold is achieved, the PVUs vest in three annual installments of 33%, 33% and 34% on each anniversary of the grant date. The Company achieved the threshold performance target in 2015. For more information, see "Compensation Discussion and Analysis–Elements of Executive Compensation-Long-Term Incentive Plan (Equity)."

(4)
Represents the aggregate grant date fair value of the PVU and RSU awards. For a description of the methodology and assumptions used to determine the grant date fair market value, see Note 2 to the 2015 Financial Statements. The Company did not achieve the threshold performance targets and, therefore, no PVUs were earned in 2014. For more information, see "Compensation Discussion and Analysis–Elements of Executive Compensation-Long-Term Incentive Plan (Equity)."

(5)	Mr. Moran, our former Chief Financial Officer, resigned effective January 30, 2015 and, therefore, PVU and RSU awards were forfeited on Mr. Moran's termination date.

West Marine made no material modifications to any outstanding equity-based awards during the last fiscal year (e.g., repricing, extension of exercise periods or change of vesting or forfeiture conditions).

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding stock options and outstanding RSU and PVU awards held by our NEOs as of January 2, 2016.

Name	Option Awards				Stock Awards
					RSUs		PVUs
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned PVUs That Have Not Vested (#)	Market Value of Unearned PVUs That Have Not Vested ($)
Matthew L. Hyde	—	—	—	—	26,667(2)	226,403	13,333(3)	152,530(4)
	—	—	—	—	17,867(2)	151,691	—	—
	17,600	9,067(1)	11.69	June 3, 2020	9,067(2)	76,979	—	—
	100,000	—	11.84	July 16, 2019	—	—	—	—
Jeffrey L. Lasher	—	—	—	—	22,000(2)	186,780	5,500(3)	45,430(4)
Barry Kelley	—	—	—	—	11,000(2)	93,390	5,500(3)	62,920(4)
	—	—	—	—	7,370(2)	62,571	—	—
	5498	2,835(1)	11.69	June 3, 2020	2,835(2)	24,069	—	—
Paul Rutenis	—	—	—	—	22,000(2)	186,780	5,500(3)	46,145(4)
Deborah Ajeska	—	—	—	—	6,667(2)	56,603	3,333(3)	38,130(4)
	—	—	—	—	1,117(2)	9,483	—	—
	1,100	567(1)	11.69	June 3, 2020	567(2)	4,814	—	—
	2,500	—	10.25	June 1, 2019	—	—	—	—
	2,500	—	10.36	June 1, 2018	—	—	—	—
Thomas R. Moran (5)	—	—	—	—	—	—	—	—

(1)
These stock options vest in three installments of 33%, 33% and 34% on the anniversary of the grant date. The stock options are exercisable for a period of seven years from the date of grant, subject to earlier termination. See “Compensation Discussion and Analysis-Executive Summary-Post Employment and Severance Arrangements/No Change-in-Control Agreements" and “NEO Post-Employment Summary Payment Tables” for a description of earlier termination events.

(2)
RSU grants made in 2013, 2014 and 2015 vest in three installments of 33%, 33% and 34% on each anniversary of the grant date. Represents the grant date fair value of the RSU awards. For a description of the methodology and assumptions used to determine the grant date fair market value, see Note 2 to the 2015 Financial Statements. For more information, see "Compensation Discussion and Analysis–Elements of Executive Compensation-Long-Term Incentive Plan (Equity)."

(3)
Represents the number of PVU awards at target level. The threshold performance targets were met and PVUs were earned in 2015. For more information, see "Compensation Discussion and Analysis–Elements of Executive Compensation-Long-Term Incentive Plan (Equity)."

(4)
Represents the grant date fair value of the PVU awards. For a description of the methodology and assumptions used to determine the grant date fair market value, see Note 2 to the 2015 Financial Statements. The Company achieved the threshold performance targets and PVUs were earned in 2015. For more information, see "Compensation Discussion and Analysis–Elements of Executive Compensation-Long-Term Incentive Plan (Equity)."

(5)
Mr. Moran, our former Chief Financial Officer, resigned effective January 30, 2015. Mr. Moran was granted RSU and PVU awards on March 3, 2014, however, the RSU awards were forfeited on Mr. Moran's resignation date and the PVU awards were never earned. Mr. Moran exercised stock options for 27,390 shares of our common stock and sold the underlying shares in March 2015. For more information, see "Compensation Discussion and Analysis-Executive Summary-Post Employment and Severance Arrangements/No Change-in-Control Agreements" and “NEO Post-Employment Summary Payment Tables.”

Option Exercises and Stock Vested
No stock options were granted, however, previously granted and vested options were exercised in 2015 by Mr. Moran. PVUs were earned in 2015, as the Company exceeded threshold performance, however they did not vest until March 2, 2016. Accordingly, vested PVUs are not included in the table below. For more information, see "Compensation Discussion and Analysis–Elements of Executive Compensation-Long-Term Incentive Plan (Equity)." The following table sets forth information related to the exercise of stock options and the vesting of RSUs during the 2015 Fiscal Year.

Name	Stock Options		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew L. Hyde(1)	—	—	13,600	133,960	(5)
	—	—	8,800	87,780	(7)
	—	—	8,800	98,296	(8)
Jeffrey L. Lasher	—	—	—	—
Barry Kelley(2)	—	—	2,126	20,356	(6)
	—	—	2,749	27,421	(7)
	—	—	3,630	40,547	(8)
Paul Rutenis	—	—	—	—
Deborah Ajeska(3)	—	—	426	4,079	(6)
	—	—	550	5,486	(7)
	—	—	550	6,144	(8)
Thomas R. Moran(4)	16,500	10,991	—	—
	10,890	8,452	—	—

(1)
Mr. Hyde was awarded 40,000 RSUs on July 16, 2012 with a vesting to occur in three equal installments, on July 16, 2013, July 16, 2014 and July 16, 2015. Mr. Hyde also was awarded 26,667 RSUs on June 3, 2013 with a vesting to occur in three equal installments, on June 3, 2014, June 3, 2015 and June 3, 2016. Mr. Hyde also was awarded 26,667 RSUs on March 3, 2014 with a vesting to occur in three equal installments, on March 3, 2015, March 3, 2016 and March 3, 2017.

(2)
Mr. Kelley was awarded 6,250 RSUs on June 1, 2012 with a vesting to occur in three equal installments, on June 1, 2013, June 1, 2014 and June 1, 2015. Mr. Kelley also was awarded 8,333 RSUs on June 3, 2013 with a vesting to occur in three equal installments, on June 3, 2014, June 3, 2015 and June 3, 2016. Mr. Kelley also was awarded 11,000 RSUs on March 3, 2014 with a vesting to occur in three equal installments, on March 3, 2015, March 3, 2016 and March 3, 2017.

(3)
Ms. Ajeska was awarded 1,250 RSUs on June 1, 2012 with a vesting to occur in three equal installments, on June 1, 2013, June 1, 2014 and June 1, 2015. Ms. Ajeska also was awarded 1,667 RSUs on June 3, 2013 with a vesting to occur in three equal installments, on June 3, 2014, June 3, 2015 and June 3, 2016. Ms. Ajeska also was awarded 1,667 RSUs on March 3, 2014 with a vesting to occur in three equal installments, on March 3, 2015, March 3, 2016 and March 3, 2017.

(4)	Mr. Moran exercised 27,390 stock options and sold the underlying shares in March 2015.

(5)	Based on a price per share of $9.85, which was the average share price of West Marine's common stock on the NASDAQ Global Market on July 16, 2015, the date the RSUs vested.

(6)	Based on a price per share of $9.58, which was the average share price of West Marine's common stock on the NASDAQ Global Market on June 1, 2015, the date the RSUs vested.

(7)	Based on a price per share of $9.975, which was the average share price of West Marine's common stock on the NASDAQ Global Market on June 3, 2015, the date the RSUs vested.

(8)	Based on a price per share of $11.17, which was the average share price of West Marine's common stock on the NASDAQ Global Market on March 3, 2015, the date the RSUs vested.

NEO POST-EMPLOYMENT SUMMARY PAYMENT TABLES
The following tables summarize the compensation and benefits each of Messrs. Hyde, Lasher, Kelley and Rutenis would have been entitled to receive under the Top-Hat Severance Plan if his employment with West Marine had terminated as of January 2, 2016. Moreover, under the Top-Hat Severance Plan, Messrs. Hyde, Lasher, Kelley and Rutenis, upon a termination without cause or for good reason, each has the right for a period of 90 days to continue to exercise any stock options that are vested on the date of the termination or resignation for good cause, as applicable.
Ms. Ajeska is not an eligible participant under the Top-Hat Severance Plan which covers only Executives at the vice-presidential level and above. As a result, her severance benefits would be limited to those typically offered to other associates in the event of termination without cause as set forth in the table below. She too would have the right for a period of 90 days to continue to exercise any stock options that are vested on the date of her termination under the terms of her award agreements.
Additionally, the tables do not include amounts payable under the deferred compensation plan, the 401(k) plan or the employee benefit plans in which associates are eligible to participate on a non-discriminatory basis (e.g., Stock Buying Plan, group health, group term life, accidental death and disability and long-term disability). For more information see "Compensation Discussion and Analysis–Post Employment and Severance Arrangements /No Change-in-Control Agreements" on page 41 of this Proxy Statement.

Matthew L. Hyde	Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control with Involuntary Termination(1)	Death
	Compensation:
	Base Salary(1)	—	$692,308	—	$692,308	—
	Bonus(2)	—	$600,000	—	$600,000	—
	Benefits and Perquisites:
	Accrued vacation pay	$48,092	$48,092	$48,092	$48,092	$48,092
	Total:	$48,092	$1,340,400	$48,092	$1,340,400	$48,092

Jeffrey L. Lasher	Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control with Involuntary Termination(1)	Death
	Compensation:
	Base Salary(1)	—	$282,692	—	$282,692	—
	Bonus(2)	—	$252,000	—	$252,000	—
	Benefits and Perquisites:
	Accrued vacation pay	$1,866	$1,866	$1,866	$1,866	$1,866
	Total:	$1,866	$536,558	$1,866	$536,558	$1,866

Barry Kelley	Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control with Involuntary Termination(1)	Death
	Compensation:
	Base Salary(1)	—	$340,000	—	$340,000	—
	Bonus(2)	—	$204,000	—	$204,000	—
	Benefits and Perquisites:
	Life insurance proceeds	—	—	—	—	$750,000
	Accrued vacation pay	$27,188	$27,188	$27,188	$27,188	$27,188
	Total:	$27,188	$571,188	$27,188	$571,188	$777,188

Paul Rutenis	Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control with Involuntary Termination(1)	Death
	Compensation:
	Base Salary(1)	—	$269,231	—	$269,231	—
	Bonus(2)	—	$240,000	—	$240,000	—
	Benefits and Perquisites:
	Life insurance proceeds	—	—	—	—	$750,000
	Accrued vacation pay	$30,770	$30,770	$30,770	$30,770	$30,770
	Total:	$30,770	$540,001	$30,770	$540,001	$780,770

Deborah Ajeska	Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control with Involuntary Termination(1)	Death
	Compensation:
	Base Salary(3)	—	$63,078	—	$63,078	—
	Bonus(4)	—	—	—	—	—
	Benefits and Perquisites:
	Life insurance proceeds	—	—	—	—	$500,000
	Accrued vacation pay	$9,858	$9,858	$9,858	$9,858	$9,858
	Total:	$9,858	$72,936	$9,858	$72,936	$509,858

(1) Our severance arrangements do not contain any single-trigger change-in-control provisions. Our Top-Hat Severance Plan provides for severance payments equal to a percentage of base salary based on the eligible Executive's position and tenure with the Company, subject to mitigation if such Executive receives compensation from subsequent employment or consulting work. Base salary for Messrs. Hyde, Lasher, Kelley and Rutenis for the 2015 Fiscal Year was $600,000, $420,000, $340,000 and $400,000, respectively. Please see "Compensation Discussion and Analysis-Post Employment and Severance Arrangements/No Change-in-Control Agreements" on page 41 of this Proxy Statement for more information on the severance amount calculations based on level and tenure, as well as other information regarding severance, including the mitigation provisions.
(2) Our Top Hat Severance Plan also provides that an eligible Executive will receive a pro-rata bonus, if any, if the Executive's termination date occurs during the second half of a fiscal year, payable at the time the Company pays such bonuses to other eligible Executives. The target bonus payout for our 2015 Fiscal Year equals 100% for Mr. Hyde, and 60% for Messrs. Lasher, Kelley and Rutenis, of their respective annual base salaries. Please see "Compensation Discussion and Analysis-Elements of Executive Compensation-Short-Term Incentive Plan (Annual Bonus) - Target Bonus Percentage for NEOs" on page 36 of this Proxy Statement for more information.
(3) Ms. Ajeska's base salary for our 2015 Fiscal Year was $205,000. Although Ms. Ajeska is not a an eligible participant in the Top-Hat Severance Plan, she would have received severance typically offered to other associates for a termination without cause in an amount equal to one week's base salary for each year of service in exchange for a full release.
(4) Ms. Ajeska does not participate in the Top-Hat Severance Plan, nor does she have a separation agreement. As a result, she would not be entitled to any bonus payout upon termination of employment without cause.
Mr. Moran, our former Chief Financial Officer, resigned his position effective January 30, 2015 and our Board thereby approved severance benefits commensurate with his prior agreement. See "Compensation Discussion and Analysis–Post Employment and Severance Arrangements/No Change-in-Control Agreements" on page 41 of this Proxy Statement for a full description of the severance benefits paid to Mr. Moran.

VI.	NON-EMPLOYEE AND AFFILIATED DIRECTOR COMPENSATION

Non-Employee Director Compensation
Our Board believes that Director compensation should be competitive with other companies of similar size and performance and that a significant portion be paid in the form of common stock to align the interests of Directors with those of our stockholders.
Our Compensation Committee generally commissions its Compensation Adviser to conduct a comparative study of non-employee Director compensation biennially. The Compensation Adviser's last full study was conducted in late 2014 for the 2015 and 2016 years (as typically Director compensation remains static for two years until the next study is conducted). The Compensation Adviser used the same Peer Group Companies for Director compensation comparatives and the report noted that median peer cash and equity compensation had increased significantly for the Peer Group Companies, reflecting larger cash retainers and equity grants across the peer group. The report further noted that the Company's non-employee Director compensation program was positioned near the 25th percentile of the peer group in terms of total annual compensation value, with cash compensation positioned just below the peer group median and the annual equity component positioned near the 25th percentile. The Compensation Adviser juxtaposed this equity position against the peer group's stock ownership requirements, noting that West Marine's stock ownership requirements of 6x the Director's annual retainer was more rigorous than that of the peer group, which ranged from 1x to 5x, and therefore fell above the peer group's 75th percentile. Given these results, the Compensation Adviser recommended increases in the value of equity awards to all Board members and to the Board and its Committees' leadership, to bring compensation more in line with peer companies. The Board rejected such recommended increases after considering the challenging financial results the Company was experiencing through its transition to a broader waterlife outfitter, including the fact that management had not been paid any annual cash bonuses for two years, nor did they earn performance-based equity awards.
Although the next study for Director compensation until late 2016 for the following two years, in May of 2015, Mr. Repass announced his decision to step down as Chair of the Board to allow more time to pursue cruising and activities related to marine conservation, including service on non-profit boards. As a result, immediately following the 2015 Annual Meeting, upon the recommendation of the Nomination and Governance Committee, the Board appointed Ms. Rambo as Board Chair, and re-organized the membership of its standing Committees. Additionally, upon the recommendation of its Compensation Committee, after consulting with the Compensation Adviser, the Board approved a change in the Board Chair's compensation as indicated below:

DIRECTOR COMPENSATION ITEM(1)	FY 2015 DIRECTOR COMPENSATION
Board Retainer	• $40,000
Board Meeting Fee	• No fees up to seven scheduled (plus two unscheduled) meetings • $2,000 per any additional meeting
Board Chair Retainer(2)	• $50,000(3)
Compensation and Leadership Development Committee Retainer	• Member: $7,500 • Chair: $15,000
Nomination and Governance Committee Retainer	• Member: $5,000 • Chair: $10,000
Audit and Finance Committee Retainer	• Member: $13,000 • Chair: $20,000
Annual Equity Grant(4)	• $50,000
_____________________

(1)	All annual Board and Committee retainers are paid in quarterly installments.

(2)
Randolph K. Repass' annual Board retainer from January through the date he stepped down as Board Chair effective as of the 2015 Annual Meeting date, was $115,000. From that date through 2015 Fiscal Year end, his retainer was reduced to the same $40,000 amount paid to other Board members. See "Non-Employee Director Summary Compensation Table" below for the total pro-rated annual retainer amount paid to Mr. Repass for Board service in 2015.

(3)
Ms. Rambo served as Lead Independent Director prior to assuming the role of Board Chair effective as of the 2015 Annual Meeting date. The annual retainer for service as Lead Independent Director was $15,000 and the amount of the annual retainer as Board Chair was increased to $50,000, at which time the Lead Independent Director position was eliminated. Therefore, the total pro-rated annual retainer amount paid to Ms. Rambo for Board leadership service in 2015 was $ 87,750.

(4)	All equity awards are granted in accordance with the following terms:

•	Granted on the date of each annual meeting.

•	Granted in the form of RSUs (except a Director may elect to receive up to 50% in the form of stock options).

•	RSUs, as full value shares, count as 2x the shares granted to every one stock option granted.

•	Options are granted with an exercise price equal to 100% of the fair market value of West Marine's common stock on the grant date and have a term of seven years.

•	All options and RSUs vest on the earlier of one year following the date of grant or the subsequent year's annual meeting date.

•
Prior to the date of the 2015 Annual Meeting, Mr. Repass did not receive an annual equity grant as a Board member. Following his decision to step down as Board Chair and in view of the reduction in his annual retainer, Mr. Repass received the same annual equity grant as other Board members as of the 2015 Annual Meeting Date. Mr. Repass beneficially owns 6,488,383 shares, or approximately 26.1%, of our outstanding common stock.

Expense Reimbursement
Travel Reimbursement: Our independent Directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred by them that are incidental to their Committee and Board service.
Medical Benefits: Independent Directors are not eligible to participate in our health plan.
Merchandise Discounts: For his or her term, a Director may participate in the merchandise discount program which is made available to all associates.
Our CEO, receives no separate compensation for serving on the Board.

Non-Employee Director Summary Compensation Table
The following table sets forth certain information for our 2015 Fiscal Year, concerning the compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to, or paid to Mr. Repass and the independent Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Barbara L. Rambo(2)	87,750	49,998	137,748
Randolph K. Repass(3)	71,731	49,998	121,729
Dennis F. Madsen	60,000	49,998	109,998
James F. Nordstrom, Jr.	50,000	49,998	99,998
Robert D. Olsen	56,500	49,998	106,498
Alice M. Richter	64,000	49,998	113,998
Christiana Shi	60,500	49,998	110,498

(1)
This column shows the aggregate grant date fair value of RSUs granted in 2015 to our non-employee Directors. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by our non-employee Directors. For a description of the methodology and assumptions used to determine the amounts recognized in 2015, see Note 2 to the 2015 Financial Statements.

(2)
Reflects the total pro-rated annual retainer paid to Ms. Rambo in 2015 for Board service (i.e., as Lead Independent Director between January and May, 2015, and as a Board Chair between May and December, 2015).

(3)
Reflects the total pro-rated annual retainer paid to Mr. Repass in 2015 for Board service (i.e., between January and May, 2015, Mr. Repass served as Chairman of the Board, and between May and December, 2015 he served as a Director only) and the amount of restricted stock units granted to Mr. Repass in May, 2015. Previously Mr. Repass had not received equity awards while serving as Chair of the Board.

The following table sets forth information regarding stock options and restricted stock awards held by Directors (other than our CEO, Matthew L. Hyde) and outstanding as of January 2, 2016:

	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Nonexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(1)
Barbara L. Rambo	—	—	—	—	5,107	43,358
Randolph K. Repass(2)	—	—	—	—	5,107	43,358
Dennis F. Madsen	—	—	—	—	5,107	43,358
	4,664	—	12.33	May 17, 2019	—	—
	2,027	—	9.87	May 19, 2019	—	—
James F. Nordstrom, Jr.	—	—	—	—	5,107	43,358
Robert D. Olsen	—	—	—	—	5,107	43,358
Christiana Shi	—	—	—	—	5,107	43,358

(1)
Based on a price per share of $8.49 which was the closing share price of our common stock on the NASDAQ Global Market on December 31, 2015 (i.e, the last trading day of the 2015 Fiscal Year as January 2, 2016 fell on a Saturday).

(2)
Prior to the date of the 2015 Annual Meeting, Mr. Repass did not receive an annual equity grant as a Board member. Following his decision to step down as chairman of the Board and in view of the reduction in his annual retainer, Mr. Repass received the same annual equity grant as other Board member as of the 2015 Annual Meeting.

VII.	OTHER INFORMATION

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information about West Marine’s equity compensation plans as of January 2, 2016. All outstanding awards relate to West Marine’s common stock.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans/arrangements approved by securityholders	620,488 (1)	$10.88 (1)	1,509,900 (2)
Equity compensation plans/arrangements not approved by securityholders	—	—	—

(1)
Pertains to stock options outstanding under the Equity Incentive Plan. Does not include 388,156 RSUs issued under the Equity Incentive Plan. Also does not include purchase rights accruing under the Stock Buying Plan as the number of shares issuable and the exercise price under that Plan will not be determinable until the end of the current offering period, April 30, 2016.

(2)
Consists of shares of common stock reserved for future issuance under the Equity Incentive Plan. Does not include 277,001 shares of common stock currently reserved for issuance under the Stock Buying Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table indicates, as to (i) each person who is known to own beneficially 5% or more of the outstanding shares of our common stock; (ii) each Director; (iii) each NEO; and (iv) all Directors and current executive officers as a group, the number of shares and percentage of common stock beneficially owned as of March 28, 2016. As of the close of business on March 28, 2016, there were outstanding 24,827,616 shares of common stock of West Marine.

	Common Stock Beneficially Owned as of March 28, 2016(1)
Beneficial Owner	Number of Shares		Percent
Randolph K. Repass	6,488,383	(2)	26.1%
Matthew L. Hyde	198,319	(3)	*
Jeffrey L. Lasher	300		*
Barry Kelley	72,892	(4)	*
Paul Rutenis	—		*
Deborah Ajeska	12,060	(4)	*
Dennis F. Madsen	28,644	(5)	*
James F. Nordstrom, Jr.	14,122	(5)	*
Robert D. Olsen	14,122	(5)	*
Barbara L. Rambo	29,934	(5)	*
Alice M. Richter	32,310	(5)	*
Christiana Shi	22,029	(5)	*
All Directors and current executive officers as a group (12 persons)	6,913,115	(6)	27.8%
Thomas R. Moran	43,931		*
Franklin Resources, Inc.	3,810,030	(7)	15.3%
Dimensional Fund Advisors LP	2,031,252	(8)	8.2%
Royce & Associates, LLC	2,024,503	(9)	8.2%
BlackRock, Inc.	1,282,772	(10)	5.2%

*	Less than one percent.

(1)
Except as otherwise noted, each person has sole voting and investment power over the common stock shown as beneficially owned, subject to community property laws where applicable. References to vest within 60 days are measured from March 28, 2016.

(2)
The address of Mr. Repass is 500 Westridge Drive, Watsonville, California 95076. Includes 234,600 shares held by Mr. Repass’ spouse, 277,715 shares held in trust for Mr. Repass’ younger adult son, 147,800 shares held in trust for Mr. Repass' older adult son, 40,400 shares held in trust for the benefit of Mr. Repass’ grandchildren, 1,500,000 shares held in a grantor retained annuity trust and 358,201 shares held by the Repass-Rodgers Family Foundation Inc. Mr. Repass has sole voting and dispositive power with respect to 5,424,560 shares and is deemed to have shared voting and dispositive power with respect to 234,600 shares. Includes 5,107 restricted stock units that vest on May 21, 2016. Mr. Repass disclaims beneficial ownership of all shares attributed to his spouse and all shares held by the Repass-Rodgers Family Foundation.

(3)	Includes stock options exercisable within 60 days to purchase 126,667 shares. Includes 69,618 RSUs that vest within 60 days.

(4)
Includes stock options exercisable within 60 days to purchase shares as follows: Barry Kelley, 30,833 shares; and Deborah Ajeksa, 6,667 shares. Includes RSUs that vest within 60 days as follows: Barry Kelley, 20,682 shares; and Deborah Ajeska, 4,852 shares.

(5)
Includes stock options exercisable within 60 days to purchase shares as follows: Dennis F. Madsen, 6,691 shares. Includes RSUs that vest on May 21, 2016 as follows: Dennis F. Madsen, 5,107 shares; James F. Nordstrom, Jr., 5,107 shares; Robert D. Olsen, 5,107 shares; Barbara L. Rambo, 5,107 shares; Alice M. Richter, 5,107 shares; and Christiana Shi, 5,107 shares.

(6)	Includes stock options exercisable within 60 days to purchase 170,858 shares. Includes 125,794 RSUs that vest within 60 days.

(7)
The information contained in the table and this footnote with respect to Franklin Resources, Inc. is based solely on a statement on Schedule 13G/A filed February 11, 2016 reporting beneficial ownership as of December 31, 2015 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Templeton Investments Corp. and Franklin Advisory Services, LLC to the effect that (a) each (directly or indirectly) has dispositive and voting power over these shares to the extent disclosed therein and (b) these shares are held by investment companies or other managed accounts which are advised by subsidiaries of Franklin Resources, Inc. pursuant to investment management contracts which grant to such subsidiaries all investment and voting power over these shares. The business address for Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, California 94403-1906. The business address for Franklin Templeton Investments Corp. is 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4 and the business address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024-2938.

(8)
The information contained in the table and this footnote with respect to Dimensional Fund Advisors LP is based solely on a statement on Schedule 13G/A filed February 9, 2016 reporting beneficial ownership as of December 31, 2015 by Dimensional Fund Advisors LP to the effect that (a) it has sole dispositive power over all of these shares and (b) it has sole voting power over 1,972,919 shares. The business address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(9)
The information contained in the table and this footnote with respect to Royce & Associates, LLC is based solely on a statement on Schedule 13G/A filed January 28, 2016 reporting beneficial ownership as of December 31, 2015 by Royce & Associates, LLC to the effect that it has sole dispositive and voting power over all of these shares. The business address for Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

(10)
The information contained in the table and this footnote with respect to BlackRock, Inc. is based solely on a statement on Schedule 13G filed January 28, 2016 reporting beneficial ownership as of December 31, 2015 by BlackRock, Inc. to the effect that (a) it has sole dispositive power over all of these shares and (b) it has sole voting power over 1,250,791 shares. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires executive officers and Directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of West Marine common stock with the SEC. Executive officers, Directors and greater than 10% stockholders are required by SEC regulation to furnish West Marine with copies of all Section 16(a) forms they file.
Based solely on a review of copies of such reports received by West Marine, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the period from January 4, 2015 to January 2, 2016, our NEOs, Directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a), except that one Form 4 reporting the non-employee Director RSU grant to Randolph K. Repass was filed late.
OTHER MATTERS
As of the date of this Proxy Statement, management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the proxy.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement includes “forward-looking statements,” including statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in the Annual Report. Except as required by applicable law, we assume no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

By Order of the Board of Directors
/s/ Pamela J. Fields
Pamela J. Fields, Esq. Secretary
Watsonville, California
April 15, 2016

Annex A

West Marine

IMPORTANT ANNUAL MEETING INFORMATION

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the director nominees listed and FOR Proposals 2, 3 & 4.

1. To elect eight directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Barbara L. Rambo	☐	☐	☐	02 - Matthew L. Hyde	☐	☐	☐	03 - Dennis F. Madsen	☐	☐	☐
04 - James F. Nordstrom, Jr.	☐	☐	☐	05 - Robert D. Olsen	☐	☐	☐	06 - Randolph K. Repass	☐	☐	☐
07 - Alice M. Richter	☐	☐	☐	08 - Christiana Shi	☐	☐	☐				

+

5. To transact such other business as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below

The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

8 3 A M +

029O1F

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — West Marine, Inc.

PROXY FOR 2016 ANNUAL MEETING OF STOCKHOLDERS — MAY 26, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Barbara L. Rambo and Matthew L. Hyde, or either of them, each with power of substitution, as proxies of the undersigned, to attend the 2016 Annual Meeting of Stockholders of WEST MARINE, INC. to be held at the company's headquarters located at 500 Westridge Drive, Watsonville, California, on May 26, 2016, at 10:30 a.m., Pacific Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the matters set forth on the reverse side, and upon such other business as may properly come before such meeting and any adjournment or postponement thereof.

This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of each of the eight director nominees listed on the reverse side, FOR ratification of the selection of PricewaterhouseCoopers LLP as the company's independent auditors for the 2016 fiscal year ending December 31, 2016, FOR the approval, on an advisory basis, the compensation of the company's named executive officers, FOR the approval of the West Marine, Inc. Amended and Restated Omnibus Equity Incentive Plan, and in the discretion of the proxy holder(s) on any matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

(Continued and to be voted on reverse side.)

Appendix A

WEST MARINE, INC.
AMENDED AND RESTATED OMNIBUS EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: MARCH 16, 2016
[APPROVED BY THE STOCKHOLDERS: MAY 26, 2016]

SECTION 1
ESTABLISHMENT, PURPOSE AND DURATION
1.1Establishment of the Plan. West Marine, Inc., a Delaware corporation (the "Company"), previously established the "West Marine, Inc. 1993 Omnibus Equity Incentive Plan,” and the “West Marine, Inc. Nonemployee Director Stock Option Plan,” and merged those plans effective as of March, 2002, which merged plan was amended and restated in its entirety effective May 21, 2008 and May 19, 2011, was subsequently amended on March 30, 2012 and February 21, 2014, and thereafter amended and restated in its entirety to incorporate such amendments effective March 26, 2014 (collectively, the “Prior Plan”). The Prior Plan is hereby amended and restated in its entirety and is effective as of March 16, 2016 (“Effective Date”), subject to the approval by an affirmative vote, at the next meeting of the stockholders of the Company, or any adjournment thereof, of a majority of the votes cast by stockholders present in person or by proxy and entitled to vote at such meeting (the “Plan”). Any awards issued under the Prior Plan, together with the terms and conditions of any award agreement previously issued to any participant under the Prior Plan, shall continue in force and effect under the terms of the Plan. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock Awards, Performance Cash Awards, and Other Stock-Based Awards as described in the Plan.
1.2Purpose of the Plan. The purpose of the Plan, through the granting of Awards, is intended to promote the success, and to enhance the value, of the Company by linking the personal interests of Participants to those of Company stockholders, and by providing such Participants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent, to achieve long-term Company objectives, and to enable, if applicable, Awards to qualify as performance-based compensation for purposes of the tax deduction limitations under Section 162(m) of the Code.
1.3Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to terminate the Plan at any time pursuant to Section 16, until all Shares subject to the Plan have been purchased or acquired pursuant to the provisions of the Plan.
SECTION 2
DEFINITIONS
The following terms shall have the meanings set forth below, unless plainly required by the context:
2.1"Affiliated SAR" means a Stock Appreciation Right that is granted in connection with a related Option, and which will be deemed to automatically be exercised simultaneous with the exercise of the related Option.
2.2"Award" means, individually or collectively, a grant under the Plan of a Stock Award and/or a Performance Cash Award.
2.3“Award Agreement” means a written agreement, instrument, document or arrangement setting forth the terms and provisions applicable to Awards granted to Participants under this Plan. An Award Agreement shall not require the signature of the Participant and/or the Company. The approval of an Award by the Company, the Committee and/or the Board (in accordance with the Plan), together with notice of the Award to the Participant (which notice may be accomplished through the posting thereof on a website for the Plan), shall be sufficient evidence of the issuance to, and acceptance by, the Participant of the Award reflected in the Award Agreement and/or notice of Award, unless such Participant expressly rejects such Award and/or the Award Agreement in writing.
2.4“Beneficiary” means the person designated in accordance with Section 13 of the Plan.

2.5"Board" or "Board of Directors" means the Board of Directors of the Company.
2.6“Change in Control” means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:
(a) The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company, a Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of the Company’s Voting Securities in excess of 50% of the Company’s Voting Securities unless such acquisition has been approved in advance by the Board;
(b) Any election has occurred of persons to the Board that causes two-thirds of the Board to consist of persons other than (i) persons who were members of the Board on the Effective Date of the Plan and (ii) persons who were nominated for election as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on the Effective Date of the Plan, provided, however, that any person nominated for election by (x) a Board at least two-thirds of whom constituted persons described in clauses (i) and/or (ii) or (y) by persons who were themselves nominated by such Board, shall for this purpose be deemed to have been nominated by a Board composed of persons described in clause (i);
(c) The consummation (i.e. closing) of a reorganization, merger or consolidation involving the Company, unless, following such reorganization, merger or consolidation, all or substantially all of the persons who were the respective beneficial owners of the Outstanding Common Stock and the Company’s Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding Voting Securities entitled to vote generally in the election of directors of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Outstanding Common Stock and the Company’s Voting Securities immediately prior to such reorganization, merger or consolidation, as the case may be;
(d) The consummation (i.e. closing) of a sale or other disposition of all or substantially all the assets of the Company, unless, following such sale or disposition, all or substantially all of the persons who were the respective beneficial owners of the Outstanding Common Stock and the Company’s Voting Securities immediately prior to such sale or disposition, following such sale or disposition beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity acquiring such assets in substantially the same proportion as their ownership of the Outstanding Common Stock and the Company’s Voting Securities immediately prior to such sale or disposition, as the case may be; or
(e) a complete liquidation or dissolution of the Company.
2.7"Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference to a specific section of the Code shall include such section, any valid final or temporary regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
2.8"Committee" means the Compensation and Leadership Development Committee of the Board or any successor committee appointed by the Board to administer the Plan with respect to grants of Awards, or any subcommittee thereof.
2.9“Common Stock” means the common stock of the Company, par value $0.001 per Share.

2.10"Company" means West Marine, Inc., a Delaware corporation, or any successor thereto.
2.11 “Covered Employee” has the same meaning as set forth in Section 162(m) of the Code, and successor provisions.
2.12“Date of Grant” means:
(a)           for annual Awards to Participants who are current Employees of the Company, the 14th day of March of each year, or if the 14th falls on a weekend or a holiday, the immediately preceding business day in March; and
(b)           for one-time Awards made to Participants who are newly-hired Employees, the 10th business day of the calendar month following the new Employee’s date of hire; and
(c)           for one-time Awards made to existing Employee Participants who are promoted and whom the Management Committee or the Committee determines are entitled to receive an Award, the 3rd business day following the release of quarterly earnings which occurs immediately following the effective date of the promotion;  and
(d)           for annual Awards made to Non-Employee Directors, the close of each annual meeting of the Company’s stockholders at which the Non-Employee Director is nominated for reelection and is so elected by the stockholders; and
(e)           for Awards, other than annual Awards, made to Non-Employee Directors appointed by the Board at any time prior to the next annual meeting of stockholders (e.g. an appointment to fill a vacancy on the Board), the first day of attendance by such newly-appointed Non-Employee Director at the first to occur of a Board meeting or a meeting of any of the Board’s standing committees; and
(f)           for any other Awards and/or for Awards set forth in subsections (a) through (e) above notwithstanding the dates set forth therein, any date designated by the Committee as the date as of which an Award is granted, which shall not be earlier than the date on which the Committee approves the granting of such Award.
2.13"Director" means any individual who is a member of the Board of Directors of the Company.
2.14"Disability" means a permanent and total disability within the meaning of Code Section 22(e)(3).
2.15"Employee" means any employee of the Company or of the Company's Subsidiaries, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
2.16"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto. Reference to a specific section or regulation of the Exchange Act shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section or regulation.
2.17"Fair Market Value" means the average of the highest and lowest quoted selling prices for Shares on the relevant date as reflected by composite transactions on the Nasdaq National Market System, or if there were no sales on such date, the weighted average of the means between the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as determined by the Committee.
2.18“Freestanding SAR" means a Stock Appreciation Right that is granted independently of any Options.

2.19"Incentive Stock Option" or "ISO" means an option to purchase Shares, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.
2.20"Insider" shall mean an individual who, on the relevant date, is a Company Director, Company officer (within the meaning of Rule 16a-1 promulgated under the Exchange Act), or beneficial owner of 10% or more of the outstanding Shares.
2.21“Management Committee” means a committee consisting of the Chief Executive Officer, the Chief Financial Officer and the Vice President of Human Resources, or such other Company officers that the Committee may designate from time to time, to whom the Committee has delegated authority to grant Awards to Employees not constituting Insiders, pursuant to and consistent with the terms of this Plan and applicable law.
2.22"Non-Employee Director" shall mean a Director who is an employee of neither the Company nor any Subsidiary (within the meaning of Rule 16b-3(b) promulgated under the Exchange Act).
2.23"Nonqualified Stock Option" or "NQSO" means an option to purchase Shares which is not intended to be an Incentive Stock Option.
2.24"Option" means an Incentive Stock Option or a Nonqualified Stock Option.
2.25"Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.
2.26“Other Stock-Based Award” means a right, granted to a Participant under Section 12, that relates to or is valued by reference to Shares.
2.27“Outstanding Common Stock” means, at any time, the issued and outstanding shares of Common Stock.
2.28"Participant" means an Employee or Non-Employee Director to whom an Award is granted, or who holds (or if applicable, any other person who holds) an outstanding Stock Award granted under the Plan.
2.29“Performance Cash Award” means an award of cash granted pursuant to the terms of Section 10.
2.30“Performance Criteria” means the one or more criteria that the Committee will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Committee or the Board: (i) income or earnings (before or after taxes), (ii) operating income or operating income after taxes; (iii) earnings per share or earnings per share growth, (iv) sales, net sales, sales growth, total revenue, or revenue growth, (v) product revenue; (vi) pre-tax profit or pre-tax or pre-bonus, pre-tax operating profit, (viii) operating profit or net operating profit; (ix) return measures (including, but not limited to, return on assets, return on investment, return on capital, return on capital employed, return on invested capital, return on equity, sales, or revenue), (x) shareholder’s equity or average stockholder’s equity; (xi) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, cash flow per share and cash flow return on investment), (xii) earnings before or after taxes, interest or depreciation; (xiii) earnings before or after taxes, interest, depreciation, and amortization, (xiv) margin (including gross or operating margins), (xv) economic value added (or an equivalent metric); (xvi) share price, share price performance, share price return or relative share price (including, but not limited to, growth measures and total shareholder return), (xvii) market share or change in market share, (xviii) expense or cost reduction goals; (xix) customer retention or satisfaction, (xx) working capital targets or improvement in or attainment of working capital goals, (xxi) debt reduction; (xxii) implementation of completion of projects or processes; (xxiii) quantifiable, objective measures of individual performance relevant to the particular Employee’s job responsibilities, or (xxiv) debt reduction or debt levels; (xxv) capital expenditures; (xxvi) workforce diversity; (xxviii) reduction in billings; (xxix) other objective performance goals as may be determined by the Committee; and (xxx) to the extent that an Award is not intended to comply with Section 162(m) of the code, other measures of performance determined by the Committee or the Board.
2.31“Performance Goals” mean, for a Performance Period, the one or more goals established by the Committee or the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be measured with respect to the Company or any one or more of its Subsidiaries or one or more of its business units, divisions and either in absolute terms or as compared to another company or companies or the performance of one or more relevant indices. Unless specified otherwise by the Committee or the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under accounting principles generally accepted in the United States; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.
2.32“Performance Period” means the period of time selected by the Committee or the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee or the Board.
2.33"Performance Stock Award" means a Stock Award granted to a Participant pursuant to Section 9.
2.34"Period of Restriction" means, for Stock Awards, the period during which the transfer of Shares of a Stock Award is limited in some way (based on the passage of time, the achievement of one or more Performance Criteria and/or Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), and/or the Shares are subject to a substantial risk of forfeiture, as provided in Section 9, and/or Performance Cash Awards, the period during with the transfer of payment with respect to such Performance Cash Award is limited in some way (based on the achievement of one or more Performance Criteria and/or Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Performance Cash Awards are subject to a substantial risk of forfeiture as provided in Section 10.
2.35"Restricted Stock Award" means a Stock Award comprised of Restricted Stock or Restricted Stock Units granted to a Participant pursuant to Section 8.
2.36Restricted Stock Unit Award” means a Restricted Stock Unit Award granted to a Participant pursuant to Section 8.
2.37"Shares" means the shares of Common Stock of the Company.

2.38“Stock Award” means any right to receive Shares granted under the Plan including a Nonqualified Stock Option, an Incentive Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Stock Award, or any Other Stock-Based Award.
2.39"Stock Appreciation Right" or "SAR" means an Award, granted alone or in connection with a related Option, designated as a SAR, pursuant to the terms of Section 7 including, without limitation, a Freestanding SAR, an Affiliated SAR and a Tandem SAR.
2.40"Subsidiary" means any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.
2.41"Tandem SAR" means a Stock Appreciation Right that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, a SAR shall similarly be cancelled).
2.42“Voting Securities” means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board.
SECTION 3
ADMINISTRATION
3.1The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors who must be Non-Employee Directors. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board.
3.2Authority of the Committee or the Board. The Committee or the Board shall have full power, except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein: to determine the size and types of Awards and when and how such Awards will be granted; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to determine the number of shares of Common Stock subject to, or the cash value of, an Award; to determine the terms and conditions of each Award Agreement, which need not be identical for each Participant; to construe and interpret the Plan and any or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Section 16 herein) to amend the terms and conditions of any outstanding Stock Award to the extent such terms and conditions are within the discretion of the Committee and the Board as provided in the Plan; to construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Committee or the Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective; to settle all controversies regarding the Plan and Awards granted under it, subject to any restrictions contained in this Plan; to accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or Shares may be issued); to submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3 promulgated under the Exchange Act; to approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Committee or Board discretion; provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1)

a Participant’s rights will not be deemed to have been impaired by any such amendment if the Committee or the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Stock Awards without the affected Participant’s consent (A) to maintain the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Stock Award solely because it impairs the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements; and generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards. Further, the Committee shall make all other determinations, which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its powers, including to the Management Committee; provided, however, that only the Committee may administer the Plan with respect to Insiders, except that the Committee may delegate its power to issue Options to Insiders so long as such Options are not exercisable for at least six (6) months after the grant of the Option Award.
3.3Decisions Binding. All determinations and decisions made by the Committee or the Board pursuant to the provisions of the Plan and all related orders or resolutions of the Committee or the Board shall be final, conclusive, and binding on all persons, including the Company, its shareholders, Employees, Participants, and their estates and beneficiaries, and shall be given the maximum deference permitted by law.
3.4Limitation of Liability. Each member of the Committee and the Board shall be entitled to rely or act in good faith upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, legal counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any Employee of the Company acting on behalf of the Committee, including, without limitation, the Management Committee or any member thereof, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any such Employee of the Company acting on their behalf, shall, to the extent permitted by law, be fully indemnified and protected by the Company, pursuant to Section 18 hereof, with respect to any such action, determination, or interpretation.
3.5    Exercisability of Stock Awards. Except as otherwise permitted or required under the Plan, any stock-settled Stock Award granted on or after the Effective Date that vests solely on the basis of the passage of time (e.g., not on the basis of achievement of Performance Goals) generally will vest in three equal annual installments over a three (3)-year period following the Date of Grant. This Section 3.5 shall not apply to (i) any Stock Award that becomes vested based on the achievement of Performance Goals, (ii) Stock Awards to Non-Employee Directors, or (iii) Stock Awards involving an aggregate number of Shares of Common Stock not exceeding 10% of the number of Shares available for Stock Awards under the first sentence of Section 4.1 as of the Effective Date.
SECTION 4
SHARES SUBJECT TO THE PLAN
4.1Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan, including shares subject to Stock Awards previously issued and outstanding under the Company’s 1993 Omnibus Equity Incentive Plan and Nonemployee Director Stock Option Plan, may not exceed 10,300,000. These 10,300,000 Shares may be either authorized but unissued or reacquired Shares. The following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan:

a.While a Stock Award is outstanding, it shall be counted against the authorized pool of Shares, regardless of its vested status.
b.The grant of an Option shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Stock Award.
c.The grant of a Tandem SAR shall reduce the number of Shares available for grant by the number of Shares subject to the related Option (i.e., there is no double counting of Options and their related Tandem SARs).
d.The grant of an Affiliated SAR shall reduce the number of Shares available for grant by the number of Shares subject to the SAR, in addition to the number of Shares subject to the related Option.
e.The grant of a Freestanding SAR shall reduce the number of Shares available for grant by the number of Freestanding SARs granted.
f.The Committee shall in each case determine the appropriate number of Shares to deduct from the authorized pool in connection with the grant of Performance Stock Awards.
g.Commencing with the Effective Date of this Plan, each grant of a Restricted Stock Award, a Performance Stock Award, or any other “full-value” Share-based award shall reduce the authorized Share pool by 2.0 Shares.
h.To the extent that a Stock Award is settled in cash rather than in Shares, the Shares reserved for such Award shall not be deducted from the authorized Share pool.
i.To the extent Shares are withheld from any Stock Award by the Company to pay taxes applicable to any Stock Award, such Shares shall be deducted from the authorized Share pool.
j.Shares tendered by a Participant to pay the exercise price of any Option or to satisfy tax-withholding obligations of any Stock Award shall not be added to the authorized Share pool.
4.2Lapsed Awards. If any Stock Award granted under this Plan is cancelled, terminates, expires, or lapses for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR), any Shares subject to such Stock Award again shall be available for the grant of a Stock Award under the Plan. Without limiting the foregoing, to the extent a “full-value” share-based award such as Restricted Stock Award or a Performance Stock Award is forfeited prior to the expiration of the applicable Period of Restriction or Performance Period, the same number of Shares shall be added to the authorized share pool as were deducted when such Stock Award first was granted.
4.3Adjustments in Authorized Shares. Adjustments in Authorized Shares. In the event of any “equity restructuring,” as defined under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (or any successor thereto), including but not limited to a stock dividend, stock split, spin-off, rights offering, recapitalization through a nonrecurring cash dividend, Share combination, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, such adjustment shall be made in the number and/or class of Shares which may be delivered under the Plan (including adjustment to the limits contained in Section 11.2), and in the number and/or class of and/or price of Shares subject to outstanding Stock Awards granted under the Plan, as is necessary to equalize a Stock Award’s value before and after an equity restructuring, and provided that the number of Shares subject to any Stock Award shall always be a whole number. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, or other change in the corporate structure of the Company that does not constitute such an equity restructuring, the Committee may make such adjustment, if any, as it deems appropriate in the number and/or class of and/or price of Shares subject to outstanding Awards granted under the Plan.
SECTION 5
ELIGIBILITY AND PARTICIPATION
5.1Eligibility. Persons eligible to participate in this Plan include all Employees and Non-Employee Directors of the Company and its Subsidiaries, as determined by the Committee.
5.2Actual Participation. Subject to the provisions of the Plan, the Committee, in its sole discretion, shall select from all eligible Employees and Non-Employee Directors, those to whom Awards shall be granted, and the Committee, in its sole discretion, shall determine the nature and amount of each Award, subject to the Committee’s delegation of its powers, including to the Management Committee, as set forth in this Plan.
SECTION 6
STOCK OPTIONS
6.1Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees and Non-Employee Directors on the Date of Grant. The Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant, subject to the Committee’s delegation of powers, including delegation to the Management Committee, as set forth in this Plan. The Committee may grant ISOs, NQSOs, or a combination thereof.
6.2Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions of exercise of the Options, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO, provided that if the Stock Award Agreement does not so specify, the Option shall be a NQSO.
6.3Option Price. The Option Price for each grant of an Option shall be determined by the Committee in its sole discretion, provided that:
6.3.1Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Option Price shall be not less than one-hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.
6.3.2Incentive Stock Options. In the case of an Incentive Stock Option, the Option Price shall be not less than one-hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant; provided, however, that if at the time the Option is granted, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Option Price shall be not less than one-hundred and ten percent (110%) of the Fair Market Value of a Share on the Date of Grant.
6.4Duration of Options. Each Option shall expire at such time as the Committee, in its sole discretion, shall determine; provided, however, that for grants made on or after the Effective Date of this Plan, no Option may be exercised after the expiration of seven (7) years from the date the Option was granted. After the Option is granted, the Committee, in its sole discretion, may extend the maximum term of such Option, provided, however, that on or after the Effective Date of this Plan, no extension shall make the Option exercisable more than seven (7) years after the date the Option was granted.
6.5Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee, in its sole discretion, shall determine or as otherwise set forth in this Plan. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option, subject to any restrictions on acceleration as set forth elsewhere in this Plan.

However, in no event may any Option granted to an Insider be exercisable until six (6) months following the date of its grant, unless the Option was awarded by a committee comprised solely of two or more Non-Employee Directors.
6.6Payment. Options shall be exercised by the Participant's delivery of a notice of exercise to the Secretary of the Company, to the Company’s designated broker, or to another person designated by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (b) by any other means which the Committee, in its sole discretion, determines to provide legal consideration for the Shares, and to be consistent with the Plan's purpose and applicable law. As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall transfer into the Participant's name, by book entry into Participant’s brokerage account or by causing a Share certificate(s) to be issued to Participant, the number of Shares purchased under the Option(s).
6.7Restrictions on Share Transferability. The Committee may impose restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan, as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any national securities exchange or system upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
6.8Certain Additional Provisions for Incentive Stock Options.
6.8.1Exercisability. The aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000, or such other limitation required under Section 422(d) of the Code.
6.8.2Termination of Employment. No Incentive Stock Option may be exercised more than three months after the effective date of the Participant's termination of employment for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement permits later exercise. No Incentive Stock Option may be exercised more than one year after the Participant's termination of employment on account of death or Disability, unless (a) the Participant dies during such one-year period, and (b) the Award Agreement permits later exercise.
6.8.3Employees Only. Incentive Stock Options may be granted only to persons who are Employees at the time of grant. Non-Employee Directors shall not be eligible to receive Incentive Stock Options.
6.9Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, the laws of descent and distribution, or as allowed under Section 13. All Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.
SECTION 7
APPRECIATION RIGHTS
7.1Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to an Employee and/or a Non-Employee Director on the Date of Grant. The Committee may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, and consistent with the provisions of the Plan, the terms and conditions pertaining to such SARs. However, the grant price of any SAR, including Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof, shall be not less than one-hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant of the SAR. In no event shall any SAR granted to an Insider become exercisable within the first six (6) months after the date it was granted, unless the SAR was awarded by a committee comprised solely of two or more Non-Employee Directors.
7.2Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.
7.3Exercise of Affiliated SARs. Affiliated SARs shall be deemed to be exercised upon the exercise of the related Options. The deemed exercise of Affiliated SARs shall not necessitate a reduction in the number of related Options.
7.4Exercise of Freestanding SARs. Freestanding SARs shall be exercisable on such terms and conditions as shall be determined by the Committee, in its sole discretion.
7.5Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion, provided, however, that for grants made on or after the Effective Date of this Plan, no SAR may be exercised after the expiration of seven (7) years from the date the SAR was granted..
7.6SAR Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, the conditions of exercise and such other provisions as the Committee, in its sole discretion, shall determine. After a SAR is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option or extend the term of the SAR, subject to any restrictions on acceleration as set forth elsewhere in this Plan, provided, however, that on or after the Effective Date of this Plan, no extension shall make the SAR exercisable more than seven (7) years after the date the SAR was granted.
7.7Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (a) the difference between the Fair Market Value of a Share on the date of exercise over the grant price; times (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
7.8Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of a SAR under the Plan, as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any national securities exchange or system upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
7.9Nontransferability of SARs. No SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, the laws of descent and distribution, or as permitted under Section 13. Further, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

SECTION 8
RESTRICTED STOCK AWARDS
8.1Grant of Restricted Stock Awards. Subject to the terms and provisions of the Plan, the Committee may grant Restricted Stock Awards to Employees and Non-Employee Directors on the Date of Grant in such amounts as the Committee, in its sole discretion, shall determine.
8.2Restricted Stock Award Agreement. Each Restricted Stock Award granted pursuant to this Plan shall be evidenced by an Award Agreement that shall specify the Period (or Periods) of Restriction, the number of Restricted Stock Shares or Restricted Stock Units granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. However, in no event may any Restricted Stock Award granted to an Insider become vested prior to six (6) months following the Date of Grant, unless the Restricted Stock Award was awarded by a committee comprised solely of two or more Non-Employee Directors.
8.3Transferability. Except as provided in this Section 8, Shares of Restricted Stock Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to the Restricted Stock Award granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.
8.4Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on any Restricted Stock Awards as it may deem advisable including, without limitation, Performance Criteria, Performance Goals (Company-wide, divisional, and/or individual), stop-transfer order, and/or such other restrictions under applicable Federal or state securities laws, rules and regulations thereunder or rules of the national securities exchange or system on which the Shares are listed.
8.5Certificate Legend. The Committee may cause a legend or legends to be placed on any such Restricted Stock Award certificates to make appropriate reference to any restrictions that may be applicable to Shares. In addition, during any Period of Restriction, or during any period during which delivery or receipt of a Stock Award or Shares has been deferred by the Committee or a Participant, the Committee may require the Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to a Stock Award shall remain in the physical custody of the Company or such other person as the Committee may designate.
8.6Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock Award grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse, and/or remove any restrictions. After the Shares are released from restrictions, the Participant shall be entitled to have the applicable legend or legends required by Section 8.5 removed from his or her Share certificate.
8.7Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock (but excluding Restricted Stock Units) granted hereunder may exercise full voting rights with respect to those Shares unless otherwise provided in the Stock Award Agreement.
8.8Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those Shares while they are so held, unless otherwise provided in the Stock Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

8.9Return of Restricted Stock to Company. Subject to the applicable Stock Award Agreement and Section 8.6, upon the earlier of (a) the Participant's termination of employment, or (b) the date set forth in the Stock Award Agreement, the Restricted Stock for which the Period of Restriction has not lapsed shall revert to the Company and, subject to Section 4.2, again shall become available for grant under the Plan.
SECTION 9
PERFORMANCE STOCK AWARDS
9.1Grant of Performance Stock Awards. Subject to the terms of the Plan, Performance Stock Awards may be granted to Employees and Non-Employee Directors on the Date of Grant. The Committee shall have complete discretion in determining the number of Performance Stock Awards granted to each Participant, subject to the Committee’s delegation of its powers, including to the Management Committee, as set forth in this Plan. With respect to Covered Employees, Performance Stock Awards are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and shall be paid solely on account of the attainment of one or more pre-established Performance Criteria and/or Performance Goals within the meaning of Section 162(m) and the regulations thereunder. The payout of any such Award to a Covered Employee may be reduced, but not increased, based on the degree of attainment of other performance criteria or otherwise at the direction of the Committee.
9.2Maximum Individual Performance Stock Awards. No individual may be granted more than the maximum number of Shares set forth in Section 11, which are subject to any combination of Performance Stock Awards in any given calendar year. The maximum payout for any Covered Employee for a Performance Stock Award paid in cash is set forth in Section 11.2.2. The Share amounts in this Section 9.2 are subject to the Share amount set forth in Section 4.1 and the adjustment provisions under Section 4.3. The Committee shall determine the applicable Performance Goals.
9.3Value of Performance Units/Shares. Each Performance Stock Award shall have an initial value equal to one-hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Shares that will be paid out to the Participants upon vesting. Performance Periods of Performance Stock Awards granted to Insiders shall, in all cases, exceed six (6) months in length, unless the Performance Stock Awards were granted by a committee comprised solely of two or more Non-Employee Directors.
9.4Earning of Performance Stock Awards. After the applicable Performance Period has ended, the holder of Performance Stock Awards shall be entitled to receive a payout of the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved.
9.5Form and Timing of Payment of Performance Stock Awards. The settlement of any earned Performance Stock Awards shall be made in a single lump sum, within forty-five (45) calendar days following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Stock Awards in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Stock Awards at the close of the applicable Performance Period) or in a combination thereof. Prior to the beginning of each Performance Period, Participants may, in the discretion of the Committee, elect to defer the receipt of any Performance Stock Award payout upon such terms as the Committee shall determine.
9.6Cancellation of Performance Stock Awards. Subject to the applicable Award Agreement, upon the earlier of (a) the Participant's termination of employment, or (b) the date set forth in the Award Agreement, all remaining Performance Stock Awards shall be forfeited by the Participant to the Company, and subject to Section 4.2, the Shares subject thereto shall again be available for grant under the Plan.

9.7Performance Stock Award Agreement. Each Performance Stock Award granted pursuant to this Plan shall be evidenced by an Award Agreement that shall specify the Performance Criteria, the Performance Goals, the Performance Period and the Period (or Periods) of Restriction, the number of Performance Stock Award Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. However, in no event may any Performance Stock Award granted to an Insider become vested prior to six (6) months following the Date of Grant, unless the Performance Stock Award was awarded by a committee comprised solely of two or more Non-Employee Directors.
9.8Nontransferability. Performance Stock Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.
9.9Restrictions on Share Transferability. The Committee may impose restrictions on any Shares acquired pursuant to any Performance Stock Award granted under this Section 9 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any national securities exchange or system upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
SECTION 10
PERFORMANCE CASH AWARDS
10.1Grant of a Performance Cash Awards. A Performance Cash Award is a cash award (for a dollar value not in excess of that set forth in Section 11.2.2) that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion.
10.2Maximum Individual Performance Cash Awards. No Performance Cash Award may exceed the maximum amount to any Covered Employee set forth in Section 11.2.2 in any given calendar year.
10.3Form and Timing of Payment of Performance Cash Awards. The Committee or the Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Committee or the Board may specify, to be paid in whole or in part in cash or other property. Any earned Performance Cash Award shall be made in a single lump sum, within forty-five (45) calendar days following the close of the applicable Performance Period.
10.4Performance Cash Award Agreement. Each Performance Cash Award granted pursuant to this Plan shall be evidenced by an Award Agreement that shall specify the Performance Criteria, the Performance Goals, the Performance Period and the Period (or Periods) of Restriction, and such other terms and conditions as the Committee, in its sole discretion, shall determine.
10.5Committee and Board Discretion. The Committee and the Board each retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.
10.6Cancellation of Performance Cash Awards. All Performance Cash Awards for which a Performance Goal has not been met shall not be deemed earned by a Participant. Additionally, if the Performance Goal is met for the applicable Performance Period, but the Participant’s employment is terminated, whether such termination is voluntary or involuntary, prior to the date such Performance Cash Award is distributed to all Participants, unless otherwise determined by the Committee or the Board, such terminated Participant’s Performance Cash Award shall be forfeited by the Participant immediately upon such termination.
SECTION 11
APPLICATION OF CODE SECTION 162(m)
11.1 Section 162(m) Compliance. Unless otherwise permitted in compliance with Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (A) the date ninety (90) days after the commencement of the applicable Performance Period, and (B) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where the Performance Goals relate solely to the increase in the value of the Common Stock).
11.2    Section 162(m) Limitations. At such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, and subject to the provisions of Sections 4.1 and 4.3, the following limitations will apply:
11.2.1A maximum of one million five hundred thousand (1,500,000) Shares of Common Stock subject to Options or SARs may be granted to any Participant during any fiscal year. Notwithstanding the foregoing, if any additional Options or SARs are granted to any Participant during any fiscal year, compensation attributable to the exercise of such additional Stock Awards will not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Award is approved by the Company’s stockholders. A maximum of one million five hundred thousand (1,500,000) Shares of Common Stock subject to Performance Stock Awards (other than Options or SARs) may be granted to any one Participant during any one fiscal year (whether the grant, vesting or exercise is contingent upon the attainment during the Performance Period of the Performance Goals).
11.2.2 The maximum payout with respect to a Performance Cash Award to any one Participant during any one fiscal year is two million ($2,000,000) dollars.
SECTION 12
OTHER STOCK-BASED AWARDS
12.1    Other Stock-Based Awards. The Committee is authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation, Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights and Awards valued by reference to book value of Shares or the performance of specified Subsidiaries.
12.2    Terms and Conditions. The Committee shall determine the terms and conditions of such Other Stock-Based Awards, which may include Performance Criteria and Performance Goals. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 12 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, or other property, as the Committee shall determine.
12.3    Restrictions on Share Transferability. The Committee may impose restrictions on any Shares acquired pursuant to any Other Stock-Based Award granted under this Section 12 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any national securities exchange or system upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
SECTION 13
BENEFICIARY DESIGNATION
As provided in this Section 13, each Participant under the Plan may name a beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant's death before he or she receives any or all of such benefit and/or who may exercise any vested Stock Award under the Plan following the Participant's death. Each such designation shall revoke all prior designations by the same Participant and must be in a form and manner acceptable to the Committee. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate and, subject to the terms of the Plan, any unexercised vested Stock Award may be exercised by the administrator or executor of the Participant's estate.
SECTION 14
DEFERRALS
The Committee, in its sole discretion, may permit a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Stock Awards. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee from time to time.
SECTION 15
RIGHTS OF PARTICIPANTS
Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or any Non-Employee Director’s service with the Company, or any Subsidiary thereof, at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment.
SECTION 16
AMENDMENT, SUSPENSION, OR TERMINATION AND REPRICING
The Board or the Committee, in its sole discretion, may alter, amend or terminate the Plan, or any part thereof, at any time and for any reason, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law; provided, however, that without further stockholder approval, no such alteration or amendment shall (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the number of securities which may be issued under the Plan, or (c) materially modify the requirements as to eligibility for participation in the Plan; provided, further, that stockholder approval is not required if such approval is not required in order to assure the Plan's continued qualification under Rule 16b-3 promulgated under the 1934 Act; to submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3 promulgated under the Exchange Act to approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Committee or Board discretion; provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Committee or the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements; and generally, to exercise such powers and to perform such acts as the Committee or the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards. Notwithstanding anything in the Plan to the contrary, neither the Board nor the Committee shall amend the Plan, or any part thereof, to permit a transaction that would have the effect of repricing an Option or Stock Appreciation Right without obtaining shareholder approval of such amendment. For this purpose “repricing” means (i) any transaction that would have the effect of repricing an Option or Stock Appreciation Right under applicable financial accounting standards, or (ii) with respect to an Option with an exercise price equal to or greater than the Fair Market Value of the underlying stock, either the Company’s cancellation of such Option in exchange for another Award or the Company’s purchase of such Option for cash. Neither the amendment, suspension, nor termination of the Plan shall, without the consent of the Participant, alter or impair any material rights or obligations under any Award theretofore granted. No Award may be granted during any period of suspension, or after termination, of the Plan.
SECTION 17
WITHHOLDING
17.1    Tax Withholding. Prior to the delivery of any Shares or cash pursuant to the Plan, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any Awards.
17.2    Shares Withholding. The Committee may, in its absolute discretion, permit a Participant to satisfy such tax withholding obligation, in whole or in part, by electing to have the Company withhold Shares having a value equal to the amount required to be withheld or by delivering to the Company already-owned shares to satisfy the withholding requirement. The amount of the withholding requirement shall be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum Federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). The value of the Shares to be withheld or delivered will be based on their Fair Market Value on the Tax Date. Such elections will be subject to the following restrictions: (1) the election must be made on or before the Tax Date; (2) the election will be irrevocable; and (3) the election will be subject to the disapproval of the Committee,
17.3    Shares Withholding Election for Insiders. Notwithstanding anything to the contrary contained in Section 17.2 above or other Sections of this Plan, an Insider rather than the Committee or the Company, shall have the sole right to determine and direct the Company to withhold Shares to satisfy any applicable taxes and fees attributable to the settlement of any Stock Award in Shares, provided that: (1) the Insider makes such election prior to Tax Date;(2) the Insider makes the election during an open trading window set by the Company; and (3) the election will be irrevocable once made, unless any modification of such election is made during an open trading window.
17.4    No Tax Gross-Ups. In no event will the Company pay, reimburse or provide any “gross-up” payment to, the Participant for taxes on the income recognized as a result of the grant, vesting, exercise or sale of any Award.
SECTION 18
INDEMNIFICATION
Each person who is or shall have been a member of the Committee, or of the Board, or who had been delegated a duty by them under the Plan including, without limitation, the Management Committee, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, notion, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act, which such person took or failed to take, in good faith, in carrying out his or her duties under the Plan or any Award Agreement, and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
SECTION 19
SUCCESSORS
All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
SECTION 20
CHANGE IN CONTROL RESTRICTIONS
Notwithstanding anything to the contrary contained in this Plan, in no event may the Committee accelerate the vesting and exercisability of any Award in the event of a Change in Control unless such vesting and exercisability is conditioned on the consummation of such Change in Control and either (i) the Participant’s employment with the Company is terminated, or (ii) the Committee or the Board determines that (A) such outstanding Awards will not be assumed, converted and/or substituted, or (B) it is in the best interests of the Company to vest such outstanding Awards.
SECTION 21
ELECTRONIC DELIVERY
Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

SECTION 22
DEFERRALS AND COMPLIANCE WITH SECTION 409A OF THE CODE
22.1To the extent permitted by applicable law, the Committee or the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Committee Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
22.2To the extent that the Committee or the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.
SECTION 23
CLAWBACK/RECOVERY
Any Performance Stock Awards and Performance Cash Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company currently has in effect, or is required to adopt or modify, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law (“Clawback Policy”). In addition, the Committee or the Board may impose such clawback, recovery or recoupment provisions in an Award Agreement as the Committee or the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property as set forth in the Award Agreement, subject to the Clawback Policy. No recovery of compensation under such a Clawback Policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement or otherwise with the Company.

SECTION 24
LEGAL CONSTRUCTION
24.1     Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
24,2     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

24.3     Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges or systems as may be required.
24.4     Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act or its successors under the Exchange Act. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.
24.5     Governing Law. The Plan and all Award Agreements hereunder, shall be construed in accordance with and governed by the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable Federal law.
24.6     Captions. Captions are provided herein for convenience only, and are not to serve as a basis for interpretation or construction of the Plan.